The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

Securities code: 7268

January 15, 2025

(Date of Commencement of Measures for Electronic Provision: January 8, 2025)

To shareholders:

Toshiyuki Fusejima Representative Director, President Tatsumi Corporation 443 Minamiomachi, Ashikaga City, Tochigi, Japan

CONVOCATION NOTICE
FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We would like to express our appreciation for your continued support and patronage.

We would like to notify you that an extraordinary general meeting of shareholders of Tatsumi Corporation (the “Company”) will be held as described below.

In convening this general meeting of shareholders, the Company has taken measures for electronic provision of information and posted matters to be provided electronically on the following website.

The Company’s website:	https://www.tatsumi-ta.co.jp/ir/newsrelease.html

In addition to the above, the information is also posted on the following website on the Internet.

Tokyo Stock Exchange, Inc. website: https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Please access the website above, input the Company’s name and code, click “Search”, and select Basic information and then Documents for public inspection/PR information to review the information.

If you do not attend the meeting, you can exercise your voting rights via the Internet or in writing. Please review the Reference Documents for the General Meeting of Shareholders included in the matters to be provided electronically and exercise your voting rights by 5 p.m. (JST) on Wednesday, January 29, 2025.

1.        Date and Time: 10 a.m. on Thursday, January 30, 2025

2.        Place:      3rd Floor Meeting Room, Head Office Factory, Tatsumi Corporation

443 Minamiomachi, Ashikaga City, Tochigi

1

3.       Meeting Agenda:

Matters to be resolved:
Proposal No. 1:	Approval of the Execution of Share Exchange Agreement
Proposal No. 2:	Partial Amendments to the Articles of Incorporation

o	Reception is scheduled to open at 9 a.m.
o	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.
o	Please note that if there is no indication of your vote in favor or against on the Voting Rights Exercise Form, it will be assumed that you have expressed your vote in favor of the proposal in question.
o	Please note that no souvenirs will be distributed to attending shareholders. We appreciate your understanding.
o	Paper copies of the reference documents for this general meeting of shareholders will be sent to all shareholders regardless of whether or not they have been requested.
o	Should the matters to be provided electronically require any revisions, the revised version will be posted on the websites publishing these matters.

2

Guidance on Exercise of Voting Rights

If you can attend the meeting

When attending the meeting, the shareholder himself or herself (the same shall apply for a proxy, who shall also be a shareholder of the Company who holds voting rights) must submit the enclosed Voting Rights Exercise Form at the reception desk.

In the case of attendance by a proxy, please present a document evidencing authority of the proxy along with the Voting Rights Exercise Form (pursuant to the provisions of the Articles of Incorporation of the Company, a proxy must be a shareholder of the Company who holds voting rights).

Please be advised that the admission procedure may take time if you forget to bring the Voting Rights Exercise Form with you.

Date of the General Meeting of Shareholders:	Thursday, January 30, 2025 at 10 a.m. (JST)

If you are unable to attend the meeting

o	By postal mail

Please indicate your vote in favor or against each of the proposals on the enclosed Voting Rights Exercise Form and return it by the following deadline.

Deadline for exercise:	5 p.m. on Wednesday, January 29, 2025

o	Via the Internet

Please access the voting rights exercise website designated by the Company (https://evote.tr.mufg.jp/) (available only in Japanese) and exercise your voting rights by the following deadline.

Deadline for exercise:	5 p.m. on Wednesday, January 29, 2025

Please see the following page for the method of exercising voting rights via the Internet.

3

Method of Exercise of Voting Rights Via the Internet

Deadline for exercise:	5 p.m. on Wednesday, January 29, 2025

o	How to access via personal computer

1.       Access the voting rights exercise website (https://evote.tr.mufg.jp/) (available only in Japanese)

(1)	Click “Next.”
Note: If you use a smartphone with a QR code scanning function, you can also access the website by scanning this QR code.

2.       Login

(2)	Enter your Login ID and Temporary Password, which are printed in the bottom right corner of the Voting Rights Exercise Form. (The Company notifies shareholders of a new Login ID and a new Temporary Password each time it convenes a General Meeting of Shareholders.)
(3)	Click “Login.”

3.       Please follow the instructions on the screen.

●	Voting rights exercise website
(1)	Exercise of voting rights via the Internet is possible only by accessing the voting rights exercise website designated by the Company (https://evote.tr.mufg.jp/) (available only in Japanese) from a personal computer or a smartphone. (However, service is suspended from 2:30 a.m. to 4:30 a.m. every day.)
(2)	Depending on the Internet environment used by your personal computer or smartphone, your Internet provider’s services, the type of communication device used, etc., there are cases where the voting rights exercise website will not be available. For more information, please contact the Help Desk below.

●	Costs incurred for accessing the voting rights exercise website:

Internet connection fees, telecommunication charges, and other fees incurred by accessing the voting rights exercise website through a personal computer or a smartphone shall be borne by the shareholder.

●	Treatment of voting rights exercised multiple times:
(1)	If you have exercised your voting rights both by postal mail and via the Internet, the exercise of voting rights via the Internet shall be deemed effective.
(2)	If you have exercised your voting rights multiple times via the Internet, the content of the final exercise shall be deemed effective.

System-related inquiries:

Securities Agency Division (Help Desk), Mitsubishi UFJ Trust and Banking Corporation

Toll-free service phone number in Japan: 0120-173-027

Operating hours: 9 a.m. to 9 p.m.

o	How to access via smartphone

You can log in to the website to exercise voting rights without entering your Login ID and temporary password by scanning the “Login QR code.”

4

1.       Scan QR code

Scan the QR code displayed on the right side of the enclosed Voting Rights Exercise Form duplicate slip with your smartphone.

2.       Select voting rights exercise method

Select a voting rights exercise method when the screen appears for selecting how to vote in favor or against the proposals.

3.       Vote in favor, or against, for each of the proposals

Please follow the instructions on the screen and enter your vote for each of the proposals.

Follow the instructions on the screen to complete your exercise of voting rights.

Depending on your smartphone model, it might not be possible to log in using the QR code. If you are unable to log in using the QR code, please exercise your voting rights using a personal computer as described above.

5

Reference Documents for the General Meeting of Shareholders

Proposals and Reference Items

Proposal No.1:     Approval of the Execution of Share Exchange Agreement

The Company and MITSUBA Corporation (“MITSUBA”; the Company and MITSUBA are collectively referred to as the “Companies”) have adopted resolutions at their respective Board of Directors meetings held on November 13, 2024 to conduct a share exchange through which the following will occur (the “Share Exchange”) and have executed a share exchange agreement (the “Share Exchange Agreement”) dated November 13, 2024: (a) MITSUBA will become a wholly owning parent company resulting from a share exchange; and (b) the Company will become a wholly owned subsidiary resulting from a share exchange.

Accordingly, the purpose of this general meeting of shareholders is to obtain approval for the Share Exchange Agreement.

It is planned that the Share Exchange will be implemented, in the case of MITSUBA, by way of a simplified share exchange as prescribed in the main text of Article 796, Paragraph (2) of the Companies Act without obtaining the approval of the general meeting of shareholders, and in the case of the Company, with the Share Exchange Agreement being approved by a resolution of this general meeting of shareholders. The effective date of the Share Exchange is scheduled to be April 1, 2025.

Prior to the effective date of the Share Exchange, shares of common stock of the Company (“Company Shares”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (“TSE”) on March 28, 2025 (with a final trading date of March 27, 2025).

The reasons for conducting the Share Exchange, an overview of the contents of the Share Exchange Agreement, and other matters regarding this proposal are as follows.

1.	Reasons for Conducting the Share Exchange

As of March 31, 2024, the MITSUBA Group (meaning the company group composed of MITSUBA, 43 subsidiaries, and four affiliated companies; the same applies hereinafter) engages in transportation equipment-related business, information service business, and other businesses, including agency business and electrical construction business for the MITSUBA Group itself and the public.

The Company, incorporated as Tatsumi Manufacturing Co., Ltd. in May 1951 with the succession of the one-person company Tatsumi Manufacturing, engages in the business of manufacture and distribution of parts for electrical components for bicycles and automobiles as well as other businesses. The Company became a subsidiary of MITSUBA in November 1973 after Mitsuba Electric Manufacturing Co., Ltd. (now MITSUBA) took a stake in the Company, and the Company changed its trade name to Tatsumi Corporation in June 1993. The Company’s Group (meaning the company group composed of the Company and two consolidated subsidiaries; the same applies hereinafter) mainly engages in manufacture and distribution of parts for electrical components and brakes for automobiles.

As of November 13, 2024, MITSUBA holds 3,186,000 Company Shares (53.14% of the number of shares resulting (5,995,173 shares) when the number of treasury shares held by the Company (4,827 shares) is deducted from the total number of issued shares of the Company as of March 31, 2024 (6,000,000 shares), calculated to the third decimal place and rounded off to the second decimal place; the same applies hereinafter for the calculation of the shareholding percentage).

6

The MITSUBA Group’s basic principle is to unify the direction of the group companies’ actions through sharing corporate principles and having them permeate throughout the organization. Through management and the improvement of the quality of the MITSUBA Group’s products and services, the MITSUBA Group aims to become a preferred corporate group and to enhance its corporate value via aggressive business development. The MITSUBA Group formulated a new midterm management plan in FY2023 that sees an opportunity in increased needs for electrification, which is a field where the MITSUBA Group’s core technologies can be utilized, even in the face of a harsh business climate caused by the spike in raw material costs and wage increases, as well as changes in products to deal with the electrification of the automobile industry, and in this midterm management plan, MITSUBA Group has set out three management policies to serve as its pillars with the slogan of “Becoming a sustainable growing company that meets the expectations of a mobility society”; those three policies are (1) “Responding to mobility evolution,” (2) “Strengthening the operating foundation,” and (3) “Soundness of financial structure.” In light of the fact that, in the first quarter of FY2024, the MITSUBA Group has made progress towards “Soundness of financial structure” through the repurchase and cancellation of class shares issued in 2020, the raising of funds through the issuance of new class shares for investment in growth, and other measures, the MITSUBA Group is currently promoting “Responding to mobility evolution” and “Strengthening the operating foundation.”

As a member of the MITSUBA Group, the Company’s Group has the basic philosophy “Together with the people who love and support Tatsumi, we provide satisfaction and trust to our customers through the creation of technology that is in harmony with society and the environment” and has set out the following management philosophy: (1) “We aim to be a company of choice and provide valuable products”; (2) “We will hone our unique technologies and take on the challenge of market development”; and (3) “We will be a company that utilizes its people and is utilized by its people”. Based on this management philosophy, the Company’s Group has formulated the long-term vision “Tatsumi Vision 2030” as an “aspirational image” for the Company’s Group in 2030, has set out the overarching vision of “aiming to be a corporate group that brings smiles to the people with whom it engages by contributing to the realization of a sustainable society through manufacturing that is in harmony with a new society,” and pursues the goal of growing further as a company while fulfilling its responsibilities to its stakeholders, including customers, suppliers, shareholders, employees, and local communities. Amidst this, companies in the automotive industry, which constitute the main customers of the Company’s Group, are currently undergoing a once-in-a-century period of change, and the business environment surrounding the Company is also expected to change significantly due to the progress of CASE (Connected, Autonomous, Shared/Service, Electric) and the growing need for weight reduction due to fuel efficiency regulations, so in order to respond to these changes and achieve further growth, the Company’s Group has set out the following as its management philosophy within its medium-term management plan, which covers the period from FY2023 to FY2027: (1) “Responding to the shift towards electrification”; (2) “Strengthening the operating foundation”; and (3) “Soundness of financial structure.”

Although new concepts that generate business opportunities have been increasing in the automotive industry to which the Company belongs, due to the evolution of mobility around the globe and the expansion and increased complexity of demand for motors, the speed of mobility evolution and the products required are changing significantly due to changes in the surrounding environment for each domain, and in the current period of transformation in the automotive industry, the business environment is altering considerably as a consequence of the progress of CASE (Connected, Autonomous, Shared/Service, Electric) and the growing need for weight reduction due to fuel efficiency regulations. While the Company’s business performance, amidst these changes in the business environment, reentered the black for the first time in five years in the previous consolidated fiscal year, it managed to post only an operating profit of 136 million yen (profit margin of 1.8%), and its performance remains stagnant at a profit level that is far below the 698 million yen in operating profit (profit margin of 9.8%) posted on a non-consolidated basis in the fiscal year ended March 2015.

7

Since the Company became a subsidiary of MITSUBA in November 1973, the Companies have been working together on a variety of initiatives to enhance their corporate value, and the Companies believe that the basic policies of their respective current medium-term management plans are also aligned in approach. However, as long as the Companies are operating as independent listed companies, careful consideration will be needed to ensure that the interests of each of the Companies are taken into account when implementing various initiatives together. The Companies believe that MITSUBA’s conversion of the Company into a wholly owned subsidiary will create an environment that will enable the Companies to promote initiatives under a flexible and agile decision-making system and will also enable the MITSUBA Group as a whole to further optimize its management, thereby contributing to the enhancement of the corporate value of the entire MITSUBA Group, including the Company’s Group. Specifically, for the Company to achieve further growth, it is essential to increase the volume of orders by cultivating new fields and new business partners, to review and withdraw from unprofitable products and businesses, and to develop new technologies, and in order to promote such major changes in the business structure, it will be necessary to make further cost reductions and to make new investments to secure the profitability of existing businesses and create new businesses by strengthening strategies for sales, technology and manufacturing; however, it is also necessary to carefully consider whether such initiatives will contribute in a beneficial manner to the interests of the Company’s minority shareholders, and under the current organizational structure, the Companies recognize that there are structural limitations to achieving the flexible and agile decision-making necessary to promote the abovementioned reforms.

Further, in April 2022, in line with the reorganization of the market segments of the TSE, Company Shares were transferred to the TSE Standard Market; however, at present, the Company does not meet the continued listing criteria for the TSE Standard Market in terms of the tradable share market capitalization, and if it were the case that the Company continues being unable to meet the continued listing criteria, then it is possible that the Company would enter an “Improvement Period” from April 2025 and be delisted as early as October 1, 2026. The Companies believe that investment of the Company’s management resources with the aim of maintaining its listing would actually hinder the expansion of the Company’s corporate value in the future.

Based on an awareness of the issues as indicated above, MITSUBA began examining the potential of making the Company a wholly owned subsidiary from around May 2024. Specifically, after examining, among other perspectives, the compatibility with MITSUBA’s business strategy, the synergies that can be achieved by the Companies, the impact on the interests of the Company’s minority shareholders, the impact on MITSUBA’s financial situation, and the impact on the interests of MITSUBA’s shareholders, MITSUBA concluded that its optimal course was to aim for improvement in the corporate value of the entire MITSUBA Group, including the Company’s Group, by making the Company a wholly owned subsidiary through a share exchange and achieving more integrated group management by the effective use of management resources through the further strengthening of collaboration, optimal allocation of management resources through the elimination of overlapping functions, and other means, and on July 31, 2024, MITSUBA proposed the Share Exchange to the Company (the “Proposal”).

8

The Company, in response to the Proposal from its parent company and controlling shareholder MITSUBA, decided to begin detailed consideration of the Share Exchange. Upon commencing that detailed consideration of the Share Exchange, and prior to deliberation by the Company’s Board of Directors of the pros and cons of the Share Exchange and adoption of any resolution in that regard, on August 6, 2024 the Company established a framework for conducting that detailed consideration, including the creation of a special committee composed of independent members who have no interest in the controlling shareholder MITSUBA (the “Special Committee”; for details, please see “3.(3) Matters Needed to Ensure that the Interests of the Company’s Shareholders Are Not Harmed (Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest)” below) and the appointment of outside experts, for the purposes of ensuring careful decision-making by the Company in relation to the Share Exchange, eliminating arbitrariness in the process of decision-making by the Company’s Board of Directors, and ensuring the fairness, transparency, and objectivity of the Share Exchange, as well as to obtain opinions on whether or not it would be disadvantageous for the Company’s minority shareholders if, upon examination of the pros and cons of the Share Exchange, the appropriateness of the transaction terms, the fairness of the procedures, etc., a decision were made by the Company’s Board of Directors to conduct the Share Exchange.

The Companies believe that, through the Share Exchange, they will be able to enjoy the benefit of making it possible to flexibly implement measures for the overall optimization of the MITSUBA Group, which would have been difficult to achieve from a corporate governance perspective in the past, because the Share Exchange will completely eliminate the conflict of interest that structurally arises between MITSUBA and the minority shareholders of the Company due to the dissolution of the parent-subsidiary listing relationship.

The following are envisaged as specific measures and synergies realized based on those measures after the Share Exchange.

(i)	Realization of cost synergies through strengthening of purchasing and procurement capabilities

Since, among other factors, the types of materials purchased by each of the Companies differ, and some clients have designated many parts, procurement of raw materials in bulk has not been conducted in the past; however, the Companies believe that, after the Share Exchange, they will be able to achieve scale benefits through MITSUBA procuring in bulk all the raw materials that the Company purchases and achieve a reduction in purchasing costs through price negotiations with common suppliers based on increased transaction amounts. Further, since in some cases the mode of conducting transactions with some clients that are common to both MITSUBA and the Company differ between MITSUBA and the Company (direct trading versus trading via trading companies), the Companies intend to examine optimal procurement methods upon comparing and deliberating the merits of each mode of transaction (price reductions through scale benefits with respect to direct trading, and the optimization of inventory management and cost reductions for the entire MITSUBA Group through trading via trading companies).

(ii)	Strengthening development capabilities and improving development efficiency by utilizing the Companies’ combined technological capabilities

9

The Companies believe that by understanding and sharing the technological capabilities of the Companies through personnel secondments, technological exchange meetings, and the like between the Companies, utilization at the Company of evaluation and analysis equipment owned by MITSUBA will enable the reduction of workloads and lead times in product development. Additionally, at MITSUBA, possession of the processing technology of the Company, with which MITSUBA has been unable to create a collaborative framework in the past in consideration of the Company’s independence as a listed company, will enable the in-house production of large-scale forged products that are currently outsourced, and delegation of die parts production and maintenance to the Company will enable the suppression of external outflow costs.

(iii)	Consolidation and streamlining of the supply chain

The Companies believe that consolidation of workplaces conducting the same types of processing within factories that are currently scattered across various locations will increase the operating rate of general-purpose equipment and improve investment efficiency, leading to an improvement in productivity across the entire MITSUBA Group, and that adapting the organization and structure within the factories that the Company has established on its own to the organization and structure employed by the MITSUBA Group will enable improvements in the efficiency of the factories’ indirect functions.

(iv)	Expansion of sales through mutual channels, etc.

The Companies believe that it will be possible to expand sales of value-added products by utilizing the Company’s brake parts sales channels and MITSUBA’s sales channels for various motors to add the Company’s brake parts and transmission parts and Mitsuba’s various motors to each of the Companies’ respective product lineups and by combining technology used to combine metal parts manufactured by the Company with plastic parts manufactured by MITSUBA.

(v)	Reduction of costs associated with maintaining market listing

In recent years, the trend toward eliminating structural conflicts of interest in relation to the governance of listed subsidiaries has accelerated, evidenced by the revision of the Corporate Governance Code, and as the burden of responding to the development of systems required for listed companies and the costs of doing so increase, the Companies believe that they will be able to reduce the work and cost burden associated with maintaining a market listing and make more effective use of management resources.

Further, the Companies believe that after the Share Exchange, the minority shareholders of the Company will, as shareholders of MITSUBA, be able to enjoy the economic benefits of increased corporate value resulting from the synergy between the Company’s Group and the MITSUBA Group. In addition, the Companies believe that, in circumstances where the burden of responding to the development of systems required for listed companies and the costs of doing so are increasing, the Share Exchange will also lead to a reduction in the operational burden and costs associated with maintaining a listing for the Company.

10

Nevertheless, the Company will be delisted as a result of the Share Exchange, and it will lose the benefits of being listed, such as the diversification of funding methods through equity financing, the improvement of creditworthiness through increased name recognition, the positive impact on recruitment activities, and the improvement of financial reliability through accounting audits. However, taking into account that, among other factors, the disadvantages of losing equity finance as a means of fundraising are considered limited as the Company has not carried out any fundraising through equity finance since October 1996, and the name recognition of the Company’s Group is already ample due to its long history and business achievements, even if the Company were to become a non-listed company, it will be able to enjoy even greater name recognition than it does now as a wholly owned subsidiary of MITSUBA by further strengthening cooperation within the MITSUBA Group, so it is believed that any negative impact on new staff recruitment and the like will be minor and that the financial reliability of the company can be maintained because it will still be subject to MITSUBA’s consolidated accounting audit even after becoming a wholly owned subsidiary of MITSUBA, so the Companies believe that the disadvantages associated with delisting are extremely limited, and that the benefits associated with implementing the Share Exchange are far greater.

As a result of comprehensive examination of these points by the Companies, the Companies reached the conclusion that making the Company a wholly owned subsidiary of MITSUBA would contribute to the improvement of the corporate value of the Companies. Therefore, after considering and discussing various terms and conditions, including the allotment ratio, for the Share Exchange, the Companies have reached an agreement, and on November 13, 2024, at their respective Board of Directors meetings, each of the Companies resolved to implement the Share Exchange with the purpose of making the Company a wholly owned subsidiary of MITSUBA and executed the Share Exchange Agreement.

2.       Overview of the Contents of the Share Exchange Agreement

The contents of the Share Exchange Agreement executed by the Company and MITSUBA on November 13, 2024 are as follows.

Share Exchange Agreement (Copy)

MITSUBA Corporation (“MITSUBA”) and Tatsumi Corporation (“Tatsumi”) enter into this share exchange agreement as follows (this “Agreement”) on November 13, 2024 (the “Execution Date”).

Article 1     Method of Share Exchange

MITSUBA and Tatsumi shall, in accordance with this Agreement, conduct a share exchange through which the following will occur (the “Share Exchange”), and MITSUBA shall acquire all of the issued shares in Tatsumi (excluding shares in Tatsumi held by MITSUBA) through the Share Exchange: (a) MITSUBA will become a wholly owning parent company resulting from a share exchange; and (b) Tatsumi will become a wholly owned subsidiary resulting from a share exchange.

Article 2     Trade Names and Addresses

The respective trade names and addresses of MITSUBA and Tatsumi are as follows.

(1)     MITSUBA: Wholly owning parent company resulting from a share exchange

Trade name: MITSUBA Corporation

Address: 1-2681 Hirosawa-cho, Kiryu City, Gunma

(2)     Tatsumi: Wholly owned subsidiary resulting from a share exchange

Trade name: Tatsumi Corporation

Address: 443 Minami Omachi, Ashikaga City, Tochigi

11

Article 3     Monies, etc. to be Delivered in the Share Exchange, and Matters Regarding Allotment

1.       Upon the Share Exchange, MITSUBA shall deliver to each shareholder of Tatsumi as of the time immediately prior to the time the Share Exchange becomes effective (the “Record Time”); such shareholders, excluding MITSUBA, are hereinafter referred to as “Allottee Shareholders”) the number of shares of MITSUBA’s common stock calculated by multiplying the total number of shares in Tatsumi held by that Allottee Shareholder by 0.41.

2.       Upon the Share Exchange, MITSUBA shall allot to each Allottee Shareholder 0.41 shares of MITSUBA’s common stock per one share of Tatsumi’s common stock held by that Allottee Shareholder.

3.       If there are any fractional shares less than a single share in the number of shares of MITSUBA’s common stock to be delivered to any Allottee Shareholder by MITSUBA in accordance with the preceding two paragraphs, MITSUBA shall conduct treatment of those fractional shares in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and regulations.

Article 4     Matters Regarding Stated Capital and Reserves of MITSUBA

The respective amounts by which the stated capital and reserves of MITSUBA will increase as a result of the Share Exchange must be determined by MITSUBA in an appropriate manner pursuant to the provisions of Article 39 of the Regulations for Corporate Accounting.

Article 5     Effective Date

The Share Exchange will become effective on April 1, 2025 (the “Effective Date”). However, MITSUBA and Tatsumi may change the Effective Date upon consultation and agreement with each other if required due to any necessity derived from the progress of procedures for the Share Exchange or for any other similar reasons.

Article 6     Resolution of a General Meeting of Shareholders

1.       Pursuant to the provisions of Article 796, Paragraph (2) of the Companies Act, MITSUBA will not obtain approval for this Agreement through a resolution of a general meeting of shareholders as prescribed in Article 795, Paragraph (1) of the Companies Act. However, if approval for this Agreement through a resolution of a general meeting of shareholders becomes necessary pursuant to the provisions of Article 796, Paragraph (3) of the Companies Act, then MITSUBA shall, by the day immediately preceding the Effective Date, request a resolution of a general meeting of shareholders regarding approval of this Agreement and other matters necessary for the Share Exchange.

2.       Tatsumi shall, by the day immediately preceding the Effective Date, hold a general meeting of shareholders as prescribed in Article 783, Paragraph 1 of the Companies Act and seek a resolution of a general meeting of shareholders regarding approval of this Agreement and other matters necessary for the Share Exchange (together with the resolution in the case where MITSUBA implements a resolution of a general meeting of shareholders in accordance with the preceding paragraph, hereinafter referred to as a “Resolution of Share Exchange Approval at General Meeting”).

Article 7     Due Care Obligation

During the period from the Execution Date to the Effective Date, each of MITSUBA and Tatsumi shall perform, and shall cause its subsidiaries (however, for MITSUBA, this excludes Tatsumi and its subsidiaries; the same applies in this Article) to perform, execution of their respective businesses and management of their respective properties with the due care of a good manager, and if either party intends to take, or intends to cause its subsidiary to take, any action that may have a material impact on that party’s assets, rights or obligations, or the execution of the Share Exchange or the terms and conditions of the Share Exchange, that party must consult with the other party in advance and obtain the other party’s agreement in writing.

12

Article 8     Limitation on Dividends of Surplus

1.       Notwithstanding the provisions of the preceding Article, MITSUBA may pay dividends of surplus up to 10 yen per share in MITSUBA with March 31, 2025 as the record date.

2.       Neither MITSUBA nor Tatsumi may do either of the following, except in the case prescribed in the preceding paragraph or unless the written consent of the other party is obtained: (i) adopt a resolution for payment of dividends of surplus with a day that falls between the Execution Date and the Effective Date as the record date; or (ii) adopt a resolution for acquisition of its own shares (excluding acquisition of its own shares in case where acquisition of such shares is required in accordance with the exercise of shareholder rights pursuant to applicable laws and regulation) with a day before the Effective Date as the acquisition date.

Article 9     Cancellation of Treasury Shares of Tatsumi

Tatsumi shall, immediately prior to the Record Time and by a resolution at a meeting of its Board of Directors held on or before the day immediately preceding the Effective Date, cancel all of the treasury shares that it holds as of the time immediately prior to the Record Time (including own shares acquired by Tatsumi through a share purchase in response to a share purchase demand made by dissenting shareholders as prescribed in Article 785, Paragraph (1) of the Companies Act, which will be exercised at the time of the Share Exchange).

Article 10     Amendment to Terms and Conditions; Cancellation

During the period from the Execution Date to the Effective Date, if an event that might have a material adverse effect on the business, management, results of operations, property, or the like of MITSUBA or Tatsumi or an event that might cause a material obstacle to the Share Exchange occurs or is discovered or if it otherwise becomes difficult to achieve the purpose of the Share Exchange, MISTUBA and Tatsumi may, upon agreement through consultation, amend the terms and conditions of the Share Exchange or otherwise amend the contents of this Agreement or cancel this Agreement.

Article 11     Effectiveness of the Share Exchange and this Agreement

This Agreement will cease to be effective if, by the day immediately preceding the Effective Date, (i) approval is not obtained through a Resolution of Share Exchange Approval at General Meeting by MITSUBA or Tatsumi in relation to this Agreement, (ii) permission, approval, or the like from the relevant government agencies or any notification procedure to the relevant government agencies that is necessary under laws and regulations has not been completed before the Effective Date in relation to the Share Exchange, or (iii) this Agreement is canceled in accordance with the preceding Article.

Article 12     No Assignment of Status under this Agreement

Neither MITSUBA nor Tatsumi may, without the prior written consent of the other party, assign to a third party, cause a third party to succeed to, or for the benefit of a third party create a security interest on, any status as a party to this Agreement or all or part of rights or obligations under this Agreement.

Article 13     Governing Law and Court of Jurisdiction

1.       This Agreement is governed by, and construed in accordance with, the laws of Japan.

13

2.       The Tokyo District Court will have exclusive jurisdiction as the court of first instance over any dispute in connection with this Agreement.

Article 14     Consultation

In addition to the matters prescribed in this Agreement, any matters necessary for the Share Exchange will be determined upon agreement through consultation between MITSUBA and Tatsumi in accordance with the purport of this Agreement.

This Agreement has been executed in two originals, to each of which MITSUBA and Tatsumi have affixed their respective names and seals, and each party retains one original.

November 13, 2024

MITSUBA:     Sadami Hino, Representative Director, President [Seal]

                         MITSUBA Corporation

                         1-2681 Hirosawa-cho, Kiryu City, Gunma

Tatsumi:         Toshiyuki Fusejima, Representative Director, President [Seal]

                         Tatsumi Corporation

                         443 Minami Omachi, Ashikaga City, Tochigi

3.       Matters Regarding the Appropriateness of the Consideration for the Exchange

(1)	Matters Regarding the Total Amount of Consideration for the Exchange and the Appropriateness of Allotment
(i)	Allotments in Connection with the Share Exchange
	MITSUBA (wholly owning parent company resulting from a share exchange)	Company (wholly owned subsidiary resulting from a share exchange)
Allotment Ratio in Connection with the Share Exchange	1	0.41
Number of Shares to be Delivered in the Share Exchange	1,151,760 shares of common stock of MITSUBA (scheduled)

(Note 1)	Allotment ratio of shares

MITSUBA will allot and deliver 0.41 shares of common stock of MITSUBA (“MITSUBA Shares”) per one Company Share; provided, however, that no shares will be allotted in the Share Exchange for Company Shares held by MITSUBA as of the Record Time (as defined below). The above allotment ratio for the Share Exchange (the “Share Exchange Ratio”) might be changed upon discussions and agreement between the Companies if a significant change occurs in the terms and conditions that constitute the bases for the relevant calculations.

14

(Note 2)	Number of MITSUBA Shares to be delivered in the Share Exchange

Upon the Share Exchange, MITSUBA will deliver to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares as described below, and excluding MITSUBA) as of the time immediately prior to MITSUBA’s acquisition through the Share Exchange of all the issued shares of the Company (excluding Company Shares held by MITSUBA) (the “Record Time”) the number of MITSUBA Shares calculated by multiplying the total number of Company Shares by 0.41, in exchange for the Company Shares held by those shareholders.

MITSUBA plans to use the treasury shares that it holds and shares of common stock to be newly issued by MITSUBA as the shares to be delivered by MITSUBA.

The Company plans to cancel, at the Record Time, all of the treasury shares that it holds as of the Record Time (including treasury shares acquired by the Company through a share purchase in response to a share purchase demand made by dissenting shareholders in relation to the Share Exchange under the provisions of Article 785, Paragraph 1 of the Companies Act) by a resolution at its Board of Directors meeting held on or before the day preceding the effective date of the Share Exchange.

(Note 3)	Handling of shares less than one unit

Shareholders of the Company who come to hold shares less than one unit (stock of less than 100 shares) of MITSUBA as a consequence of the Share Exchange may participate in either of the following programs concerning MITSUBA Shares. Shares less than one unit may not be sold on a financial instruments exchange.

(i)	Demand for sale to holders of shares less than one unit (additional purchase to enable holding of 100 shares)

Under this program, any shareholder who holds shares less than one unit of MITSUBA may, in accordance with the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of MITSUBA, purchase from MITSUBA shares that, when combined with the shares less than one unit held by that shareholder, will constitute one unit.

(ii)	Demand for purchase from holders of shares less than one unit (sale of shares less than one unit)

Under this program, any shareholder who holds shares less than one unit of MITSUBA may, in accordance with the provisions of Article 192, Paragraph 1 of the Companies Act, demand MITSUBA to purchase shares less than one unit held by that shareholder.

(Note 4)	Handling of fractions of less than a single share

In relation to shareholders of the Company who will be delivered MITSUBA Shares that are fractional shares less than a single share as a consequence of the Share Exchange, MITSUBA will, in accordance with the provisions of Article 234 of the Companies Act and other relevant laws and ordinances, sell MITSUBA Shares equal to the total number of those fractions of less than a single share (any fractions of less than a single share in such total number being rounded down to the nearest whole number) and pay the sales proceeds to each of those shareholders in proportion to the value of such fractions of less than a single share.

15

(ii)	Basis for Allotments in Connection with the Share Exchange
(a)	Basis and Reason for Allotments

In order to ensure that the decision on the Share Exchange Ratio described in “(i) Allotments in Connection with the Share Exchange” above is fair and appropriate, MITSUBA and the Company have each appointed third-party appraisers and advisors that are independent of the Companies. The Companies commenced their examination of matters concerning the Share Exchange Ratio upon MITSUBA appointing Mizuho Securities Co., Ltd. (“Mizuho Securities”) as its financial advisor and third-party appraiser and Mori Hamada & Matsumoto as its legal advisor, and the Company appointing AGS FAS Co., Ltd.(“AGS”) as its financial advisor and third-party appraiser and Nishimura & Asahi (Gaikokuho Kyodo Jigyo) (“Nishimura & Asahi”) as its legal advisor.

As a result of careful deliberation and examination taking into consideration the valuation report for the share exchange ratio dated November 12, 2024 obtained from MITSUBA’s financial advisor and third-party appraiser Mizuho Securities, advice from MITSUBA’s legal advisor Mori Hamada & Matsumoto, results of due diligence conducted by MITSUBA on the Company from early September to early October 2024, and the like as described in “(3) Matters Needed to Ensure that the Interests of the Company’s Shareholders Are Not Harmed (Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest)” below, MITSUBA reached the conclusion that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Company. Accordingly, MITSUBA determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

At the same time, the Company conducted careful deliberation and examination taking into consideration the valuation report for the share exchange ratio dated November 12, 2024 obtained from the Company’s financial advisor and third-party appraiser AGS, advice from the Company’s legal advisor Nishimura & Asahi, results of due diligence conducted by the Company on MITSUBA from early September to early October 2024, and instructions and advice from the Special Committee, which consists of only independent committee members who have no interests in the controlling shareholder MITSUBA, and the contents of the written report received on November 12, 2024 (the “Written Report”; for details, please refer to “(3) Matters Needed to Ensure that the Interests of the Company’s Shareholders Are Not Harmed (Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest)” below), and the like as described in “(3) Matters Needed to Ensure that the Interests of the Company’s Shareholders Are Not Harmed (Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest)” below. As a result, the Company reached the decision that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of the Company and has determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate, taking into account the following, among other factors: (i) the Share Exchange Ratio exceeds the upper limit of the calculation range of the share exchange ratio based on the market price analysis stated in the valuation report for the share exchange ratio obtained from AGS dated November 12, 2024, is within the range of the calculation results for the share exchange ratio based on the discounted cash flow method (the “DCF Method”), is set at a reasonable level above the median value of that range, and can be considered to compare favorably to the average premium levels in recent cases similar to the Share Exchange in which listed subsidiaries were made into wholly owned subsidiaries through a share exchange; (ii) the Share Exchange Ratio was reached through the persistent negotiations of the Special Committee, which achieved an increase in the share exchange ratio compared to the initial proposal from MITSUBA, and when referring to the average market price of the shares of the Companies over the past three or six months, a reasonable premium has been added when compared to cases involving other companies; and (iii) the future outlook for the Company’s business performance, etc. in the event that the Share Exchange is not implemented and the details of synergies expected from the Share Exchange, even though it is possible to assess that the premium level is not necessarily high compared to cases involving other companies when referring to the most recent share price and the average market price of the shares of the Companies over the past month.

16

As described above, MITSUBA and the Company repeatedly held negotiations and consultations after a careful examination based on the results of due diligence conducted by MITSUBA and the Company on each other while referring to the valuation results concerning share exchange ratio submitted by their respective third-party appraisers and comprehensively taking into account the financial conditions, asset statuses, future outlooks, and other factors of the Companies. As a result, MITSUBA and the Company have reached the decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders. Accordingly, the Companies determined that the implementation of the Share Exchange at the Share Exchange Ratio is appropriate.

The Share Exchange Ratio may, in accordance with the Share Exchange Agreement, be changed upon consultation and agreement between the Companies if there are any material changes to the various terms and conditions constituting the basis of the calculation.

(b)	Matters Relating to the Calculation
(A)	Names of the Appraisers and Relationships with the Companies

Both MITSUBA’s third-party appraiser Mizuho Securities and the Company’s third-party appraiser AGS are appraisers independent of the Companies, and neither of those appraisers is a related party of the Companies or has a material interest that must be stated in relation to the Share Exchange.

Mizuho Bank, Ltd. (“Mizuho Bank”) is a group company of Mizuho Securities and conducts transactions with MITSUBA, including loans, as part of ordinary banking transactions; however, it does not have a material interest in MITSUBA in relation to the Share Exchange. According to Mizuho Securities, Mizuho Securities has established and is implementing an appropriate management system for conflicts of interest between Mizuho Securities and Mizuho Bank, such as information barrier measures, in accordance with applicable laws and ordinances, namely Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act No. 25 of 1948, as amended) and Article 70-4 of the Cabinet Office Order on Financial Instruments Business, and is conducting a stock valuation as MITSUBA’s third-party appraiser independently from Mizuho Bank’s position as a lender. MITSUBA appointed Mizuho Securities as a third-party appraiser independent of MITSUBA and the Company and the Share Exchange in consideration of the following, among other factors: (i) Mizuho Securities has established appropriate preventive measures against adverse effects between it and Mizuho Bank; (ii) the independence of Mizuho Securities as a third-party appraiser is ensured since MITSUBA and Mizuho Securities are conducting transactions under the same terms and conditions as those of general business partners; and (iii) Mizuho Securities has a record as a third-party appraiser in similar cases. Compensation for Mizuho Securities in relation to the Share Exchange includes a success fee that will be paid subject to the execution of an agreement or the like for the Share Exchange; provided, however, that the independence of Mizuho Securities is determined not to be negated between MITSUBA and Mizuho Securities by the fact that the success fee to be paid subject to the execution of an agreement for the Share Exchange is included, taking into account the appropriateness of the compensation structure that would result in MITSUBA incurring a significant financial burden if the Share Exchange were not to be completed, as well as the general practices of similar transactions.

17

Compensation for AGS in relation to the Share Exchange includes milestone compensation that will be paid each time a milestone is reached, with multiple milestones set for the Share Exchange process. AGS believes that, given the uncertainty over the success or failure of the Share Exchange, it is preferable from the perspective of the Company’s financial burden, and more reasonable for both parties, to have a portion of the compensation be milestone compensation rather than to have only a fixed compensation structure, and the Company has determined that the independence of AGS is not negated by the fact that milestone compensation is included.

(B)	Outline of Calculation

With respect to MITSUBA, because the shares of MITSUBA are listed on the Prime Market of the TSE and have a market price, Mizuho Securities performed its calculation using market price analysis (the reference date was set as November 12, 2024 (which is the calculation reference date), and each of the following closing prices were used for the calculation: the closing price of the MITSUBA Shares on the Prime Market of the TSE on the calculation reference date; the simple average closing price for the last one-month period from October 15, 2024 to the calculation reference date; the simple average closing price for the last three-month period from August 13, 2024 to the calculation reference date; and the simple average closing price for the last six-month period from May 13, 2024 to the calculation reference date).

With respect to the Company, Mizuho Securities performed its calculation using market price analysis because the shares of the Company are listed on the Standard Market of the TSE and have a market price (the reference date was set as November 12, 2024 (which is the calculation reference date), and each of the following closing prices were used for the calculation: the closing price of the Company Shares on the Standard Market of the TSE on the calculation reference date; the simple average closing price for the last one-month period from October 15, 2024 to the calculation reference date; the simple average closing price for the last three-month period from August 13, 2024 to the calculation reference date; and the simple average closing price for the last six-month period from May 13, 2024 to the calculation reference date), and the DCF Method was also used in order to reflect the status of future business activities in the evaluation.

18

The calculation ranges for the Company Shares where the share value per share of MITSUBA Shares is one are as follows.

Calculation Method		Calculation Range for the Share Exchange Ratio
MITSUBA	Company
Market price analysis	Market price analysis	0.29 – 0.40
	DCF Method	0.32 – 0.54

In calculating the share value, Mizuho Securities has assumed that publicly available information and any information provided to Mizuho Securities is accurate and complete, and Mizuho Securities has not made any independent study of the accuracy or completeness thereof. Mizuho Securities has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any appraisal or evaluation, in connection with any relevant assets or liabilities (including derivative transactions, off-balance-sheet assets and liabilities, and other contingent liabilities) of MITSUBA, the Company, or any of their affiliates, including any analysis and assessment of their respective assets or liabilities, and has based its understanding of relevant assets and liabilities on information, judgments, or projections that have been provided or disclosed by MITSUBA or the Company. Mizuho Securities has also proceeded on the basis that the financial projections of the Company (including profit plans and other information) have been reasonably examined or prepared by the management of the Company based on the best forecasts and judgments available at that time. The calculation of the share exchange ratio by Mizuho Securities is based on the information obtained by Mizuho Securities and the economic conditions as of November 12, 2024. The sole purpose of Mizuho Securities’ calculation is to serve as a reference for the Board of Directors of MITSUBA to consider the share exchange ratio.

The financial projections of the Company that Mizuho Securities used as a basis for the calculation in the DCF Method include a fiscal year in which a significant increase in earnings is expected. Specifically, the Company expects a significant increase in operating profit of 30% or more year-on-year for the fiscal year ending March 2026, the fiscal year ending March 2027, and the fiscal year ending March 2028, respectively, due to factors including an increase in orders for products that support electrification and automation. The increase in profit for the fiscal year ending March 2026 is due to the expansion of products for steer-by-wire systems, increased production of existing products that can be used in electric vehicles, and efforts to intensify productivity and optimize personnel through structural reforms. The increase in profit for the fiscal year ending March 2027 is due to the start of orders for new products, namely products for electric caliper brakes, products with control functions, and products for thermal management. The increase in profit for the fiscal year ending March 2028 is due to the expansion of products for electric caliper brakes and products with control functions as well as increased production of products for electric parking brakes. The financial projections of the Company do not reflect the implementation of the Share Exchange.

With respect to MITSUBA, because the shares of MITSUBA are listed on the Prime Market of the TSE and have a market price, AGS performed its calculation using market price analysis.

19

With respect to the Company, AGS performed its calculation using market price analysis because the shares of the Company are listed on the Standard Market of the TSE and have a market price, and the DCF Method was also used in order to reflect the status of future business activities in the evaluation. Taking into consideration limitations in regard to the comparability of business details and profitability, AGS did not use the comparable company comparison method.

The calculation ranges for the Company Shares where the share value per share of MITSUBA Shares is one are as follows.

Calculation Method		Calculation Range for the Share Exchange Ratio
MITSUBA	Company
Market price analysis	Market price analysis	0.29 – 0.40
	DCF Method	0.29 – 0.49

In the market price analysis, with respect to MITSUBA, AGS set the reference date as November 12, 2024, and each of the following closing prices were used for the calculation: the closing price of the MITSUBA Shares on the Prime Market of the TSE on the reference date; the simple average closing price for the last one-month period from October 15, 2024 to the reference date; the simple average closing price for the last three-month period from August 13, 2024 to the reference date; and the simple average closing price for the last six-month period from May 13, 2024 to the reference date. In addition, with respect to the Company, AGS set the reference date as November 12, 2024, and each of the following closing prices were used for the calculation: the closing price of the Company Shares on the Standard Market of the TSE on the reference date; the simple average closing price for the last one-month period from October 15, 2024 to the calculation reference date; the simple average closing price for the last three-month period from August 13, 2024 to the reference date; and the simple average closing price for the last six-month period from May 13, 2024 to the reference date.

In the DCF Method, AGS calculated the Company’s share value by discounting the Company’s future cash flow, which is based on financial projections from the fiscal year ending March 2025 until the fiscal year ending March 2030 as prepared by the Company, at a certain discount rate to the present value.

In calculating the share exchange ratios above, AGS has, in principle, used materials and information provided to it by MITSUBA and the Company and publicly available information as presented, and assumed that all of the materials and information under analysis and consideration are accurate and complete, and AGS has not made any independent study of the accuracy or completeness of such materials and information and is not obligated to do so. AGS has assumed that there is no information left undisclosed to AGS that would have a significant impact on the calculation of the share exchange ratio. AGS has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any assessment, appraisal, or evaluation, in connection with any of the assets or liabilities (including, but not limited to, derivative instruments, off-balance-sheet assets and liabilities, and other contingent liabilities) of MITSUBA, the Company, or any of their affiliates, including any analysis and assessment of their respective assets or liabilities. AGS assumed that the financial projections of the Company and other forward-looking information provided by the Company have been reasonably confirmed, examined, or prepared by the management of the Company based on the best forecasts and judgments available at that time.

20

The calculation results of the share exchange ratios submitted by AGS do not constitute an expression of any opinion on the fairness of the share exchange ratios in the Share Exchange.

The business plan of the Company that AGS used as a basis for the calculation in the DCF Method include a fiscal year in which a significant increase in earnings is expected. Specifically, the Company expects a significant increase in operating profit of 30% or more year-on-year for the fiscal year ending March 2026, the fiscal year ending March 2027, and the fiscal year ending March 2028, respectively, due to factors including an increase in orders for products that support electrification and automation. The increase in profit for the fiscal year ending March 2026 is due to the expansion of products for steer-by-wire systems, increased production of existing products that can be used in electric vehicles, and efforts to intensify productivity and optimize personnel through structural reforms. The increase in profit for the fiscal year ending March 2027 is due to the start of orders for new products, namely products for electric caliper brakes, products with control functions, and products for thermal management. The increase in profit and increase in free cash flow for the fiscal year ending March 2028 is due to the expansion of products for electric caliper brakes and products with control functions as well as increased production of products for electric parking brakes. The financial projections of the Company do not reflect the implementation of the Share Exchange.

The synergy effects expected to be realized through the implementation of the Share Exchange have not been taken into account in the business plan of the Company, which AGS used as a basis for the calculation in the DCF Method, as their impact on earnings is difficult to specifically estimate at this time.

(2)	Reason for Selecting MITSUBA Shares as Consideration for the Exchange

The Company and MITSUBA selected shares of MITSUBA, the wholly owning parent company resulting from the Share exchange, as consideration for the Share Exchange.

This selection was judged appropriate because MITSUBA Shares are listed on the Prime Market of the TSE, the opportunity to trade those shares on that market even on and after the effective date of the Share Exchange is assured, and the Company’s shareholders are expected to benefit from synergies accompanying the Share Exchange.

As a result of the Share Exchange, the Company will become a wholly owned subsidiary of MITSUBA on the effective date of the Share Exchange (scheduled to be April 1, 2025), and the Company Shares are scheduled to be delisted as of March 28, 2025 (with a final trading date of March 27, 2025) through certain prescribed procedures in accordance with the delisting criteria of the TSE. If the current effective date of the Share Exchange is changed, the delisting date will also be changed.

21

Following the delisting, it will no longer be possible to trade the Company Shares on the TSE. However, given that MITSUBA Shares that are allotted to the shareholders of the Company in the Share Exchange are listed on the Prime Market of the TSE and that it will be possible to trade those MITSUBA Shares on the Prime Market of the TSE even on or after the effective date of the Share Exchange, it is believed that shareholders of the Company that hold 244 shares or more of the Company Shares at the Record Time and who are allotted not less than 100 shares of MITSUBA Shares, which is the number of shares constituting one unit of MITSUBA Shares, will continue to be provided with share liquidity with respect to shares constituting one unit or more of MITSUBA Shares, even though such shareholders might also be allotted shares less than one unit depending on the number of shares they hold.

On the other hand, the shareholders of the Company holding less than 244 shares of the Company Shares at the Record Time will be allotted less than 100 MITSUBA Shares, which is the number of shares constituting one unit of MITSUBA Shares. While shareholders who hold shares less than one unit will be entitled to receive dividends of MITSUBA with record dates that fall on or after the effective date of the Share Exchange in proportion to the number of shares they hold, those shares less than one unit cannot be sold on a financial instruments exchange market. Each shareholder who will hold shares less than one unit may demand that MITSUBA purchase the shares less than one unit that the shareholder in question holds.

That shareholder may purchase from MITSUBA shares that, when combined with the shares less than one unit held by that shareholder, will constitute one unit. For details of the handling of shares less than one unit, please refer to Note 3 (Handling of shares less than one unit) in “(1)(i) Allotments in Connection with the Share Exchange” above. With respect to details regarding the handling of fractional shares less than a single MITSUBA Share that arise as a consequence of the Share Exchange, please refer to Note 4 (Handling of fractions of less than a single share) in “(1)(i) Allotments in Connection with the Share Exchange” above.

Shareholders of the Company may trade the Company Shares they hold until March 27, 2025 (scheduled), which is the last trading date, on the TSE Standard Market and may also execute their legal rights provided for in the Companies Act and other related laws and ordinances.

(3)	Matters Needed to Ensure that the Interests of the Company’s Shareholders Are Not Harmed (Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest)

Since MITSUBA already holds 3,186,000 shares of the Company Shares (53.14% of the number of shares resulting (5,995,173 shares) when the number of treasury shares held by the Company (4,827 shares) is deducted from the total number of issued shares of the Company as of March 31, 2024 (6,000,000 shares)) and the Company is a consolidated subsidiary of MITSUBA, the Companies determined that it is necessary to ensure fairness in the Share Exchange and avoid conflicts of interest, and they have taken the following measures to ensure fairness (including measures to avoid conflicts of interest).

(i)	Obtaining Valuation Reports from Third-Party Appraisers Independent from the Companies

In order to ensure the fairness of the calculation of the share exchange ratio that will be used in the Share Exchange, MITSUBA appointed Mizuho Securities, which is a third-party appraiser that is independent from the Companies, and obtained valuation reports regarding a share exchange ratio dated November 12, 2024, and the Company appointed AGS, which is a third-party appraiser that is independent from the Companies, and obtained a valuation report regarding a share exchange ratio dated November 12, 2024.

22

Please refer to “(1)(ii)(b) Matters Relating to Calculation” for an outline of each valuation report. Neither of the Companies has obtained from either of those third-party appraisers an opinion stating that the Share Exchange Ratio for the Share Exchange is fair for shareholders of MITSUBA or the Company from a financial perspective (a fairness opinion).

(ii)	Advice from Independent Law Firms

MITSUBA appointed Mori Hamada & Matsumoto as its legal advisor for the Share Exchange in July 2024 and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and processes of the Board of Directors. Mori Hamada & Matsumoto has no material interests in the Companies.

At the same time, the Company appointed Nishimura & Asahi as its legal advisor for the Share Exchange in July 2024 and obtained advice from a legal perspective concerning various procedures for the Share Exchange and the decision-making method and processes of the Board of Directors. Nishimura & Asahi has no material interests in the Companies.

(iii)	Establishing at the Company a Special Committee Consisting of Disinterested Members and Obtaining a Written Report from the Special Committee

For the purposes of ensuring careful decision-making by the Company in relation to the Share Exchange, eliminating arbitrariness in the process of decision-making by the Company’s Board of Directors, and ensuring the fairness, transparency, and objectivity of the Share Exchange, as well as to confirm whether or not it would be disadvantageous for the Company’s minority shareholders if, upon examination of the pros and cons of the Share Exchange, the appropriateness of the transaction terms, the fairness of the procedures, etc., a decision was made by the Company’s Board of Directors to conduct the Share Exchange, the Company established, pursuant to a resolution passed at its Board of Directors meeting held on August 6, 2024, the Special Committee composed of the following three members: Mr. Masaki Takehara (attorney-at-law and certified public accountant, Tokyo Seishin Law Offices) and Mr. Masumi Misawa (advisor for Itoi Shoji Co., Ltd.), who are outside directors of the Company and have no interests in MITSUBA and whose statuses as independent directors have been notified by the Company to the TSE; and Mr. Masaaki Suda (certified public accountant, Suda Certified Public Accountants Office), who is an outside expert and has no interests in the Companies. The Company initially appointed these three persons as the members of the Special Committee, and the members of the Special Committee have not been changed since then. In addition, each member will be paid a fixed amount of remuneration in consideration of their duties regardless of the matters stated in the report.

Subsequently, in examining the Share Exchange, the Company inquired with the Special Committee in relation to the following (collectively, the “Inquiries”): (i) the reasonableness of the purposes of the Share Exchange (including whether the Share Exchange will contribute to the enhancement of the corporate value of the Company); (ii) the appropriateness of the terms and conditions of the Share Exchange (including the Share Exchange Ratio); (iii) the fairness of the procedures for the Share Exchange; and (iv) whether or not the Share Exchange would be disadvantageous to the minority shareholders of the Company in terms of (i) through (iii) above.

23

Upon establishing the Special Committee, the Board of Directors of the Company resolved to ensure that its decision-making regarding the Share Exchange would respect the determinations of the Special Committee to the maximum extent and that it would not implement the Share Exchange unless the Special Committee determines that the Share Exchange would not be disadvantageous to the minority shareholders of the Company, and the Board of Directors of the Company also resolved to grant to the Special Committee the authority to do the following: (a) nominate or approve (including ex post facto approval of) any third-party appraiser, legal advisor, financial advisor, and other advisor for the Company; (b) appoint any third-party appraiser, legal advisor, financial advisor, and other advisor for the Special Committee (reasonable expenses for expert advice arising in this case are to be borne by the Company); (c) request the Company’s directors and employees and other persons that the Special Committee determines necessary to attend meetings of the Special Committee and to provide explanations regarding necessary information; and (d) if necessary, negotiate the terms, conditions, or the like of the Share Exchange or confirm the policy for such negotiation in advance, receive reports on the status of such negotiation in a timely manner, and state its opinion, give instructions, and make requests at important phases of such negotiation.

The Special Committee carefully examined the Inquiries by holding meetings of the Special Committee ten times in total during the period from August 21, 2024 to November 12, 2024, in addition to expressing opinions, exchanging information, collecting information, or otherwise communicating outside the meetings through other means, including email, and having discussions from time to time and taking other actions as necessary. Specifically, the Special Committee first confirmed that there were no issues regarding the independence of each of AGS, which is the financial advisor and third-party appraiser appointed by the Company, and Nishimura & Asahi, which is the legal advisor appointed by the Company, and approved those appointments. Subsequently, the Special Committee received from the Company explanations regarding, and held question-and-answer sessions with the Company in relation to, the following, among other matters: an outline of the businesses of the Company and the Company Group; future prospects for their businesses; the Company’s opinion regarding the significance, purposes, advantages, and disadvantages of implementing the Share Exchange; the management policy after the Share Exchange; and the procedures for formulating the Company’s business plan that was used as the basis for calculation of the Share Exchange Ratio and the details of that business plan. In addition, the Special Committee received from MITSUBA explanations regarding, and held question-and-answer sessions with MITSUBA in relation to, the following, among other matters: an outline of the businesses of MITSUBA and the MITSUBA Group; the position of the Company in the MITSUBA Group and the issue of structural conflicts of interest between MITSUBA and the minority shareholders of the Company; the background of, and course of events that led to, the Share Exchange; the reasons for opting the Share Exchange; the synergies expected to be achieved as a result of the Share Exchange and anticipated impacts of the Share Exchange, including exposure of the Company’s minority shareholders to business risks of MITSUBA; and the management policy and treatment of employees after the Share Exchange. Furthermore, the Special Committee received explanations from AGS, which is the financial advisor and third-party appraiser for the Company, in relation to the methods and results of the calculation of the allotment ratio for the Share Exchange, held question-and-answer sessions with AGS regarding these matters, and inspected the reasonableness thereof, following which it also received explanations from, and held question-and-answer sessions with, AGS in relation to the result of financial due diligence on MITSUBA. Moreover, the Special Committee received advice from Nishimura & Asahi, which is the legal advisor for the Company, on the method of decision-making by the Company’s Board of Directors with respect to the Share Exchange, measures to ensure the fairness of the operation of the Special Committee and other procedural aspects related to the Share Exchange, and measures to avoid conflicts of interest, and received explanations from, and held question-and-answer sessions with, Nishimura & Asahi in relation to the result of legal due diligence on MITSUBA. The Special Committee was substantially involved in the process of negotiation between MITSUBA and the Company by, among other actions, discussing with the Company the policy for negotiation and the like and giving opinions to the Company in that regard multiple times after receiving, in a timely manner, reports on the process and details of discussions and negotiations between MITSUBA and the Company in relation to the Share Exchange.

24

As a result of repeated and careful discussions and examination of the Inquiries through the processes stated above, on November 12, 2024, the Special Committee submitted to the Company’s Board of Directors the Written Report to the effect that the decision to implement the Share Exchange would not be disadvantageous to the minority shareholders of the Company. An outline of the opinions of the Special Committee is as follows.

(a)	Reasonableness of the Purposes of the Share Exchange (including Whether the Share Exchange will Contribute to the Enhancement of the Corporate Value of the Company)

The Special Committee’s understanding mirrors that stated in “1. Reasons for Conducting the Share Exchange” above in relation to the business environment surrounding the Company, the purposes of the Share Exchange, the current understanding of the Company’s management issues, and the synergies to be generated by the Share Exchange, and the Special Committee has no objection in relation to those details.

•	Amidst changes in the business environment for the automobile industry, to which the Company belongs, there are concerns that investment of the Company’s management resources with the aim of maintaining its market listing would not be an effective means of improving the Company’s corporate value; in addition, calls from shareholders for improvements in business performance and for profit distributions, etc. based on a short-term perspective have become more prominent in recent years, so from the perspective of protecting the rights and interests of shareholders, the risk that flexible and speedy corporate management could be hindered has arisen and the short-term orientation of investors has intensified, which makes it difficult to implement management reforms from a long-term perspective. According to the Company, the Share Exchange would enable a complete elimination of the structural conflict of interest between MITSUBA and the Company’s minority shareholders, making it possible to implement measures for the overall optimization of the MITSUBA Group that would have been difficult to achieve under the pre-existing approach to corporate governance; further, through the realization of more integrated group management, including the effective use of management resources through the further strengthening of collaboration between the Company and MITSUBA, and the optimal allocation of management resources through the elimination of overlapping functions, it would become possible to aim for improvement in the corporate value of the entire MITSUBA Group, including the Company Group. Contrastingly, under the existing capital relationship between the Company, which is currently a listed company with minority shareholders, and MITSUBA, even though the Company is a consolidated subsidiary of MITSUBA, it is necessary to ensure the Company’s independence and to conduct business operations in a manner that respects the interests of minority shareholders, and the interests of the Company’s minority shareholders with regard to the usefulness of the Company’s management resources and the objective fairness of the transaction require careful consideration, making it difficult to maximize synergies through the optimization of the management of the MITSUBA Group, including the Company. In addition, according to the Company, its recent business performance, including for the previous and current fiscal years, has been poor, and in particular, a significant decrease in profits is expected for the current fiscal year in comparison with those of the previous fiscal year. Under such circumstances, it cannot be denied that it may be difficult to implement measures in line with the Company’s business plan, and although various measures will continue to be implemented, the Company recognizes that there are considerable impediments to maintaining its listing. As the announcement of the Company’s financial results for the second quarter of the current fiscal year will reveal a significant decrease in profits and a possibility of a decline in the share price is anticipated, the Company believes that implementing the Share Exchange at this time will contribute to the interests of the Company’s shareholders. At the same time, from the perspective of continuing the business of the Company and maintaining employment, etc., the Company recognizes the importance of implementing various measures to improve its business situation as a wholly owned subsidiary of MITSUBA.

25

•	The Company becoming a wholly owned subsidiary of MITSUBA through the Share Exchange would mean that the mutual use of management resources and information-sharing becomes unrestricted, making it possible to optimize the management resources of the Company and MITSUBA, and it is anticipated that measures to realize synergies could be more specifically considered and implemented. In addition, MITSUBA intends to use the fact that the Company will have become a wholly owned subsidiary of MITSUBA to improve cash flow and earnings by negotiating to revise the terms and conditions of transactions with the Company’s business partners and to reduce interest rates on external debt.

The Special Committee finds none of the assertions described above to be unreasonable and has reached the conclusion that the purposes of the Share Exchange are reasonable, based on the determination that the implementation of the Share Exchange and the Company becoming a wholly owned subsidiary of MITSUBA will strengthen the purchasing and procurement capabilities of the Company and MITSUBA, will strengthen development capabilities through utilization of the technological capabilities possessed by each of the Company and MITSUBA and improve development efficiency, will consolidate and streamline the supply chain, and will expand sales by utilizing mutual channels, which will contribute not only to the strengthening and expansion of the MITSUBA Group’s entire business but will also improve the Company’s business situation, for which a decrease in profits has been expected in recent times, and contribute to the Company’s sustainable growth and improvement in corporate value, and in light of the fact that it is expected that the employment and treatment of the Company’s employees will be maintained after the implementation of the Share Exchange.

(b)	Appropriateness of the Terms and Conditions of the Share Exchange (Including the Share Exchange Ratio of the Share Exchange)

26

The Special Committee reached the conclusion that the terms and conditions of the Share Exchange (including the Share Exchange Ratio) are appropriate based on the following reasons: (a)(i) there is nothing particularly unreasonable in the drafting process or details of the business plan reported by the Company or in the calculation method of the share exchange ratio reported by AGS, and there is nothing particularly unreasonable regarding the value of the Company Shares calculated using the DCF Method and the market price analysis or in the value of MITSUBA Shares calculated using the market price analysis or the share exchange ratio calculated based on that value, (ii) it has been agreed that the Share Exchange Ratio will be 1:0.41, which exceeds the upper limit of the calculation range for the share exchange ratio based on the market price analysis stated in the valuation report for the share exchange ratio obtained from AGS, is within the range of the calculations results for the share exchange ratio based on the DCF Method, and is set at a reasonable level above the median value of that range, and considering that the Share Exchange Ratio has been agreed upon after taking into account the abovementioned valuation results, there is nothing particularly unreasonable in this regard, and (iii) the Share Exchange Ratio can be considered to compare favorably to the average premium levels in recent cases similar to the Share Exchange in which listed subsidiaries were made into wholly owned subsidiaries through a share exchange, and, in addition, the Share Exchange Ratio was reached through the persistent negotiations of the Special Committee, which achieved an increase in the share exchange ratio compared to the initial proposal from MITSUBA, and when referring to the average market price of the shares of the Companies over the past three or six months, a reasonable premium has been added when compared to cases involving other companies (as the share exchange ratio in relation to the most recent or current share price is a matter of great interest to the Company’s minority shareholders, the Special Committee has considered whether the fact that the premium level in relation to the most recent share price and the average market share price of the shares of the Companies over the past month is not necessarily high when compared to cases involving other companies would be disadvantageous to minority shareholders, including from the perspective of whether it would be more desirable for the minority shareholders if the Share Exchange were not implemented on grounds that the Share Exchange Ratio is unacceptable, compared to if the Share Exchange were to be implemented―specifically, if the Share Exchange were not implemented, it is expected that the Company would continue to invest its management resources with the aim of maintaining its listing; meanwhile, the Company would need to (i) increase the volume of orders by cultivating new fields and new business partners, (ii) review and withdraw from unprofitable products and businesses, and (iii) develop new technologies, and in order to promote such major changes in the business structure, it would be necessary to make cost reductions and to make new investments to secure the profitability of existing businesses and create new businesses by strengthening strategies for sales, technology and manufacturing; however, it would also be necessary to carefully consider whether such initiatives would contribute in a beneficial manner to the interests of the Company’s minority shareholders; therefore, from the perspective of flexibility and speed of decision-making, it is undeniably difficult to expect a dramatic improvement in business performance or share price. After considering these points, the Special Committee determined that, even if the premium level in relation to the most recent share price and the average market share price of the shares of the Companies over the past month is not necessarily high when compared to cases involving other companies, it would be reasonable to believe that, if there is a possibility that the minority shareholders would be able to sufficiently receive the benefits of the synergies from the Share Exchange as stated in “1. Reasons for Conducting the Share Exchange” above, the choice of implementing the Share Exchange at the Share Exchange Ratio would also be desirable for minority shareholders); (b) the method of implementation and type of consideration for the Share Exchange are appropriate given that (i) by delivering MITSUBA Shares as consideration for the Share Exchange, the minority shareholders of the Company will be able, through the acquisition of MITSUBA Shares, to continue to benefit from the growth of the MITSUBA Group, including the Company, after the Share Exchange and the synergies expected to be achieved as a result of the Share Exchange, (ii) it is planned that the Share Exchange will

27

be implemented through the share exchange procedures provided for in the Companies Act, and the provisions of the Companies Act that aim to protect the rights of minority shareholders in connection with organizational restructuring, including a share exchange, grant shareholders who oppose the organizational restructuring the right to secure economic benefits through statutory procedures, and (iii) it is also possible to secure opportunities to convert shares into cash at any time after the Share Exchange because MITSUBA Shares are tradable on the Prime Market of the TSE; (c) the Company requested its legal advisor Nishimura & Asahi to review not only the Share Exchange Ratio but also the agreement for the Share Exchange, and no conditions were found that were particularly adverse in relation to the Company in the agreement for the Share Exchange; and (d) in light of the fact that, as described below, it can be concluded that the procedures for the Share Exchange, including its terms and conditions, were conducted in a fair manner in accordance with the “Fair M&A Guidelines” (the “M&A Guidelines”) published by the Ministry of Economy, Trade and Industry on June 28, 2019, and there are no particular circumstances with respect to the other transaction terms of the Share Exchange that would be disadvantageous to the minority shareholders of the Company when compared to other cases of M&A, the Special Committee believes that (i) the Share Exchange Ratio is fair and appropriate, and (ii) the transaction terms other than the Share Exchange Ratio are also fair and appropriate.

(c)	Fairness of the Procedures for the Share Exchange

The Special Committee reached the conclusion that the fairness of the procedures for the Share Exchange has been ensured based on the following reasons: (a) when examining whether to conduct the Share Exchange, the Board of Directors of the Company established the Special Committee on August 6, 2024 and decided that it would not support the Share Exchange or enter into a share exchange agreement for the Share Exchange unless the Special Committee determines that the decision to implement the Share Exchange would not be disadvantageous to the minority shareholders of the Company; (b) when negotiating the transaction terms of the Share Exchange with MITSUBA, the Company reported the status of such negotiation to the Special Committee in a timely manner, and the Special Committee has (i) given suggestions and advice to the Company on how to proceed with discussions and negotiations with MITSUBA and on the details to be communicated to MITSUBA, (ii) given instructions and made requests at important phases of such negotiations, and (iii) directly engaged in multiple question-and-answer sessions, discussions, and negotiations with the Company, AGS, which is the financial advisor and third-party appraiser for the Company, and Nishimura & Asahi, which is the legal advisor for the Company; (c) the Company appointed AGS, which is independent of the Companies and the outcome of the Share Exchange, as the Company’s financial advisor and third-party appraiser for the Share Exchange, obtained the valuation report for the share exchange ratio from AGS after receiving expert advice on the decision-making process and other matters of note in the Share Exchange,

28

appointed Nishimura & Asahi, which is independent of the Companies and the outcome of the Share Exchange, as the Company’s legal advisor for the Share Exchange, and obtained expert advice on the decision-making process and other matters of note in the Share Exchange; (d) in light of the fact that Mr. Fumio Okawa, one of the directors of the Company, served at MITSUBA for more than 30 years up until September 2024, in order to avoid any conflict of interest, Mr. Fumio Okawa did not participate in the deliberations or resolutions regarding the Share Exchange at the meetings of the Board of Directors of the Company, nor did he participate in any discussions or negotiations regarding the Share Exchange on behalf of the Company, and the Company has not otherwise involved any person with a special interest in the process of discussions and negotiations regarding the Share Exchange (of the directors of the Company, (i) Mr. Toshiyuki Fusejima served at MITSUBA from April 1986 to January 2018, but he left MITSUBA in January 2018, and since then, he has not concurrently served as an officer or employee of the MITSUBA Group, excluding the Company Group, and (ii) Mr. Takahiro Miura served at MITSUBA from March 1982 to March 2018, but he left MITSUBA in March 2018 and assumed the position of executive officer of the Company in April 2018, and since then, he has not concurrently served as an officer or employee of the MITSUBA Group, excluding the Company Group; therefore, it is believed that the risk of either of these directors having any conflict of interest in relation to MITSUBA is limited); (e) it is planned that the Board of Directors of the Company will hold deliberations and adopt a unanimous resolution by all six directors (including Audit & Supervisory Committee Members) in attendance, with the exception of Mr. Fumio Okawa noted above, at the meeting of the Board of Directors held on November 13, 2024 to the effect that it will approve the implementation of the Share Exchange; (f) while the Company has not actively conducted any market checks to ensure that there will be opportunities for counter tender offers by other potential acquirers in M&A transactions (“Market Checks”) when implementing the Share Exchange, the necessity to conduct active Market Checks is not high as it is unlikely that they will function as measures to ensure fairness in the Share Exchange; on the other hand, the Special Committee believes that indirect Market Checks will function sufficiently in the Share Exchange and that the Share Exchange would not be unreasonable even if the Company and MITSUBA do not implement measures related to active Market Checks, given that (i) as it is expected that the implementation of active market checks may lead to disadvantages, such as the leakage of trade secrets and other information to competitors as well as negative impacts on business and share prices due to the leakage of transaction conditions, the Special Committee believes that the fact that active market checks have not been conducted will not raise any doubts regarding the fairness of the procedures for the Share Exchange, (ii) there will be a certain period of time between mid-November, when the Share Exchange is scheduled to be announced to the public, and the date of the extraordinary general meeting of shareholders of the Company (scheduled for January 30, 2025), when a resolution to implement the Share Exchange will be passed, and there is no agreement or the like between the Company and MITSUBA to restrict contact with a competing offeror, and (iii) MITSUBA had previously deliberated its policy on holding the Company Shares, including the sale of the Company Shares to a third party; (g) with respect to whether or not the Share Exchange should be implemented with the approval of a majority of minority shareholders (a “Majority of Minority”), since a special resolution of the general meeting of shareholders of the Company is required for the Share Exchange and the minority shareholders of the Company have the opportunity to be involved in decision-making, and given that setting a Majority of Minority condition as a precondition for executing the Share Exchange may make the completion of the Share Exchange uncertain, and doing so may cause the Share Exchange not to contribute to the interests of the minority shareholders who support the Share Exchange, the Special Committee believes that not setting a Majority of Minority condition in the Share Exchange would not impair the fairness of the procedures for the Share Exchange; and (h) in light of the fact that appropriate information disclosure will be made in implementing the Share Exchange, appropriate actions have been taken in accordance with the measures to ensure fairness stipulated in the M&A Guidelines when deciding on the Share Exchange, and no unreasonable elements were found in the details of such actions.

29

(d)	Whether or Not the Decision to Implement the Share Exchange Would be Disadvantageous to the Minority Shareholders of the Company

By comprehensively taking into consideration the results of the examination stated above, the Special Committee reached the conclusion that the decision of the Board of Directors of the Company to implement the Share Exchange would not be disadvantageous to the minority shareholders of the Company.

(iv)	Approval of All Disinterested Directors (including Directors Who are Audit & Supervisory Committee Members) at the Company

At the Board of Directors meeting of the Company held on November 13, 2024, where a resolution was passed approving the proposal for the Share Exchange, six directors (including directors who are audit & supervisory committee members and excluding Mr. Fumio Okawa) of the seven directors of the Company deliberated the proposal and passed the resolution approving the proposal with unanimous consent. Mr. Fumio Okawa was excluded in order to avoid any conflicts of interest in light of the fact that he served at MITSUBA for more than 30 years until September 2024. Similarly, in order to avoid any conflicts of interest, Mr. Fumio Okawa did not participate in any discussions or negotiations about the Share Exchange from the Company’s side.

Of the directors of the Company, Mr. Toshiyuki Fusejima served at MITSUBA from April 1986 to January 2018, but he left MITSUBA in January 2018, and since then, he has not concurrently served as an officer or employee of the MITSUBA Group, excluding the Company Group. Therefore, it was determined that the risk of any conflict of interest in relation to MITSUBA is small. In addition, among the directors of the Company, Mr. Takahiro Miura served at MITSUBA from March 1982 to March 2018, but he left MITSUBA in March 2018 and assumed the position of executive officer of the Company in April 2018, and since then, he has not concurrently served as an officer or employee of the MITSUBA Group, excluding the Company Group. Therefore, it was determined that the risk of any conflict of interest in relation to MITSUBA is small.

(4)	Matters Regarding Appropriateness of the Amounts of Stated Capital and Reserves of MITSUBA, the Wholly Owning Parent Company Resulting From the Share Exchange

The respective amounts by which MITSUBA’s stated capital and reserves will increase upon the Share Exchange are set out below.

(i)	Stated capital: 0 yen
(ii)	Capital reserve: Amount to be separately stipulated by MITSUBA in accordance with Article 39 of the Regulations on Corporate Accounting
(iii)	Retained earnings reserve: 0 yen

The amounts of increase in the stated capital and reserves stated above have been decided within the scope of laws and ordinances upon comprehensive consideration and review of MITSUBA’s capital policy and other factors and are judged to be reasonable.

30

4.	Matters of Reference with Respect to Consideration for the Exchange
(1)	Provisions of the Articles of Incorporation of MITSUBA

MITSUBA’s Articles of Incorporation are, in accordance with laws and ordinances and the provisions of Article 13 of the Company’s Articles of Incorporation, published on the Company’s website (https://www.tatsumi-ta.co.jp/ir/newsrelease.html) and the TSE’s website (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

(2)	Matters Concerning Method for Realization of the Consideration for the Exchange
(i)	Markets for Trading the Consideration for the Exchange

MITSUBA Shares are traded on the Prime Market of the TSE.

(ii)	Persons who Mediate, Broker, or Act as Agent in Transactions Involving the Consideration for the Exchange

Financial instruments handling business operators (securities companies) across Japan conduct mediation, brokerage, and the like for MITSUBA Shares.

(iii)	Details Regarding Restrictions on the Transfer or Other Disposal of Consideration for the Exchange, if Such Restrictions Exist

There are no applicable matters

(3)	Matters Concerning the Market Price for the Consideration for the Exchange, if Such Matters Exist

The average closing prices for MITSUBA Shares on the Prime Market of the TSE for the one-month, three-month, and six-month periods with the record date being the business day immediately preceding the day on which the execution of the Share Exchange Agreement was announced (November 13, 2024) are 862 yen, 926 yen, and 1,002 yen, respectively. Please refer to the TSE’s website (https://www.jpx.co.jp/) for details regarding the latest market price and the like for MITSUBA Shares.

(4)	Details of MITSUBA’s Balance Sheets for Fiscal Years Whose Respective End Dates have Fallen Within the Past Five Years

MITSUBA files annual securities reports for each of its fiscal years in accordance with Article 24, Paragraph 1 of the Financial Instruments and Exchange Act, so details have been omitted here.

5.	Matters Concerning Appropriateness of Provisions Regarding Share Options Pertaining to the Share Exchange

There are no applicable matters since the Company has not issued any share options or bonds with share options.

6.	Matters Concerning Financial Statements and the Like
(1)	Details of Financial Statements, etc. for MITSUBA’s Most Recent Fiscal Year

Details of financial statements and the like for MITSUBA’s most recent fiscal year (the fiscal year ended March 2024) are, in accordance with laws and ordinances and the provisions of Article 13 of the Company’s Articles of Incorporation, published on the Company’s website (https://www.tatsumi-ta.co.jp/ir/newsrelease.html) and the TSE’s website (https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show).

31

(2)	Details of Financial Statements, etc. Pertaining to the Contents of any Provisional Financial Statement, etc. Whose Provisional Account Closing Day is a Day After the End Date of the Most Recent Fiscal Year of MITSUBA

There are no applicable matters

(3)	Details of Any Event that has a Material Impact on the Status of Company Property and that Occurs On or After the End Date of the Most Recent Fiscal Year of the Company and MITSUBA
(i)	The Company
(a)	The Company resolved at its Board of Directors meeting held on November 13, 2024 to conduct a share exchange under which MITSUBA becomes a wholly owning parent company through the share exchange and the Company becomes a wholly owned subsidiary through the share exchange, and the Company executed a share exchange agreement on the same day. Details of the Share Exchange Agreement are as described in “2. Overview of the Contents of the Share Exchange Agreement” above.
(b)	The Company will, immediately prior to the Record Time and by a resolution at a meeting of its Board of Directors held on or before the day immediately preceding the effective date of the Share Exchange, cancel all of the treasury shares it holds as of the time immediately prior to the Record Time (including the own shares it acquires through a share purchase in response to a share purchase demand by dissenting shareholders as prescribed in Article 785, Paragraph 1 of the Companies Act, which will be exercised at the time of the Share Exchange).
(ii)	MITSUBA
(a)	On April 1, 2024, MITSUBA transferred all of its shares held in MITSUBA LOGISTICS CO., LTD. (current trade name: NIKKON RYOMO CO., LTD.) to NIKKON HOLDINGS CO., LTD. For details, please refer to the “Notice Concerning the Transfer of Shares of Subsidiary” released by MITSUBA on March 14, 2024.
(b)	On June 28, 2024, MITSUBA acquired and retired Class A preferred shares and Class C preferred shares and issued new Class D preferred shares on the same day. In connection therewith, MITSUBA amended its Articles of Incorporation and reduced its stated capital and capital reserve. In addition, on June 26, 2024, MITSUBA refinanced existing loans by (i) entering into a loan agreement and other relevant agreements with financial institutions for which The Bank of Yokohama acts as lead arranger and (ii) obtaining a syndicated loan worth 50,146,200,000 yen in total. For details, please refer to the “Notice on Acquisition and Retirement of Existing Class Shares, Issuance of Class Shares Through Third-Party Allotment, Partial Amendments to the Articles of Incorporation, Reduction of Share Capital and Capital Reserve, and Refinancing of Current Borrowings by Syndicated Loans” (including corrections made as of May 16, 2024) released by MITSUBA on May 10, 2024.
(c)	MITSUBA resolved at its Board of Directors meeting held on November 13, 2024 to conduct a share exchange under which MITSUBA becomes a wholly owning parent company through the share exchange and the Company becomes a wholly owned subsidiary through the share exchange, and MITSUBA executed a share exchange agreement on the same day. Details of the Share Exchange Agreement are as described in “2. Overview of the Contents of the Share Exchange Agreement” above.

32

Proposal No. 2: Partial Amendment to the Articles of Incorporation

1.	Reasons for Amendments to the Articles of Incorporation

If a resolution to approve the share exchange agreement between the Company and MITSUBA is passed as originally proposed in Proposal No. 1 and the Share Exchange takes effect, the Company will become a wholly owned subsidiary of MITSUBA and the record date system for ordinary general meetings of shareholders will no longer be necessary. For this reason, the Company proposes a partial amendment to the Articles of Incorporation to delete the provisions of Article 9 (Record Date) and make other necessary changes to the article numbers.

2.	Details of Amendments to the Articles of Incorporation

The details of the amendments are as follows. The amendment to the Articles of Incorporation pertaining to this proposal will take effect on April 1, 2025, on the condition that a resolution to approve Proposal No. 1 has been passed as originally proposed at this general meeting of shareholders, the Share Exchange Agreement has not been canceled before March 31, 2025, and no event has occurred that would cause the Share Exchange Agreement to cease to be effective.

(Underlining indicates changes.)

Current Articles of Incorporation	Draft Amendments to the Articles of Incorporation
Articles 1 through 8 (Omitted)	Articles 1 through 8 (Unchanged)

Article 9 Record Date

1.   The Company treats all shareholders entitled to vote entered or recorded in the final shareholder register as of March 31 each year as the shareholders who may exercise their respective rights at the ordinary general meeting of shareholders for that fiscal year.

2.   In addition to the preceding paragraph, the Company may, when necessary and by giving public notice in advance by a resolution of the Board of Directors, entitle all shareholders or registered pledgees of shares entered or recorded in the final shareholder register of a certain day to exercise their respective rights.

(Deleted)
Articles 10 through 40 (Omitted)	Articles 9 through 39 (Unchanged)
Article 1 of the Supplementary Provisions (Omitted)	Article 1 of the Supplementary Provisions (Unchanged)

33

[Translation]

Articles of Incorporation

MITSUBA Corporation

34

Articles of Incorporation for MITSUBA Corporation

(Amended June 28, 2024)

Chapter I       General Provisions

(Trade Name)

Article 1    The Company’s name is “MITSUBA K.K.”.

2.	The Company’s name in English is “MITSUBA Corporation”.

(Purpose)

Article 2    The purpose of the Company is to engage in the following businesses.

(1)	Manufacture, distribution, and repair of small electrical equipment, electrical communications equipment, and their components
(2)	Manufacture, distribution, and repair of electronic equipment, various types of control equipment, and other machinery, equipment, apparatus, and their related components
(3)	Development and distribution of automobile parts and accessories
(4)	Molding, processing, and distribution of synthetic resins
(5)	Development, manufacture, trading, and leasing of value-added network services, and information processing services under the Telecommunications Business Act, as well as hardware and software for computers
(6)	Education, training, guidance, and dispatch of information processing engineers
(7)	Consulting regarding the introduction and operation of, and maintenance and operational management for, information processing systems
(8)	General zone motor truck transport business, motor truck transportation handling business, and warehouse business
(9)	Electrical construction business
(10)	Civil engineering and construction business and leasing and brokerage of construction machinery
(11)	Trading, leasing, brokerage, and management of real estate, equipment, jigs, tools, vehicles, etc.
(12)	Insurance agency business and non-life insurance agency business under the Act on Securing Compensation for Automobile Accidents
(13)	Entrustment of, and consulting related to, chemical analysis and other various types of analysis, measurement, development, evaluation, and research
(14)	Undertaking of contracted proxy accounting and salary calculation work, contracted management work for employee dormitories and other welfare facilities, and contracted work for vocational aptitude and skills development and business training for various companies
(15)	Factoring operations, money lending and other financing operations, proxy collection of money, and trading and holding of securities
(16)	Investigation and consulting related to the trading of industrial property rights and know-how, licensing, and technical and regulatory information
(17)	Consulting work related to recruitment, hiring, and labor
(18)	Decision-making for corporate management and comprehensive guidance for companies

35

(19)	Undertaking of public relations work accompanying corporate activities
(20)	Manufacture and distribution of medical equipment
(21)	Worker dispatch business
(22)	Power generation business and business of managing and operating that business and selling the power generated
(23)	Agriculture business and agriculture-related business
(24)	Any work incidental or related to the preceding items

(Location of Head Office)

Article 3    The Company’s head office is located in Kiryu City, Gunma.

(Method of Public Notice)

Article 4  The Company shall publish public notices electronically. However, if a public notice cannot be published electronically due to an accident or other compelling reason, the public notice shall be published in The Nikkei.

Chapter II Shares

(Total Number of Authorized Shares and Total Number of Authorized Class Shares)

Article 5    The total number of authorized shares of the Company shall be 150 million.

The total number of authorized class shares of the Company shall be as follows for each class of shares:

Common shares 150 million shares

Class D shares 200 shares

(Number of Shares per Unit)

Article 6    The number of shares constituting one unit of shares of common stock of the Company shall be 100 shares, and the number of shares constituting one unit of Class D shares shall be one share.

(Rights Related to Shares of Less than One Unit)

Article 7    Shareholders of the Company may not exercise in relation to shares of less than one unit any right other than the following rights.

(i)	The rights described in each item of Article 189, paragraph (2) of the Companies Act
(ii)	The right to make a demand as provided for by Article 166, paragraph (1) of the Companies Act
(iii)	The right to receive, based on the number of shares held by the shareholder, an allotment of shares for subscription and an allotment of share options for subscription
(iv)	The right to make a demand prescribed in the following Article

(Demand for Sale by Holders of Shares Less Than One Unit)

Article 8    A shareholder who holds less than one share unit of the Company may demand the Company to sell to that shareholder the number of shares that, when added together with the number of shares less than one unit that shareholder currently holds, would constitute one share unit (an “Additional Purchase”).

36

(Rules for Handling Shares)

Article 9    In addition to the provisions of laws and regulations and these Articles of Incorporation, matters regarding making entries or records in the shareholder register or share option register, matters regarding purchases of shares less than one unit or any Additional Purchase, or matters regarding shares or share options, shall be governed by the rules for handling shares determined by the Board of Directors.

(Shareholder Register Administrator)

Article 10   The Company shall have a shareholder register administrator.

2.	The shareholder register administrator and the place of business of that shareholder register administrator shall be determined by resolution of the Board of Directors and publicly announced.

(Record Date)

Article 11  The Company shall consider the shareholders holding voting rights and whose respective names are entered or recorded in the final shareholder register as of March 31 each year to be the shareholders entitled to exercise their respective rights at the annual general meeting of shareholders for the relevant business year.

2.	In addition to the provisions of the preceding paragraph, the Company may, when necessary, with prior public notice and by resolution of the Board of Directors, determine that the shareholders or registered pledgees of shares who are entered or recorded in the final shareholder register as of a certain date to be shareholders or registered pledgees of shares who may exercise voting rights.

Chapter II-2     Class D Shares

(Class D Preferred Dividends)

Article 11-2  When the Company pays a year-end dividend of surplus in accordance with the provisions of Article 40, paragraph 2, such dividend shall be paid to shareholders holding Class D shares (hereinafter referred to as “Class D Shareholders”) or registered pledgees of Class D shares (hereinafter referred to as “Class D Share Registered Pledgees”; hereinafter referred to as “Class D Shareholders, Etc.” together with Class D Shareholders) who are stated or recorded in the final shareholder register as of the record date for the relevant year-end dividend before the shareholders holding common shares (hereinafter referred to as “Common Shareholders”) or registered pledgees of common shares (hereinafter referred to as “Common Share Registered Pledgees”; hereinafter referred to as “Common Shareholders, Etc.” together with Common Shareholders) who are stated or recorded in the final shareholder register as of the same date, as Class D preferred dividends per Class D share, in the amount calculated by pro-rating, with one year being 365 days, the sum of the amount to be paid in for Class D shares and the Unpaid Class D Preferred Dividends (as defined in the following paragraph) after the year-end dividend for the previous business year (if any) at 7.8% per annum, for the actual number of days during the period from the first day of the business year that includes the record date for the relevant year-end dividend (however, if the record date for the relevant dividend of surplus belongs to the same business year as the payment date, it shall be the payment date) (including the same day) to the record date for the dividend of such surplus (including the same day) (hereinafter referred to as the “Class D Preferred Dividend Amount”) (however, the division shall be made at the end and calculated to the third decimal place below the unit of yen and rounded off to the second decimal place). However, in the business year containing the record date of the year-end dividends, if the Class D Preferred Interim Dividends set forth in Article 11-3 have been paid, the amount obtained by deducting the total amount thereof shall be paid. If the Company acquires the Class D shares during the period between the record date for such year-end dividend and the date on which such year-end dividend is paid, the Company shall not be required to pay a year-end dividend pertaining to such record date with respect to such Class D shares.

37

2.	If, in a business year, the total amount of surplus per share paid to the Class D Shareholders, Etc. does not reach the Class D Preferred Dividend Amount when calculated with the last day of the relevant business year as the record date, the shortfall (hereinafter referred to as “Unpaid Class D Preferred Dividends”) shall be accumulated from the following business year onward.
3.	The Company shall not pay dividends from surplus to Class D Shareholders, Etc. in excess of the total amount of Class D preferred dividends.

(Class D Preferred Interim Dividends)

Article 11-3   When the Company pays dividends of surplus (hereinafter referred to as an “Interim Dividend”) with a record date other than the last day of the business year (hereinafter referred to as a “Record Date for Interim Dividend”) in accordance with the provisions of Article 40, paragraphs 2 and 3, the Company shall pay, per Class D share, to the Class D Shareholders, Etc. who are stated or recorded in the final shareholder registry as of the Record Date for Interim Dividend, before the Common Shareholders, Etc., the dividend of surplus in cash in the amount calculated by, after determining the amount equivalent to 7.8% per annum of the total of the amount to be paid in for the Class D shares and the Unpaid Class D Preferred Dividends (if any) after the year-end dividend for the previous business year, dividing the determined amount by 365 days (however, the division shall be made at the end and calculated to the third decimal place below the unit of yen and rounded off to the second decimal place) for the actual number of days during the period from the first day of the business year that includes the Record Date for Interim Dividend (however, if the Record Date for Interim Dividend belongs to the same business year as the payment date, it shall be the payment date) (including the same day) to the Record Date for Interim Dividend (including the same day) (hereinafter referred to as “Class D Preferred Interim Dividends”). However, in the business year containing the Record Date for Interim Dividend, if the Class D Preferred Interim Dividends set forth in this Article have been paid during the period up to the relevant Interim Dividends, it shall be the amount obtained by deducting the total amount thereof. If the Company acquires the Class D shares during the period between the Record Date for Interim Dividend and the date on which such Interim Dividend is paid, the Company shall not be required to pay an Interim Dividend pertaining to the Record Date for Interim Dividend with respect to such Class D shares.

38

(Distribution of Residual Assets)

Article 11-4  When the Company distributes residual assets, the Company shall distribute, per Class D share, to Class D Shareholders, Etc. before the Common Shareholders, Etc. the amount obtained by deducting the amount equivalent to the deduction amount from the amount equivalent to the basic redemption price set forth in paragraph 2 of the following Article (however, the amount equivalent to the basic redemption price and the amount equivalent to the deduction amount shall be calculated in the basic redemption price formula and the deduction amount formula, respectively, by replacing “Class D Redemption Claim Date” with “Residual Assets Distribution Date” (meaning the date on which the distribution of the residual assets is made; the same shall apply hereinafter) and replacing “Class D Preferred Dividends Paid Before Redemption Claim” with “Class D Preferred Dividends Paid Before Dissolution” (meaning the amount of Class D preferred dividends paid during the period up to the Residual Assets Distribution Date (including the Class D Preferred Interim Dividends paid during the period up to the Residual Assets Distribution Date))). If the Class D Preferred Dividends Paid Before Dissolution have been paid more than once, the amount equivalent to the deduction amount shall be calculated for each of the Class D Preferred Dividends Paid Before Dissolution, and the total of these amounts shall be deducted from the amount equivalent to the basic redemption price.

2.	No distribution of residual assets shall be made to Class D Shareholders, Etc. in addition to the preceding paragraph.

(Put Option for Cash Consideration)

Article 11-5  A Class D Shareholder may at any time request that the Company deliver cash in exchange for the acquisition of all or a portion of that Class D Shareholder’s Class D shares (hereinafter referred to as a “Class D Redemption Claim”) to the extent possible under laws and regulations, up to the distributable amount prescribed in Article 461, paragraph 2 of the Companies Act. When such claim (hereinafter, the date on which the Class D Redemption Claim was made is referred to as “Class D Redemption Claim Date”) is made, the Company shall carry out acquisition procedures in accordance with the provisions of laws and regulations. If a redemption claim is made in excess of the amount available for distribution on the Class D Redemption Claim Date and only a portion of the Class D shares subject to the claim can be acquired, the number of shares to be acquired shall be determined on a pro-rata basis, by lot, or by other reasonable method determined by the Board of Directors.

2.	The acquisition price per Class D share shall be calculated by deducting the deduction amount from the basic redemption price, and these amounts shall be calculated by the formula set out below. However, the division shall be made at the end and calculated to the third decimal place below the unit of yen and rounded off to the second decimal place. If the Class D Preferred Dividends Paid Before Redemption Claim specified in the formula below are paid more than once, the deduction amount shall be calculated for each of the Class D Preferred Dividends Paid Before Redemption Claim, and the total of these amounts shall be deducted from the basic redemption price.

(Basic redemption price calculation formula) Basic redemption price

= 50 million yen × (1+0.078) m+n/365

The number of days in the period from the payment date (including the same date) to the Class D Redemption Claim Date (including the same date) is “m years and n days,” and “m+n/365” represents the index “(1+0.078).”

(Calculation formula for deduction amount)

Deduction amount = Class D Preferred Dividends Paid Before Redemption Claim × (1+0.078) x+y/365

39

The “Class D Preferred Dividends Paid Before Redemption Claim” shall be the amount of the Class D preferred dividends paid on or after the payment date (including Class D Preferred Interim Dividends paid during the period up to the Class D Redemption Claim Date).

The number of days from the payment date of the Class D Preferred Dividends Paid Before Redemption Claim (including the same day) to the Class D Redemption Claim Date (including the same day) is “x years and y days,” and “x+y/365” represents the index “(1+0.078).

3.	A Class D Redemption Claim under paragraph 1 of this Article shall become effective when the written claim for such redemption pertaining to the Class D shares arrives at the Company’s head office.

(Acquisition Clause for Cash Consideration)

Article 11-6  The Company may, at any time, acquire all or a portion of the Class D shares in exchange for cash up to the distributable amount, upon the arrival of a date separately determined in accordance with a resolution of the Company’s Board of Directors (hereinafter referred to in this Article as “Class D Compulsory Redemption Date”), regardless of the intentions of Class D Shareholders, Etc. When acquiring a portion of the Class D shares, the number of shares to be acquired shall be determined by proportional allocation, lottery, or any other reasonable method specified based on a resolution of the Board of Directors. The acquisition price per Class D share shall be the amount obtained by deducting the amount equivalent to the deduction amount from the amount equivalent to the basic redemption price set forth in paragraph 2 of the preceding Article (however, the amount equivalent to the basic redemption price and the amount equivalent to the deduction amount shall be calculated in the basic redemption price formula and the deduction amount formula, respectively, by replacing “Class D Redemption Claim Date” with “Class D Compulsory Redemption Date” and replacing “Class D Preferred Dividends Paid Before Redemption Claim” with “Class D Preferred Dividends Paid Before Compulsory Redemption” (meaning the amount of the Class D preferred dividends paid during the period up to the Class D Compulsory Redemption Date (including the Class D Preferred Interim Dividends paid during the period up to the Class D Compulsory Redemption Date))). If the Class D Preferred Dividends Paid Before Compulsory Redemption have been paid more than once, the amount equivalent to the deduction amount shall be calculated for each of the Class D Preferred Dividends Paid Before Compulsory Redemption, and the combined total amount shall be deducted from the amount equivalent to the basic redemption price.

(Put Option for Common Share Consideration)

Article 11-7  A Class D Shareholder may, at any time and to the extent permitted by laws and regulations, request that the Company deliver common shares in exchange for the acquisition of all or a portion of that Class D Shareholder’s Class D shares held in accordance with the conditions set forth in this Article (hereinafter referred to as a “Class D Conversion Claim,” and the date on which a Class D Conversion Claim is made shall be referred to as the “Class D Conversion Claim Date”).

40

2.	The number of common shares to be delivered by the Company to Class D Shareholders as consideration under this Article shall be calculated in the manner set forth below. However, rounding down of fractions shall be done at the end, and any fraction less than one share in the number of common shares to be delivered to Class D Shareholders shall be rounded down, and no adjustment in cash shall be made.

(Formula for Number of Shares to be Delivered)

Number of common shares of the Company to be delivered in exchange for the acquisition of Class D shares

= Number of Class D shares that the Class D Shareholder has requested be acquired × Amount obtained by deducting the amount equivalent to the deduction amount from the amount equivalent to the basic redemption price set forth in Article 11-5, paragraph 2 (however, the amount equivalent to the basic redemption price and the amount equivalent to the deduction amount shall be calculated in the basic redemption price formula and the deduction amount formula, respectively, by replacing “Class D Redemption Claim Date” with “Class D Conversion Claim Date” and replacing “Class D Preferred Dividends Paid Before Redemption Claim” with “Class D Preferred Dividends Paid Before Conversion Claim” (meaning the amount of Class D preferred dividends paid up to the Class D Conversion Claim Date (including the Class D Preferred Interim Dividends paid up to the Class D Conversion Claim Date))) ÷ Conversion price

Conversion price

a.	Initial conversion price

The initial conversion price shall be 1,344 yen.

b.	Revision of the conversion price

The conversion price shall be adjusted on the last day of June and the last day of December of each year from the last day of December 2024 (hereinafter in this Article, individually or collectively referred to as “Conversion Price Revision Date”) to an amount equivalent to 95% of the market price as of the Conversion Price Revision Date (hereinafter in this Article referred to as “Revised Conversion Price”). However, if the Revised Conversion Price is less than 708 yen (hereinafter referred to as the “Minimum Conversion Price” in this Article), the Revised Conversion Price shall be the Minimum Conversion Price. If the conversion price is adjusted in accordance with c. below, the Minimum Conversion Price shall be adjusted in the same manner.

The above “market price” shall be the average value (excluding the days with no closing price; it shall be calculated to the second decimal place below the unit of yen and rounded off to the first decimal place) of the daily closing price (including quotes) of the common shares of the Company in ordinary trading on Tokyo Stock Exchange, Inc. (hereinafter in this Article referred to as the “TSE”) for 30 trading days commencing on the 45th trading day preceding such Conversion Price Revision Date.

c.	Adjustment of the conversion price
(a)	If, after the issuance of the Class D shares, the number of common shares is or may be changed for any of the reasons listed in (b) below, the Company shall adjust the conversion price (including the Revised Conversion Price in accordance with b. above) by the formula set forth below (hereinafter referred to as “Conversion Price Adjustment Formula” in this Article).

41

Adjusted conversion price

= Unadjusted conversion price × (Number of common shares outstanding + ((Number of common shares delivered × paid-in amount per share) ÷ Market price)) ÷ (Number of common shares outstanding + Number of common shares delivered)

The “Number of common shares outstanding” used in the Conversion Price Adjustment Formula shall be the number obtained by deducting the number of common shares held by the Company from the number of the Company’s common shares outstanding on a record date for each of the transactions in (b)(i) through (iv) below if it is set for the Common Shareholders, or, if no such record date is set, on the date one month before the date on which the adjusted conversion price is to be applied, and by adding the number of common shares deemed to be the number of common shares delivered under (b) or (d) below before such conversion price adjustment that have not yet been delivered.

The “Number of common shares delivered” used in the Conversion Price Adjustment Formula shall be the number of common shares to be increased by the stock split (not including the number by which the number of common shares is increased with respect to the common shares held by the Company on the record date) if a stock split of common shares is carried out, and if a consolidation of common shares is carried out, the number by which the number of common shares is to be reduced by the consolidation of shares (not including the number by which the number of common shares is decreased with respect to the common shares held by the Company on the effective date) shall be indicated as a negative value and used.

The “Paid-in amount per share” used in the Conversion Price Adjustment Formula shall be, in the case of (b)(i) below, the amount to be paid (if property other than cash is the subject of the contribution, then it shall be the appropriate appraisal value of the property; and in the case of gratis allotment, it shall be zero yen), in the case of (b)(ii) and (iv) below, zero yen, and in case of (b)(iii) below, the amount obtained by, after deducting the value of properties other than common shares delivered to the holder of Shares with Put Option, Etc. (defined in (b)(iii) below) upon acquisition, conversion, exchange, or exercise thereof from the amount paid in or otherwise paid as consideration upon delivery of the Shares with Put Option, Etc. (in the case of share options for which the delivery of common shares may be requested for consideration that falls below the market price, it shall be the amount obtained by adding the amount of the properties to be contributed upon exercise of the share option), dividing the resulting amount by the number of common shares to be delivered upon acquisition, conversion, exchange, or exercise thereof (hereinafter referred to as “Consideration” in (b)(iii)).

(b)	Details regarding a case where the conversion price of Class D shares is adjusted by the Conversion Price Adjustment Formula, and the time of application of the adjusted conversion price, shall be as set forth below.
(i)	In the case of delivering the common shares at a paid-in amount that falls below the market price set forth in (c)(ii) below (including a case of gratis allotment) (however, excluding the case of delivery in exchange for acquisition of shares with put option, shares subject to call, or share options subject to call delivered by the Company (including those attached to bonds with share options; the same shall apply in c.) or the case of delivery upon acquisition, conversion, exchange, or exercise of share options (including those attached to bonds with share options; the same shall apply in c.) or other securities or rights for which the delivery of common shares may be requested.)

42

The adjusted conversion price shall be applied from the day following the payment date (if a payment period is specified for the offering, the last day of such payment period; the same shall apply hereinafter) or the effective date of the gratis allotment.

However, if there is a record date for granting the Company’s Common Shareholders the right to receive an allotment of shares for subscription or for a gratis allotment, the adjusted conversion price shall be applied from the day following such date.

(ii)	In the case of a stock split of common shares

The adjusted conversion price shall be applied from the day following the record date for the stock split of common shares.

(iii)	In the case of delivering shares with put option, shares subject to call, or share options subject to call for which there are provisions to deliver common shares at a price that falls below the market price set forth in (c)(ii) below in exchange for the acquisition (including a case of gratis allotment), or in the case of delivery of share options or other securities or rights for which the delivery of common shares may be requested for Consideration that falls below the market price set forth in (c)(ii) below (including a case of gratis allotment)

The adjusted conversion price shall be calculated by applying the Conversion Price Adjustment Formula mutatis mutandis, deeming that all of the shares with put option, shares subject to call, share options subject to call or share options, or other securities or rights (hereinafter referred to as “Shares with Put Option, Etc.”) to be delivered were acquired, converted, exchanged, or exercised and common shares were delivered under the initial conditions, and shall be applied from the day following the date of delivery or the effective date of gratis allotment. However, if there is a record date for granting the Common Shareholders the right to receive allotment of Shares with Put Option, Etc., or for gratis allotment, it shall be applied from the day following such date.

Notwithstanding the foregoing, if the Consideration for the common shares to be delivered upon the acquisition, conversion, exchange, or exercise is not fixed at the time stated above, the adjusted conversion price shall be calculated by applying the Conversion Price Adjustment Formula mutatis mutandis, deeming that all of the Shares with Put Option, Etc. delivered at the time such Consideration is fixed are acquired, converted, exchanged, or exercised and common shares are delivered under the conditions as of the time such Consideration is fixed and the adjusted conversion price shall be applied from the day following the day on which the Consideration is fixed.

(iv)	In the case of consolidation of common shares

The adjusted conversion price shall be applied from the effective date of share consolidation.

(c)	(i)	The Conversion Price Adjustment Formula shall be calculated to the second decimal place (below the unit of yen, and such decimal place shall be rounded down.

(ii)	The market price used in the Conversion Price Adjustment Formula shall be the average value (excluding the days with no closing price; it shall be calculated to the second decimal place below the unit of yen and rounded off to the first decimal place) of the daily closing price (including quotes) of the common shares in ordinary trading on the TSE for 30 trading days commencing on the 45th trading day preceding the date on which the adjusted conversion price is applied.

43

(d)	In addition to the cases that require adjustment of the conversion price set forth in (b) above, the Company shall make the necessary adjustment of the conversion price if the Company’s Board of Directors reasonably determines that any of the following cases applies:
(i)	When adjustment of the conversion price is necessary due to a merger in which the Company is the surviving company, or the succession to or assumption of all or part of the rights and obligations of another company in an absorption-type company split carried out by such company, or the acquisition of all the shares outstanding of another stock company in a share exchange carried out by such stock company;
(ii)	When two or more events for adjusting the conversion price occur closely in time, and it is necessary, with regard to the market price to be used in calculating the adjusted conversion price based on one of the events, to consider the effect of the other event or events; or
(iii)	Other cases where the conversion price needs to be adjusted due to the occurrence of a change or an event that may cause a change in the number of the Company’s common shares outstanding.
(e)	If the difference between the adjusted conversion price calculated by the Conversion Price Adjustment Formula and the unadjusted conversion price is less than one yen, the adjustment of the conversion price shall not be made. However, adjustments that have become unnecessary pursuant to the this (e) will be carried forward and taken into account in the subsequent adjustment calculations.
(f)	If the Company adjusts the conversion price pursuant to (a) through (e) above, the Company shall notify each Class D Shareholder listed in the shareholder register in writing in advance of such fact, reasons therefor, the unadjusted conversion price the adjusted conversion price, the date of application, and other necessary matters. However, if the above notice cannot be given by the date immediately prior to the date of application, it shall be given promptly after the date of application.
3.	Place for Receiving Conversion Requests

Shareholder Register Administrator Office

Stock Transfer Agency, Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-Chome, Chiyoda-ku, Tokyo

4.	A Class D Conversion Claim under paragraph 1 of this Article shall become effective when the written request for such conversion with respect to the Class D shares arrives at the place for receiving conversion requests described in the preceding paragraph.

(Voting Rights)

Article 11-8  Class D Shareholders shall not have voting rights at any general meeting of shareholders unless otherwise provided for by laws and regulations.

(Consolidation or Split of Shares, etc.)

Article 11-9  Except as otherwise provided for by laws and regulations, there shall be no consolidation or split of shares with respect to Class D shares. Class D Shareholders shall not be entitled to the allotment of shares for subscription or share options for subscription, and the gratis allotment of shares or share options shall not be made.

44

Chapter III     General Meetings of Shareholders

(Convocation of General Meetings of Shareholders)

Article 12  The Company’s annual general meeting of shareholders shall be convened in June each year, and extraordinary general meetings of shareholders shall be convened when necessary.

(Measures for Electronic Provision, Etc.)

Article 13  When convening a general meeting of shareholders, the Company shall take measures for electronic provision of the contents of reference documents for general meetings of shareholders.

2.	The Company may choose not to enter in documentation to be issued to a shareholder who makes a demand for the issuing of documents before the record date for voting rights all or part of the matters that are (a) prescribed by Order of the Ministry of Justice and (b) the subject of measures taken by the Company for electronic provision.

(Convener and Chair)

Article 14  Unless otherwise provided for in laws and regulations, the chairperson or the president shall convene the general meeting of shareholders by resolution of the Board of Directors and shall chair the meeting.

2.	If the chairperson and the president is unable to do so, a director determined in accordance with the order of priority prescribed in advance by the Board of Directors shall convene and chair the general meeting of shareholders.

(Method of Resolutions)

Article 15  Unless otherwise provided for in laws and regulations or these Articles of Incorporation, a resolution at a general meeting of shareholders shall be passed by a majority of votes by shareholders present at a general meeting of shareholders who have the authority to exercise their respective voting rights.

(Exercising of Voting Rights Through a Proxy)

Article 16  A shareholder or that shareholder’s legal representative may exercise that shareholder’s voting rights through a proxy. However, that proxy must be a single shareholder who holds voting rights. In such a case, the shareholder or that shareholder’s proxy must submit to the Company proof of representative authority for each general meeting of shareholders in question.

(General Meeting of Class Shareholders)

Article 16-2  The provisions of Article 11 shall apply mutatis mutandis to each general meeting of class shareholders that is held on the same day as an annual general meeting of shareholders.

2.	The provisions of Articles 12, 13, 14, and 16 shall apply mutatis mutandis to each general meeting of class shareholders.

45

3.	The provisions of Article 15 shall apply mutatis mutandis to resolutions at a general meeting of class shareholders specified in Article 324, paragraph (1) of the Companies Act.

Chapter IV     Directors and Board of Directors

(Establishment of a Board of Directors)

Article 17  The Company shall have a Board of Directors.

(Number of Directors)

Article 18  The Company shall have no more than ten directors (excluding directors who are also Audit & Supervisory Committee members).

2.	The Company shall have no more than eight directors who are also Audit & Supervisory Committee members (“Audit & Supervisory Committee Members”).

(Election)

Article 19  Each director is categorized as an Audit & Supervisory Committee Member or a director who is not an Audit & Supervisory Committee Member and is elected by a resolution at a general meeting of shareholders.

2.	For the purpose of filling a possible future shortfall in the number of Audit & Supervisory Committee Members stipulated by law, regulation, or these Articles of Incorporation, one or more replacement Audit & Supervisory Committee Members (“Replacements”) may be elected in advance at a general meeting of shareholders.
3.	A resolution to elect that is provided for in the preceding two paragraphs shall be passed by a majority of the votes of the shareholders present at a general meeting of shareholders where shareholders holding one-third or more of the voting rights of the shareholders who are entitled to exercise their respective voting rights are present.
4.	The effect of electing a Replacement shall expire at the beginning of the annual general meeting of shareholders for the last business year ending within two years after the resolution to elect that Replacement.
5.	Resolutions to elect directors shall not be based on cumulative voting.

(Term of Office)

Article 20  The term of office for a director (excluding Audit & Supervisory Committee Members) shall expire at the end of the annual general meeting of shareholders for the last business year ending within a period of one year after the election of that director.

2.	The term of office for an Audit & Supervisory Committee Member shall expire at the end of the annual general meeting of shareholders for the last business year ending within a period of two years after the election of that Audit & Supervisory Committee Member.
3.	The term of office for an Audit & Supervisory Committee Member elected to replace an Audit & Supervisory Committee Member who resigns before the end of that resigning Audit & Supervisory Committee Member’s term of office shall be the same as the remaining term of office for the resigning Audit & Supervisory Committee Member.

46

(Representative Director, Directors with Titles, Counselors, and Advisers)

Article 21  The Board of Directors shall resolve to appoint a representative director from among the directors (excluding Audit & Supervisory Committee Members).

2.	The representative director shall represent the Company and executes the Company’s business.
3.	One chairperson, one president, one vice president, one or more senior managing directors, and one or more managing directors may be appointed from among the directors (excluding Audit & Supervisory Committee Members) by resolution of the Board of Directors.
4.	Counselors and advisers may be appointed by resolution of the Board of Directors.

(Convener and Chair of Meetings of the Board of Directors)

Article 22  Unless otherwise provided for in laws and regulations, the chairperson or the president shall convene each meeting of the Board of Directors by resolution of the Board of Directors and shall chair that meeting.

2.	If the chairperson and the president are unable to do so, a director determined in accordance with the order of priority prescribed in advance by the Board of Directors shall convene and chair the meeting of the Board of Directors in question.
3.	Notwithstanding the preceding two paragraphs, an Audit & Supervisory Committee Member appointed by the Audit & Supervisory Committee may convene a meeting of the Board of Directors.

(Convocation Notices for Meetings of the Board of Directors)

Article 23  A convocation notice for a meeting of the Board of Directors shall be issued to each director no later than three days before that meeting.

However, this period may be shortened in the case of an emergency.

2.	A meeting of the Board of Directors may, with the consent of all directors, be convened without conducting the convocation procedures.

(Method of Resolution for the Board of Directors)

Article 24  A resolution of the board of directors shall be passed by a majority of the directors present at a meeting of the Board of Directors where a majority of the directors who may participate in voting is present.

2.	If, in relation to a matter subject to a resolution, all of the directors (limited to those who may participate in voting with regard to that matter) agree in writing or by electronic or magnetic record, the Company shall deem that a resolution of the Board of Directors approving that matter has been passed.

(Delegation to Directors of Decisions on Execution of Important Operations)

Article 25  The Company may, in accordance with Article 399-13, paragraph (6) of the Companies Act, delegate to a director by resolution of the Board of Directors all or some decisions on the execution of the Company’s important operations (excluding the matters listed in each item of paragraph (5) of the same Article).

(Rules of the Board of Directors)

Article 26  Matters regarding the Board of Directors are governed by the rules of the Board of Directors determined by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

47

(Compensation, Etc.)

Article 27  Compensation, bonuses, and other economic benefits received from the Company as consideration for the execution of duties (“Compensation, Etc.”) by directors shall be determined separately for Audit & Supervisory Committee Members and directors who are not Audit & Supervisory Committee Members by a resolution at a general meeting of shareholders.

(Exemption From Liability)

Article 28  The Company may, by resolution of the Board of Directors, exempt directors up to the amount obtained by deducting the minimum liability amount specified in laws and regulations from the damages in question if the requirements specified in laws and regulations in relation to liability for damages under Article 423, paragraph (1) of the Companies Act are met.

2.	The Company may execute with each director (excluding those are Executive Directors, etc.) an agreement that limits that director’s liability for damages if the requirements specified in laws and regulations in relation to liability for damages under Article 423, paragraph (1) of the Companies Act are met. However, the limit for liability based on such an agreement shall be the minimum liability amount specified in laws and regulations.

Chapter V     Operating Officers

(Appointment)

Article 29  The Company shall appoint operating officers by resolution of the Board of Directors and may cause those operating officers to execute the business of the Company.

2.	Matters regarding arrangements related to operating officers shall be governed by the rules for operating officers.

Chapter VI     Audit & Supervisory Committee

(Establishment of an Audit & Supervisory Committee)

Article 30  The Company shall have an Audit & Supervisory Committee.

(Full-Time Audit & Supervisory Committee Members)

Article 31  The Audit & Supervisory Committee may resolve to appoint full-time Audit & Supervisory Committee Members.

(Convocation Notice for Meetings of the Audit & Supervisory Committee)

Article 32  A convocation notice for a meeting of the Audit & Supervisory Committee shall be issued to each Audit & Supervisory Committee Member no later than three days before the meeting.

However, this period may be shortened in the case of an emergency.

2.	A meeting of the Audit & Supervisory Committee may, with the consent of all Audit & Supervisory Committee Members, be convened without conducting the convocation procedures.

48

(Method of Resolution for the Audit & Supervisory Committee)

Article 33  A resolution of the Company’s Audit & Supervisory Committee is passed by a majority of the Audit & Supervisory Committee Members present at a meeting of the Audit & Supervisory Committee where a majority of the Audit & Supervisory Committee Members who may participate in voting is present.

(Rules of the Audit & Supervisory Committee)

Article 34  Matters related to the Company’s Audit & Supervisory Committee shall be governed by the rules of the Audit & Supervisory Committee determined by the Audit & Supervisory Committee, in addition to laws and regulations and these Articles of Incorporation.

Chapter VII     Accounting Auditor

(Establishment of Accounting Auditor)

Article 35  The Company shall have an accounting auditor.

(Election of Accounting Auditor)

Article 36  An accounting auditor shall be elected by a resolution at a general meeting of shareholders.

(Term of Office for Accounting Auditor)

Article 37  The term of office for an accounting auditor expires at the end of the annual general meeting of shareholders for the last business year ending within a period of one year after the election of that accounting auditor.

2.	Unless otherwise resolved at the annual general meeting of shareholders specified in the preceding paragraph, it shall be deemed that the accounting auditor is re-elected at that annual general meeting of shareholders.

(Compensation, Etc.)

Article 38  Compensation, Etc. for an accounting auditor shall be determined by the representative director upon approval by the Audit & Supervisory Committee.

Chapter VIII     Accounting

(Business Year)

Article 39  The Company’s business year shall be a one-year period from April 1 each year to March 31 the following year.

(Dividends of Surplus, Etc.)

Article 40  Unless otherwise provided for by laws and regulations, the Company shall determine the matters specified in the items of Article 459, paragraph (1) of the Companies Act, such as dividends of surplus, by resolution of the Board of Directors, not by resolution of a general meeting of shareholders.

49

2.	The Company may pay, in cash, dividends of surplus to shareholders and registered pledgees of shares entered or recorded in the final shareholder register as of March 31 each year and to shareholders and registered pledgees of shares entered or recorded in the final shareholder register as of September 30 each year.
3.	In addition to the provisions of the preceding two paragraphs, the Company may set a record date and pay dividends of surplus to shareholders and registered pledgees of shares entered or recorded in the final shareholder register as of that record date.

(Prescription Period for Dividends)

Article 41  If dividends of surplus paid by the Company are not received before three years have passed since the date on which that payment is commenced, the Company shall be released from its obligation to pay those dividends.

2.	Interest shall not accrue on unpaid dividends.

Supplementary Provisions

(Transitional Measures for Exemption of Company Auditors From Liability)

1.	The Company may, by resolution of the Board of Directors and to the extent provided for in laws and regulations, exempt a company auditor (including former company auditors) from the liability for damages specified in Article 423, paragraph (1) of the Companies Act for actions prior to the end of the 71st annual general meeting of shareholders.
2.	Matters regarding agreements limiting the liability of external company auditors for damages specified in Article 423, paragraph (1) of the Companies Act for actions of external company auditors (including former external company auditors) prior to the end of the 71st annual general meeting of shareholders are provided for in Article 38, paragraph (2) of the Articles of Incorporation before their amendment by a resolution at the 71st annual general meeting of shareholders.

50

[Translation]

Reports for the 79th Fiscal Year

(Documents Attached to the Convocation Notice
for the 79th Annual General Meeting of Shareholders)

Table of Contents
Business Report	1
Consolidated Financial Statements	22
Non-consolidated Financial Statements	25
Audit Reports	28

MITSUBA Corporation Securities code: 7280

51

Business Report

Business Report

(April 1, 2023 to March 31, 2024)

1.	Current Status of the Corporate Group
(1)	Status of business in the consolidated fiscal year under review
(i)	Business developments and results

The global economy during the consolidated fiscal year under review maintained a growth trajectory but was impacted by factors such as Russia’s protracted invasion of Ukraine, supply chain disruptions due to conflict in the Middle East, concerns of an economic slowdown due to global financial tightening, and the further weakening of the yen. In Japan, despite rising prices due to a continuing high level of material and energy costs and the weak yen, economic policy resulted in an increase in private investment and individual consumption, and the economy continued to see gradual recovery.

In the automotive industry, 90.079 million four-wheeled vehicles were sold globally in calendar year 2023 (a year-on-year increase of 11.2%), with 15.608 million sold in the U.S. during the calendar year (a year-on-year increase of 12.3%), the first time in two years that sales exceeded those in the previous year. In Europe, recovery from semiconductor shortages resulted in 12.847 million vehicles sold during the calendar year (a year-on-year increase of 13.6%), also the first time in two years that sales exceeded those in the previous year. Sales in China exceeded those in the previous year for the third consecutive year, totaling 30.094 million vehicles sold during the calendar year (a year-on-year increase of 12.0%) due to factors such as government policy support and active sales promotions. In Japan, 4.529 million vehicles were sold during the fiscal year 2023 (a year-on-year increase of 3.3%), exceeding the previous year’s sales for two consecutive years. The number of ordinary vehicles sold increased for the second consecutive year to 2.903 million (a year-on-year increase of 7.8%), while light vehicles decreased for the first time in two years to 1.625 million (a year-on-year decrease of 4.0%).

In regard to global two-wheeled vehicle sales, in India, the largest two-wheeled vehicle market, 17.075 million vehicles were sold during the calendar year (a year-on-year increase of 9.4%) due to factors such as the end of the health emergency caused by the COVID-19 pandemic, making it the third consecutive year in which sales exceeded those in the previous year. Sales in Indonesia recovered in the second half of the year and totaled 6.237 million vehicles during the calendar year (a year-on-year increase of 19.5%), also the third consecutive year in which sales exceeded those in the previous year.

In Japan, two-wheeled vehicle sales increased for the first time in two years, totaling 377 thousand vehicles during the fiscal year 2023 (a year-on-year increase of 3.9%) due to an increase in sales of category II scooters and light two-wheeled vehicles.

Under these economic conditions, the Group began a new medium-term management plan (for the fiscal years 2023 to 2027) from this fiscal year in which it set responding to advances in mobility, strengthening its business foundations, and increasing the soundness of its financial condition as key measures, and the Group is promoting various measures to achieve the plan.

As a result, in the consolidated financial results for the consolidated fiscal year under review, due to the impact of exchange rates and an increase in sales caused by a recovery in automobile production driven by an improved supply of semiconductors, the Group recorded net sales of 344.154 billion yen (a year-on-year increase of 7.7%), consolidated operating profit of 21.152 billion yen (a year-on-year increase of 214.8%), and consolidated ordinary profit of 22.344 billion yen (a year-on-year increase of 269.4%), each exceeding the results for the previous year. Additionally, we performed accounting adjustments regarding our Turkish subsidiary from the fiscal year under review in accordance with the requirements set out in IAS No. 29, “Financial Reporting in Hyperinflationary Economies,” as a result of which we recorded 3.040 billion yen in extraordinary losses. However, due to factors such as the Group recording 1.147 billion yen in gains on sale of strategic shareholdings, the Group achieved profit before income taxes of 18.516 billion yen (a year-on-year increase of 216.2%) and profit attributable to owners of parent of 13.741 billion yen (profit attributable to owners of parent in the previous fiscal year was 1.185 billion yen), both greatly exceeding the previous year’s financial results.

52

Business Report

Financial results for each operational segment are as follows.

In transportation equipment related operations, as stated above, net sales were 323.298 billion yen (a year-on-year increase of 7.9%), and segment profit was 18.614 billion yen (a year-on-year increase of 307.8%), both exceeding the previous year’s financial results.

In information service operations, due to the stable performance of software development and system sales for police agencies, local governments, gas suppliers, and manufacturers, net sales were 18.171 billion yen (a year-on-year increase of 5.4%), and segment profit was 1.834 billion yen (a year-on-year increase of 4.2%).

In other operations, due mainly to a decline in sales in supply sales operations, the segment as a whole recorded net sales of 6.444 billion yen (a year-on-year decrease of 3.8%) and segment profit of 697 million yen (a year-on-year increase of 84.9%).

(ii)	Status of capital expenditures

During the consolidated fiscal year under review, the Group conducted 10.380 billion yen in capital expenditures as a result of investments mainly for mass production of new products and increased production of existing products.

(iii)	Status of financing

The Group’s main financing during the consolidated fiscal year under review came from borrowings of 39.6 billion yen resulting from the refinancing of long-term borrowings, in addition to which the Group renewed the commitment terms of commitment line agreements (for a maximum amount of 15.0 billion yen) in order to maintain a source of financing.

(iv)	Status of business transfers to other companies, absorption-type company splits, or incorporation-type company splits

There are no applicable matters.

(v)	Status of business transfers from other companies

There are no applicable matters.

(vi)	Status of assumption of rights or obligations related to businesses of other corporations, etc. due to absorption-type mergers or absorption-type company splits

There are no applicable matters.

(vii)	Status of acquisition or disposal of other companies’ shares, other equity, or stock acquisition rights, etc.

There are no applicable matters.

53

Business Report

(2)	Changes in status of business results and assets of the corporate group and the Company
(i)	Changes in status of business results and assets of the corporate group
Item	76th fiscal year (ending March 2021)	77th fiscal year (ending March 2022)	78th fiscal year (ending March 2023)	79th fiscal year (consolidated fiscal year under review) (ending March 2024)
Net sales (millions of yen)	269,202	286,482	319,500	344,154
Profit attributable to owners of parent (millions of yen)	732	83	1,185	13,741
Basic earnings per share (yen)	16.36	1.87	26.49	293.62
Total assets (millions of yen)	343,136	342,750	328,452	357,492
Net assets (millions of yen)	76,217	88,201	86,958	122,581
Net assets per share (yen)	847.31	1,052.91	1,143.28	1,922.39

Note 1:  Basic earnings per share is calculated based on the average number of shares during the fiscal year, which is calculated after deducting the number of treasury shares.

Note 2:  “Accounting Standard for Earnings per Share” (ASBJ Statement No. 2) and “Guidance on Accounting Standard for Earnings per Share” (ASBJ Guidance No. 4) have been applied when calculating basic earnings per share.

(ii)	Changes in status of business results and assets of the Company
Item	76th fiscal year (ending March 2021)	77th fiscal year (ending March 2022)	78th fiscal year (ending March 2023)	79th fiscal year (consolidated fiscal year under review) (ending March 2024)
Net sales (millions of yen)	126,525	130,679	138,512	158,722
Profit attributable to owners of parent (millions of yen)	(1,734)	2,768	(466)	12,806
Basic earnings per share (yen)	(38.76)	61.86	(10.42)	272.74
Total assets (millions of yen)	245,512	236,069	221,571	232,664
Net assets (millions of yen)	40,507	42,320	34,736	50,297
Net assets per share (yen)	448.16	478.60	427.57	775.27

Note 1: Basic earnings (or loss) per share is calculated based on the average number of shares during the fiscal year, which is calculated after deducting the number of treasury shares.

54

Business Report

Note 2: “Accounting Standard for Earnings per Share” (ASBJ Statement No. 2) and “Guidance on Accounting Standard for Earnings per Share” (ASBJ Guidance No. 4) have been applied when calculating basic earnings (or loss) per share.

(3)	Status of significant subsidiaries

Company name	Location	Share capital	Ratio of voting rights held by the Company	Main businesses
Ryomo Systems Co., Ltd.	Kiryu-shi, Gunma Prefecture	1,966 million yen	51.3%	Information processing services; development and sale of system devices
Tatsumi Corp.	Ashikaga-shi, Tochigi Prefecture	715 million yen	53.1%	Manufacture and sale of automotive parts
Higashinihon Diecasting Industry Co., Ltd.	Takasaki-shi, Gunma Prefecture	70 million yen	100.0%	Casting and machining of aluminum die-cast parts
Momimo Manufacturing Co., Ltd.	Kiryu-shi, Gunma Prefecture	90 million yen	100.0%	Manufacture of plastic parts and automotive parts
Toyo Electric Manufacturing Co., Ltd.	Midori-shi, Gunma Prefecture	70 million yen	100.0%	Manufacture of automotive parts
Sun-You Corp.	Kiryu-shi, Gunma Prefecture	100 million yen	100.0%	Manufacture of automotive parts
MITSUBA LOGISTICS Corporation	Kiryu-shi, Gunma Prefecture	70 million yen	100.0%	Transportation and warehousing services
Mitsuba Sankowa Corp.	Kiryu-shi, Gunma Prefecture	50 million yen	100.0%	Development and sale of automotive parts and goods
SANKO Engineering Co., Ltd.	Kiryu-shi, Gunma Prefecture	495 million yen	100.0%	Electrical, building, and civil construction; development and manufacture of production facilities, etc.
Office Advan Inc.	Kiryu-shi, Gunma Prefecture	50 million yen	100.0%	Outsourcing services for accounting and personnel affairs; lending
Ryomo Business Support Co., Ltd.	Kiryu-shi, Gunma Prefecture	30 million yen	100.0%	IT training; help desk services; business process outsourcing
American Mitsuba Corp.	United States	81 million USD	100.0%	Manufacture and sale of automotive parts; marketing
Corporacion Mitsuba de Mexico, S. A. de C. V.	Mexico	174 million USD	100.0%	Manufacture and sale of automotive parts

55

Business Report

Company name	Location	Share capital	Ratio of voting rights held by the Company	Main businesses
Corporacion Tatsumi de Mexico, S.A. de C.V.	Mexico	24 million USD	100.0%	Manufacture and sale of automotive parts
Mitsuba do Brazil Ltda.	Brazil	44 million BRL	100.0%	Manufacture and sale of two-wheeled vehicle parts
Mitsuba Autoparts do Brasil Indústria Ltda.	Brazil	61 million BRL	98.0%	Manufacture and sale of automotive parts
Mitsuba Italia S.p.A.	Italy	1 million EUR	85.0%	Manufacture and sale of two-wheeled vehicle parts
Mitsuba Automotive Systems of Europe Kft.	Hungary	10 million EUR	100.0%	Manufacture and sale of automotive parts
Mitsuba Manufacturing France S. A.	France	5 million EUR	100.0%	Manufacture and sale of automotive parts
Mitsuba Manufacturing Morocco	Morocco	49 million MAD	100.0%	Manufacture and sale of automotive parts
Mitsuba Rus LLC	Russia	640 million RUB	90.0%	Manufacture and sale of automotive parts
Mitsuba Turkey Otomotiv A.S.	Turkey	987 million TRY	100.0%	Manufacture and sale of automotive parts
Mitsuba Philippines Corp.	Philippines	56 million USD	100.0%	Manufacture and sale of automotive parts
Mitsuba India Pvt. Ltd.	India	12,000 million INR	99.9%	Manufacture and sale of two-wheeled vehicle parts and automotive parts
Mitsuba Vietnam Co., Ltd.	Vietnam	1,354,311 million VND	95.8%	Manufacture and sale of two-wheeled vehicle parts and automotive parts
PT. MITSUBA INDONESIA	Indonesia	59,144 million IDR	70.0%	Manufacture and sale of two-wheeled vehicle parts and automotive parts
PT. Mitsuba Automotive Parts Indonesia	Indonesia	10 million USD	67.5%	Manufacture and sale of automotive parts
PT. Tatsumi Indonesia	Indonesia	125,412 million IDR	100.0%	Manufacture and sale of two-wheeled vehicle parts and automotive parts
Guangzhou Mitsuba Electric Co., Ltd.	China	265 million CNY	66.6%	Manufacture and sale of automotive parts

56

Business Report

Company name	Location	Share capital	Ratio of voting rights held by the Company	Main businesses
Guangzhou Mitsuba Electric (Wuhan) Co., Ltd.	China	220 million CNY	100.0%	Manufacture and sale of automotive parts
Mitsuba Electric (Dalian) Co., Ltd.	China	512 million CNY	100.0%	Manufacture and sale of automotive parts
Mitsuba Shihlin Electric (Wuhan) Co., Ltd.	China	53 million CNY	55.0%	Manufacture and sale of automotive parts
Mitsuba China (Hong Kong) Ltd.	China	3 million USD	100.0%	Import, export, and sale of automotive parts, etc.; marketing

Note 1: The ratio of voting rights held by the Company includes voting rights held by the Company’s subsidiaries.

Note 2: The Company has no subsidiaries that qualify as specified wholly-owned subsidiaries.

Note 3: At the Board of Directors meeting held on March 14, 2024, the Company resolved to transfer all the shares of MITSUBA LOGISTICS Corporation held by the Company to NIKKON Holdings Co., Ltd., and it transferred those shares on April 1, 2024.

(4)	Issues to Be Addressed

Although the Group faces a severe business environment due to factors such as high raw material prices, increasing wages, and changes in products to respond to electrification in the automotive industry, the Group sees the increasing needs related to electrification, in regard to which it can utilize the Company’s core technologies, as an opportunity and began a new medium-term management plan from the fiscal year 2023. The medium-term management plan sets out a key concept of achieving sustainable growth by meeting the expectations of a society where everyone is able to enjoy mobility, and the Group as a whole is working together to achieve MITSUBA Vision 2030 under the three management policies of responding to advances in mobility, strengthening its business foundations, and increasing the soundness of its financial condition.

(i)	Responding to advances in mobility

In response to advances in technology and changes in lifestyles, requirements in regard to mobility are becoming more sophisticated. Particularly in the area of electrification, new needs and market participants are emerging, creating opportunities for new businesses. Significant differences in timeframes for measures promoting CASE (a term representing four new technologies and concepts relating to automobiles: connected, autonomous, shared and service, and electric) have arisen among different geographic areas, but the Group believes that the transition towards CASE will progress steadily in the future, and it will work to meet expectations by advancing and combining the Company’s motor and control technologies, which are its core technologies.

(ii)	Strengthening business foundations

The Group has achieved a certain level of results from its efforts to enhance revenue management and improve its corporate culture through structural reforms. The Group will continue working to create firm business foundations by strengthening basic management systems, such as by optimizing global quality control costs and enhancing management of production, sales, and inventory, and by globally restructuring its production and supply systems.

57

Business Report

(iii)	Increasing soundness of financial condition

The Group will work to increase the soundness of its financial condition through improving cash flows by responding to advances in mobility, increasing product competitiveness, and strengthening business foundations. The Group will continue establishing strong financial foundations to support future business by shifting management resources to growth areas while maintaining financial discipline.

Global advances in mobility and demand for motors have continued to expand and become more complex, and there are a growing number of new topics and issues that can lead to new business opportunities for the Company. However, the speed of advances in mobility and the products in demand are changing due to the environments of each geographic area. Moving forward, under its corporate philosophy of providing pleasure and peace of mind to the people of the world, the Group will continue working to achieve MITSUBA Vision 2030, through which the Group aims to contribute to a decarbonized society, and will endeavor to meet the expectations of society and become a trusted corporation by ensuring thorough legal compliance and strengthening corporate governance.

(5)	Main businesses (as of March 31, 2024)

The businesses and main products of the Group are as follows.

Business	Category	Main products
Transportation equipment related operations	Four-wheeled vehicle operations	Visibility: Wiper systems, windshield washer systems
Convenience: Power window motors, power seat motors, roof motors, power sliding door systems, power tailgates, horns, relays
Starters: Starter motors
	Two-wheeled vehicle operations	Two-wheeled general electronic parts: Starter motors, AC generators, ACG starters, fuel pump modules, horns, relays, lamps
Devices: Drive motors for small electric vehicles
	Electrification solutions operations	Engine auxiliary systems and drive controls: Fan motors, electric oil pumps, electric power steering motors, electric servo brake motors, electric throttle control motors
Information service operations	–	System integration services, system development, software development, outsourcing services
Other operations	–	Development and sale of automotive parts and goods, outsourcing services, lending, electrical construction services, civil construction services

58

Business Report

(6)	Main business offices and factories (as of March 31, 2024)
(i)	The Company
Name	Location
Head Office / Research and Development Center	Kiryu-shi, Gunma Prefecture
Atsugi Research and Development Center	Atsugi-shi, Kanagawa Prefecture
Sendai Research and Development Center	Sendai-shi, Miyagi Prefecture
Hamamatsu Business Office	Hamamatsu-shi, Shizuoka Prefecture
Nagoya Business Office	Nagoya-shi, Aichi Prefecture
Akagi Factory	Midori-shi, Gunma Prefecture
Niisato Factory	Kiryu-shi, Gunma Prefecture
Onishi Factory	Fujioka-shi, Gunma Prefecture
Tone Factory	Numata-shi, Gunma Prefecture
Tomioka Factory	Tomioka-shi, Gunma Prefecture
Fukushima Factory	Tamura-shi, Fukushima Prefecture

(ii)	Subsidiaries

Stated in section “(3) Status of significant subsidiaries” on pages 4 to 6.

(7)	Status of employees (as of March 31, 2024)
(i)	Status of employees of the corporate group
Number of employees	Change from end of previous consolidated fiscal year
22,665 (2,743)	Decrease of 595 (increase of 122)
Note:	The number of employees is the number of people employed on a long-term basis by the Group (excluding people seconded from the Group to outside companies, but including people seconded from outside companies to the Group as well as semi-regular employees and contract employees) and does not include the number of people temporarily employed (including part-time employees and employees dispatched from staffing agencies), the average of which for the year is displayed in parentheses.

(ii)	Status of employees of the Company
Number of employees		Change from end of previous business year	Average age	Average years of service
Male	2,408	Decrease of 35	43.30	19.82
Female	797	Increase of 4	38.88	16.68
Total or average	3,205	Decrease of 31	42.20	19.04
Note:	The number of employees is the number of people employed on a long-term basis by the Company (excluding people seconded from the Company to outside companies, but including people seconded from outside companies to the Company as well as semi-regular employees and contract employees).

59

Business Report

(8)	Status of main lenders (as of March 31, 2024)
Lender	Borrowed amount (millions of yen)
The Bank of Yokohama, Ltd.	41,937
MUFG Bank, Ltd.	24,727
Mizuho Bank, Ltd.	22,851
Sumitomo Mitsui Banking Corporation	16,798
The Gunma Bank, Ltd.	15,366
The Ashikaga Bank, Ltd.	10,917
The Shoko Chukin Bank, Ltd.	10,636
Development Bank of Japan Inc.	9,754

(9)	Other significant matters related to current status of the corporate group

At the Board of Directors meeting held on March 14, 2024, the Company resolved to transfer all the shares of MITSUBA LOGISTICS Corporation held by the Company to NIKKON Holdings Co., Ltd., and it transferred those shares on April 1, 2024.

MITSUBA LOGISTICS Corporation will be excluded from the scope of consolidation of the Company due to the share transfer.

2.	Current Status of the Company
(1)	Current status of shares (as of March 31, 2024)
(i)	Total number of authorized shares and total number of authorized class shares
(a)	Total number of authorized shares: 150,000,000
(b)	Total number of authorized class shares

Common shares:	150,000,000
Class A shares:	15,000
Class B shares:	6,000
Class C shares:	5,000

(ii)	Total number of issued shares

Common shares:	45,581,809
Treasury shares included in the above:	826,041
Class A shares:	10,000
Class C shares:	5,000

(iii)	Number of shareholders

Common shares:	18,478
Class A shares:	1
Class C shares:	1

60

Business Report

(iv)	Major shareholders
Shareholder name	Number of shares held (thousands of common shares)	Shareholding ratio
The Master Trust Bank of Japan, Ltd. (trust account)	3,969	8.87%
Mitsuba Business Partner Shareholding Association	2,256	5.04%
The Bank of Yokohama, Ltd.	2,199	4.91%
The retirement benefit trust account Nissan Motor Co., Ltd. Trustee: Mizuho Trust & Banking Co., Ltd. Sub-trustee: Custody Bank of Japan, Ltd.	1,742	3.89%
Honda Motor Co., Ltd.	1,662	3.71%
Sunfield Industry Inc.	1,550	3.46%
SECOM General Insurance Co., Ltd.	1,343	3.00%
Custody Bank of Japan, Ltd. (trust account)	1,060	2.37%
Mitsubishi UFJ Trust and Banking Corporation	1,038	2.32%
The Ashikaga Bank, Ltd.	1,009	2.25%
Note:	Treasury shares (826,041 shares) have been deducted when calculating shareholding ratios.

(v)	Other significant matters related to shares

Under the subscription agreement (the “Subscription Agreement”) executed between the Company and Japan Industrial Solutions Fund II (the “JIS Fund”), a class shareholder of the Company, the put options for common shares as consideration attached to Class A shares and Class C shares pursuant to the Company’s Articles of Incorporation and the put options for cash and Class B shares as consideration attached to Class A shares pursuant to the Company’s Articles of Incorporation (collectively, the “Put Options”) are subject to conversion restrictions under which they can only be exercised on or after July 1, 2024. However, if any of certain conversion restriction cancellation events occurs, the JIS Fund can exercise the Put Options before July 1, 2024.

Additionally, while there are no transfer restrictions attached to Class A shares, Class B shares, or Class C shares (“Class Shares”) pursuant to the Company’s Articles of Incorporation, under the Subscription Agreement, the JIS Fund must obtain the approval of the Company’s Board of Directors if it intends to transfer Class Shares to a third party on or before June 30, 2024. However, if any of certain transfer restriction cancellation events occurs, the JIS Fund can transfer Class Shares to a third party without the approval of the Company’s Board of Directors.

The amount of the Company’s consolidated operating profit for the fiscal year ended March 2023 did not reach the level specified in the Subscription Agreement, which constitutes both a conversion restriction cancellation event and a transfer restriction cancellation event (collectively, a “Conversion Restriction Cancellation Event, Etc.”).

Although a Conversion Restriction Cancellation Event, Etc. has occurred, the Company has confirmed that at present, the JIS Fund does not plan to exercise the Put Options or transfer Class Shares to a third party for the time being.

61

Business Report

(2)	Status of company officers
(i)	Status of directors (as of March 31, 2024)
Name	Position at the Company	Responsibilities and significant concurrent positions
Katsuyoshi Kitada	Representative director, president, and chief executive officer	Chief of business management Management of quality assurance
Nobuyuki Take	Representative director, vice president, and executive officer	Chief of corporate management Chief of corporate planning Representative director of Kiryu Small Businesses Welfare Cooperative Association
Sadami Hino	Director and senior managing executive officer	Vice chief of business management Chief of four-wheeled vehicle operations Chief of information systems
Masahiko Sugiyama	Director and managing executive officer	Chief of accounting and finance
Takashi Komagata	Director	Director of Japan Industrial Solutions Co., Ltd.
Keiji Kiuchi	Director (full-time Audit & Supervisory Committee member)
Shigeki Dantani	Director (Audit & Supervisory Committee member)	Advisor of Sojitz Corporation
Hiroaki Tanji	Director (Audit & Supervisory Committee member)	Outside director (Audit & Supervisory Committee member) of Akebono Brake Industry Co., Ltd.
Yoko Nakai	Director (Audit & Supervisory Committee member)	Attorney Representative of Luce Law Office

Note 1: Director Takashi Komagata is an external director.

Note 2: Directors Shigeki Dantani, Hiroaki Tanji, and Yoko Nakai, who serve as Audit & Supervisory Committee members, are external directors.

Note 3: The Company has appointed Keiji Kiuchi as a director serving as full-time Audit & Supervisory Committee member in order to strengthen the audit and supervision functions of the Audit & Supervisory Committee and to enable the gathering of information from directors (other than those serving as Audit & Supervisory Committee members), the sharing of information at significant internal meetings, and sufficient cooperation with the internal audit department.

Note 4: The Company has designated Directors Shigeki Dantani, Hiroaki Tanji, and Yoko Nakai, who serve as Audit & Supervisory Committee members, as independent officers pursuant to the regulations of the Tokyo Stock Exchange and has registered them therewith.

(ii)	Summary of content of liability limitation agreements

Pursuant to Article 427, paragraph (1) of the Companies Act, the Company has stipulated in its Articles of Incorporation that it may enter into agreements with directors limiting their liability for the damages set out in Article 423, paragraph (1) of the Companies Act, and the Company has entered into a liability limitation agreement with each external director.

62

Business Report

The maximum amount of liability for damages under those agreements in cases where the external directors have acted in good faith and without gross negligence in performing their duties is the minimum liability amount set out in Article 425, paragraph (1) of the Companies Act.

(iii)	Summary of content of directors and officers liability insurance policy

The Company has entered into a directors and officers liability insurance policy set out in Article 430-3, paragraph (1) of the Companies Act with an insurance company.

The directors and executive officers of the Company and its subsidiaries are the insured parties under that insurance policy, and they do not bear the insurance fees.

Under that insurance policy, insurance benefits will be paid for damage and litigation expenses, etc. that may arise from the liability borne by the insured parties in regard to the performance of their duties or from claims pursuing that liability.

However, to ensure that the appropriateness of the performance of the duties of the insured parties is not impaired, insurance benefits will not be paid in cases where an insured party unlawfully receives profits or benefits or knowingly engages in a criminal, illegal, or other such act.

(iv)	Compensation, etc. of directors
(a)	Matters related to the policy for determining the details of compensation, etc. for individual directors

The Company has established a policy for determining the details of compensation, etc. for individual directors (the “Determination Policy”) by a resolution of the Board of Directors. Under the Determination Policy, directors receive monetary compensation linked to shareholder profits so that compensation sufficiently functions as an incentive to sustainably increase corporate value, and compensation for each individual director is set at an appropriate level based on the director’s duties. Specifically, director compensation is composed of performance-based compensation, etc. and base compensation, which is monthly fixed compensation determined after comprehensive consideration based on the position and duties of each director and taking into account the level of compensation at other companies, the Company’s performance, and the level of employee salaries. External directors, who fulfill a supervisory function, and directors serving as Audit & Supervisory Committee members receive only base compensation in light of their duties.

The details of compensation, etc. for individual directors are determined within a set ratio for each type of compensation taking into account the level of compensation at companies of similar size to the Company or operating in industries or business categories related to those of the Company. The ratio of performance-based compensation, etc. is set at 30% of the monthly fixed compensation stated above based on the position of each director.

(b)	Matters related to shareholder meeting resolutions regarding compensation, etc. of directors

The Company resolved at the 71st Annual General Meeting of Shareholders held on June 24, 2016 to set the maximum amount of compensation for directors (excluding directors serving as Audit & Supervisory Committee members) at 600 million yen per year. There were five directors as of the end of that annual general meeting of shareholders.

The Company also resolved at the 71st Annual General Meeting of Shareholders held on June 24, 2016 to set the maximum amount of compensation for directors serving as Audit & Supervisory Committee members at 80 million yen per year. There were five directors serving as Audit & Supervisory Committee members (three of whom were external directors) as of the end of that annual general meeting of shareholders.

63

Business Report

(c)	Matters related to the delegation of the determination of the details of compensation, etc. for individual directors

Pursuant to a resolution of the Board of Directors, the Company has delegated the determination of the specific details of compensation, etc. for individual directors (excluding directors serving as Audit & Supervisory Committee members) to Katsuyoshi Kitada, who is the representative director, president, and chief executive officer (and is also chief of business management and responsible for management of quality assurance). The delegation grants Mr. Kitada the authority to evaluate and distribute bonuses as performance-based compensation, etc. taking into account the amount of base compensation for each director and the performance of the operations for which each director is responsible. The Company delegated that authority to Mr. Kitada because the Company determined that he is able to comprehensively determine the amounts of compensation for directors as he is the most thoroughly knowledgeable person in the Group in regard to matters such as the environment facing the Group and the management status of the Group. To ensure that the representative director and president appropriately exercises that authority, the original proposal regarding that determination was deliberated on by the Nomination and Compensation Committee, and the results of those deliberations were reported to the Company. The Audit & Supervisory Committee judges the appropriateness of that authority through means such as exercising its right to state opinions.

In October 2022, the Company established the Nomination and Compensation Committee as an advisory body to the Board of Directors, and a majority of the committee members as well as the committee chair are independent external directors. The Nomination and Compensation Committee deliberates on the determination of policies relating to director compensation and on the determination of the details of compensation, etc. for individual directors, and the Board of Directors respects the results of those deliberations. The Company thereby endeavors to increase the objectivity and transparency of procedures for determining director compensation.

(d)	Total amount of director compensation, etc.

Category	Amount paid (millions of yen)	Total amount of compensation, etc. by type		Number of directors paid
		Fixed compensation (millions of yen)	Performance-based compensation (millions of yen)
Directors (excluding those serving as Audit & Supervisory Committee members)	93	76	16	5
(External directors (included in the above))	(3)	(3)	(–)	(1)
Directors (those serving as Audit & Supervisory Committee members)	36	36	–	4
(External directors (included in the above))	(21)	(21)	(–)	(3)
Total	129	113	16	9
(External directors (included in the above))	(25)	(25)	(–)	(4)

64

Business Report

Note 1: In order to increase awareness towards increasing corporate performance each business year, performance-based compensation, etc. is paid as cash compensation that reflects the degree to which business performance has achieved targets each business year, and the amount calculated based on the degree to which the target for consolidated profit of each business year has been achieved is paid as a bonus at a certain time each year. The chosen performance indicators and targets for those indicators are reviewed as appropriate based on changes in the environment. Results for performance indicators are as stated in section “(i) Changes in status of business results and assets of the corporate group” in “(2) Changes in status of business results and assets of the corporate group and the Company” on page 3.

Note 2: As of the last day of the business year under review, the Company has five directors (excluding those serving as Audit & Supervisory Committee members; including one external director) and four directors serving as Audit & Supervisory Committee members (including three external directors).

Note 3: The total amount of compensation, etc. for directors (excluding those serving as Audit & Supervisory Committee members) does not include employee salaries for directors who are also employees.

(v)	Matters related to external officers
(a)	Status of concurrent positions at other corporations, etc. (in cases where external officers are executives at other corporations, etc.) and relationships between the Company and those corporations, etc.
•	Director Takashi Komagata concurrently serves as a director of Japan Industrial Solutions Co., Ltd., which is an unlimited partner in Japan Industrial Solutions Fund II. That fund has entered into a subscription agreement with the Company and holds 10,000 Class A shares and 5,000 Class C shares under that agreement.
•	Director Shigeki Dantani, who serves as an Audit & Supervisory Committee member, concurrently serves as an advisor of Sojitz Corporation, but the Company has no special relationship therewith.
•	Director Hiroaki Tanji, who serves as an Audit & Supervisory Committee member, concurrently serves as an outside director (audit & supervisory committee member) of Akebono Brake Industry Co., Ltd., but the Company has no special relationship therewith.
•	Director Yoko Nakai, who serves as an Audit & Supervisory Committee member, concurrently serves as representative of Luce Law Office, but the Company has no special relationship therewith.

(b)	Status of concurrent positions held at the Company by external officers of other corporations, etc. and relationships between the Company and those corporations, etc.
・	There are no applicable matters.

65

Business Report

(c)	Status of main activities during the business year under review
Name	Position	Number of meetings attended		Summary of statements expressed and duties performed in relation to expected roles
		Board of Directors meetings (12 in total)	Audit & Supervisory Committee meetings (12 in total)
Takashi Komagata	Director	12 (100%)	–	Mr. Komagata provides advice and recommendations to ensure the reasonableness and appropriateness of decision-making by the Board of Directors based on his rich experience and high level of discernment relating mainly to finance and corporate management. He fulfills a role in supervising overall management from a global and diverse range of perspectives.
Shigeki Dantani	Director (Audit & Supervisory Committee member)	12 (100%)	12 (100%)	Mr. Dantani provides advice and recommendations to ensure the reasonableness and appropriateness of decision-making by the Board of Directors based on his rich experience and high level of discernment relating mainly to corporate management. He serves as the chair of the Nomination and Compensation Committee, which deliberates on personnel matters relating to the Company’s directors and on director compensation, and he supervises the management team from an independent and objective position.
Hiroaki Tanji	Director (Audit & Supervisory Committee member)	12 (100%)	12 (100%)	Mr. Tanji provides advice and recommendations to ensure the reasonableness and appropriateness of decision-making by the Board of Directors based on his rich experience and high level of discernment relating mainly to the management of manufacturers and other corporations. He uses his knowledge of corporate management to contribute to ensuring the soundness of the Group and he fulfills a role in supervising overall management.
Yoko Nakai	Director (Audit & Supervisory Committee member)	12 (100%)	12 (100%)	Ms. Nakai provides advice and recommendations to ensure the reasonableness and appropriateness of decision-making by the Board of Directors based on her rich experience and expert perspective as an attorney. She uses her knowledge of corporate legal affairs to contribute to ensuring the soundness of the Group, and she fulfills a role in supervising overall management.
Note:	In addition to the number of Board of Directors meetings stated above, there were also two written resolutions for which a resolution of a Board of Directors meeting was deemed to have been made pursuant to Article 370 of the Companies Act and Article 24 of the Company’s Articles of Incorporation.

66

Business Report

(3)	Status of accounting auditor
(i)	Name: Shinjyuku Audit Corporation

(ii)	Amount of compensation, etc.
Amount paid (millions of yen)
(i) Amount of compensation, etc. for the accounting auditor for the business year under review	56
(ii) Total amount of money and other economic benefits to be paid to the accounting auditor by the Company and its subsidiaries	105

Note 1: The Audit & Supervisory Committee obtained the necessary materials and received reports from the directors (excluding those serving as Audit & Supervisory Committee members), the accounting department, and the accounting auditor, confirmed the past activities of and compensation for the accounting auditor, and examined the accounting auditor’s audit policies and audit plan for the business year under review. As a result, the Audit & Supervisory Committee determined the amount of compensation, etc. for the accounting auditor to be appropriate and gave the consent set out in Article 399, paragraph (1) of the Companies Act.

Note 2: Significant subsidiaries of the Company that are foreign subsidiaries have undergone audits by certified public accountants or accounting firms other than the accounting auditor of the Company.

Note 3: The audit agreement between the Company and the accounting auditor does not distinguish between the amount of audit compensation for audits under the Companies Act and the amount of audit compensation for audits under the Financial Instruments and Exchange Act, and no substantial distinction can be made between those amounts. Accordingly, the total of those amounts is stated as the amount of compensation, etc. for the accounting auditor for the business year under review.

(iii)	Details of non-audit services

There are no applicable matters.

(iv)	Policy on determining to dismiss or not reappoint the accounting auditor

If the Audit & Supervisory Committee finds that it is appropriate to dismiss the accounting auditor due to the accounting auditor falling under any item of Article 340, paragraph (1) of the Companies Act, the accounting auditor may be dismissed with the unanimous consent of the Audit & Supervisory Committee members. In that case, the Audit & Supervisory Committee member chosen by the Audit & Supervisory Committee will report that the accounting auditor has been dismissed and the reasons for that dismissal at the first general meeting of shareholders held after that dismissal.

Additionally, if after comprehensively taking into consideration matters such as the qualifications of the accounting auditor, the status of the performance of its duties, and the quality of its audits, the Audit & Supervisory Committee finds that it is difficult for the accounting auditor to perform an appropriate audit due to reasons such as the occurrence of events that impair the accounting auditor’s independence, the Audit & Supervisory Committee will determine the content of a proposal to dismiss or not reappoint the accounting auditor and submit that proposal to the general meeting of shareholders.

67

Business Report

(4)	Systems to ensure the appropriateness of operations

A summary of the details of decisions made in regard to systems to ensure that the directors’ performance of their duties complies with laws, regulations, and the Articles of Incorporation and other systems to ensure the appropriateness of the Company’s operations is as follows.

(i)	Systems to ensure that the performance of duties by the directors and employees of the Company and the directors, etc. and employees of its subsidiaries complies with laws, regulations, and the Articles of Incorporation
(1)	The Company conducts decision-making relating to significant management matters through the Board of Directors based on laws, regulations, the Articles of Incorporation, and the MITSUBA corporate philosophy.
(2)	The Company has established an ESG Committee whose main task is to consider how to fulfill the Company’s social responsibility and achieve sustainable growth, and the ESG Committee confirms the status of risk management and compliance with laws, regulations, and social standards, etc. and makes improvements thereto.
(3)	The Company ensures that all employees are aware of “How We Should Act,” the Group’s code of conduct, in order to increase the compliance awareness of every person who works at the Group and become a corporate group that meets the expectations of society and is trusted thereby.
(4)	The Internal Auditing Department, an organization independent from business execution, conducts internal audits regarding the status of business execution within the Group and issues instructions for necessary improvements.
(5)	The Company has established a “MITSUBA Comprehensive Consultation Desk” internally and at an outside law firm to serve as a whistleblowing system for the Group.

(ii)	Systems relating to retaining and managing information related to the directors’ performance of their duties

The Company appropriately retains and manages Board of Directors meeting minutes and other significant information relating to management decisions in accordance with internal regulations such as the “Document Management Regulations.”

(iii)	Regulations and other systems relating to managing the risk of loss of the Company and its subsidiaries
(1)	The Company has established the “Group Compliance and Risk Management Regulations” as internal regulations for risk management and is promoting measures to respond to the risk of loss that may arise. Additionally, the Company is working to raise awareness and ensure implementation of responses to the Group’s risk of loss.
(2)	In regard to the Group’s business continuity planning (BCP), the Company has established the BCP Committee under the ESG Committee, a group-wide committee, and is developing an appropriate management system. In order to address risks arising in the process from the production to the sale of products, the Company has also established a Production and Sale Committee, which identifies risks and takes necessary measures from the perspectives of ensuring the stable supply of products and preventing damage from natural disasters.

68

Business Report

(iv)	Systems to ensure the efficient performance of duties by the directors of the Company and the directors, etc. of its subsidiaries
(1)	The Company has adopted an executive officer system in which business execution is delegated by the Board of Directors to the executive officers. The Company’s Board of Directors receives reports as appropriate from the executive officers regarding the status of the execution of business delegated to them. Additionally, the Company has established the Nomination and Compensation Committee as an advisory body to the Board of Directors, and the Board of Directors receives reports and advice from the committee in order to increase objectivity and transparency regarding the nomination of and compensation for directors, etc.
(2)	The Company endeavors to ensure rapid business execution by establishing bodies such as the Management Committee, which deliberates and makes decisions regarding significant management issues.
(3)	The Company and each company of the Group formulates business plans for the medium term (five-year periods) and for each fiscal year, and each department and Group company determines and implements specific measures necessary to achieve those plans.
(4)	The Company manages the management policies of the Group pursuant to the “Group Policy Management Regulations” and ensures appropriate and rapid business execution by the directors and executive officers of its subsidiaries by conducting periodic management reviews.

(v)	Systems to ensure the appropriateness of operations in the corporate group consisting of the Company and its subsidiaries
(1)	The Company categorizes each company of the Group into one of three domains, and the Group Officers Committee engages in activities such as formulating the management policies of the Group and allocating management resources, thereby endeavoring to strengthen group management systems. The Group Officers Committee periodically receives reports from the companies in charge of each domain regarding the status of business in each domain and company.
(2)	The Company receives reports from each subsidiary regarding the status of business at the subsidiary and other significant matters pursuant to the Company’s “Related Company Management Regulations” and provides guidance as necessary.

(vi)	Matters related to employees who assist in the duties of the Company’s Audit & Supervisory Committee, matters related to the independence of those employees from directors (excluding those serving as Audit & Supervisory Committee members), and matters related to ensuring the effectiveness of instructions to those employees
(1)	The Company assigns employees who assist in the duties of the Company’s Audit & Supervisory Committee to the Internal Auditing Department.
(2)	The prior consent of the Audit & Supervisory Committee or a full-time committee member designated by the Audit & Supervisory Committee is obtained in regard to personnel affairs or organizational changes relating to employees who assist in the duties of the Company’s Audit & Supervisory Committee.
(3)	Employees who assist in the duties of the Company’s Audit & Supervisory Committee perform their duties pursuant to instructions and orders from the Company’s Audit & Supervisory Committee and do not receive instructions or orders from the Company’s Board of Directors.

69

Business Report

(vii)	Systems for the directors, etc. (excluding those who are Audit & Supervisory Committee members) and employees of the Company and its subsidiaries and persons who receive reports therefrom to report to the Company’s Audit & Supervisory Committee, and systems to ensure that persons making reports are not subject to disadvantageous treatment due thereto
(1)	The directors, etc. (excluding those who are Audit & Supervisory Committee members) and employees of the Company and its subsidiaries report the status of the execution of main business matters to the Company’s Audit & Supervisory Committee as appropriate and promptly report on matters relating to business execution when requested by the Company’s Audit & Supervisory Committee. Additionally, matters that might cause significant damage to the Group such as legal violations are immediately reported to the Company’s Audit & Supervisory Committee when discovered.
(2)	The Company has established internal regulations stating that the directors, etc. and employees of the Company and its subsidiaries are able to make whistleblowing reports or other reports to the Company’s Audit & Supervisory Committee and internal regulations stating that no one will be subject to disadvantageous treatment due to having made a report to the Company’s Audit & Supervisory Committee, and the Company has ensured that all of its directors, etc. and employees are aware of those regulations.

(viii)	Policy on handling of expenses and debts arising in regard to the performance of the duties of the Company’s Audit & Supervisory Committee
(1)	When the Company’s Audit & Supervisory Committee makes a request to the Company pursuant to laws and regulations to pay or reimburse expenses arising in the course of performing its duties, the Company promptly handles such requests.
(2)	In addition to the preceding paragraph, when the Company’s Audit & Supervisory Committee requests advice from a third party such as an outside attorney, the Company bears the expenses necessary therefor.

(ix)	Other systems to ensure effective audits by the Company’s Audit & Supervisory Committee
(1)	In order to ensure effective audits, the Company’s full-time Audit & Supervisory Committee member attends Board of Directors meetings, Management Committee meetings, and other meetings regarding significant management decisions or business execution and confirms the materials submitted for those meetings in advance.
(2)	In accordance with the audit policies and audit plans it has established, the Company’s Audit & Supervisory Committee periodically exchanges opinions with the Internal Auditing Department, the accounting auditor, and the representative directors.

(x)	Systems to ensure the appropriateness of financial documents and information

In order to ensure the reliability and appropriateness of financial reports under the Financial Instruments and Exchange Act, pursuant to the “Internal Control Regulations for the Financial Reports of the Group,” the Company continually evaluates whether that framework is functioning effectively and appropriately and implements necessary improvement measures.

70

Business Report

(xi)	Basic systems for excluding anti-social forces

In “How We Should Act,” the Group’s code of conduct stated above, the Company states that it will sever all relationships with anti-social forces. The Company will not have any relationship with anti-social forces, which threaten the order and security of society, or with persons or companies affiliated therewith.

(5)	Summary of status of operation of systems to ensure the appropriateness of operations

Based on the “Basic Policy for the Internal Control System” established by a resolution of the Company’s Board of Directors, the Company has established and is developing compliance systems, risk management systems, and other such systems as systems to ensure the appropriateness of the operations of the Company and the Group.

A summary of the status of the operation of systems to ensure the appropriateness of operations in the business year under review is as follows.

(i)	Compliance systems

The Company has established the ESG Committee in order to ensure and improve compliance with laws, regulations, and social standards, etc. The ESG Committee determines responses to issues relating to the development of legal compliance systems and thereby strengthens the compliance systems of the Group.

Additionally, the Company conducts internal training on compliance for the officers and employees of the Group in order to increase compliance awareness and prevent misconduct, etc., ensures the effectiveness of compliance systems through the operation of the “MITSUBA Comprehensive Consultation Desk” to receive whistleblowing reports within the Group, and works to instill an awareness of the actions that each person must take on a daily basis by distributing “How We Should Act,” the Group’s code of conduct, to all officers and employees.

(ii)	Risk management systems

The Group Officers Committee oversees the Group’s activities, including the above, and risk management activities, in addition to which it determines plans for activities in each operating domain and responses to other issues.

The Company has established the “Group BCM Regulations” regarding its business continuity planning (the “BCP”)activities to respond to the risk of natural disasters and implements those regulations within the Group. In addition to BCP risks, the Company identifies risks that may have a significant impact on management, such as country risks, quality risks, labor risks, and data leak risks, determines the level of each type of risk, and promotes activities to reduce risks in each organizational function.

(iii)	Status of directors’ performance of duties

The Company’s Board of Directors meets at least once each month pursuant to the Company’s “Board of Directors Regulations,” performs the matters provided for in laws, regulations, and the Articles of Incorporation, makes significant management decisions, and supervises the lawfulness, appropriateness, and efficiency of the directors’ performance of their duties.

Directors attend significant meetings relating to management, such as meetings of the Management Committee, and confirm the executive officers’ performance of their duties. Additionally, significant information such as the decision-making documents and minutes of these significant meetings is appropriately retained and managed pursuant to internal regulations such as the Company’s “Document Management Regulations.”

71

Business Report

(iv)	Internal auditing systems

The Company has established the Internal Auditing Department as its department responsible for internal auditing independent from business execution. The Internal Auditing Department states the results of the internal audits it conducts based on audit policies and initial audit plans in its audit report, in addition to which it confirms the details of improvements made to matters commented upon after they have been implemented and provides follow-up for matters such as the thorough implementation of improvement activities.

(v)	Group management systems

In order to ensure the appropriateness of operations of its subsidiaries, the Company has developed systems to receive reports from each subsidiary regarding the status of business thereat and other significant matters pursuant to the Company’s “Related Company Management Regulations.” Additionally, at meetings of the Group Officers Committee held once each quarter, the committee receives reports regarding the status of each subsidiary’s responses to the Corporate Governance Code and the promotion of activities in each operating domain.

(vi)	Auditing systems of the Audit & Supervisory Committee

The Company’s Audit & Supervisory Committee members attend significant meetings such as meetings of the Board of Directors, confirm the status of each director’s performance of his or her duties, and confirm the lawfulness and appropriateness of the decision-making process in regard to significant management matters.

(6)	Policy on determining dividends from surplus, etc.

The Company has set a basic policy of providing stable returns of profit to shareholders while strengthening its business foundations, and it endeavors to provide appropriate dividends while taking into account its performance, dividend payout ratio, and the various circumstances it faces.

Additionally, the Company intends to respond to the support provided by its shareholders by making effective use of internal reserves for purposes such as research and development, capital expenditures, overseas investment, and investment in new businesses to lead to future growth while strengthening its financial condition.

Accordingly, taking into account the Company’s performance in the business year under review, the Company paid a year-end dividend of 6 yen per share.

In regard to Class A shares, the Company paid a dividend of the amount specified under the Company’s Articles of Incorporation.

72

Consolidated Financial Statements

Consolidated Balance Sheet

(As of March 31, 2024)

(Unit: Millions of yen)

Assets
Current assets
Cash and deposits	102,245
Notes receivable - trade	1,597
Accounts receivable - trade	48,988
Contract assets	561
Merchandise and finished goods	10,842
Work in process	6,117
Raw materials and supplies	38,355
Other	12,309
Allowance for doubtful accounts	(34)
Total current assets	220,982
Non-current assets
Property, plant and equipment
Buildings and structures, net	31,685
Machinery, equipment and vehicles	37,187
Tools, furniture and fixtures	5,035
Land	8,141
Leased assets	4,107
Construction in progress	8,137
Total property, plant and equipment	94,294
Intangible assets
Software	749
Software in progress	35
Other	2,625
Total intangible assets	3,410
Investments and other assets
Investment securities	18,298
Long-term loans receivable	2,647
Deferred tax assets	1,467
Long-term prepaid expenses	1,582
Retirement benefit assets	14,000
Other	808
Allowance for doubtful accounts	(0)
Total investments and other assets	38,805
Total non-current assets	136,510
Total assets	357,492

73

Consolidated Financial Statements

Liabilities
Current liabilities
Notes and accounts payable - trade	21,609
Short-term borrowings	114,184
Current portion of bonds payable	15
Lease liabilities	2,931
Accounts payable	12,799
Accrued expenses	2,304
Income taxes payable	3,665
Contract liabilities	329
Provision for bonuses	4,311
Provision for bonuses for directors (and other officers)	31
Provision for product warranties	986
Provision for loss on orders received	190
Provision for loss on litigation	566
Provision for settlement payments	300
Provision for business restructuring	990
Other	3,360
Total current liabilities	168,575
Non-current liabilities
Bonds payable	1,000
Long-term borrowings	48,866
Lease liabilities	3,991
Long-term accounts payable - other	1
Deferred tax liabilities	7,802
Retirement benefit liability	3,447
Asset retirement obligations	487
Other	738
Total non-current liabilities	66,335
Total liabilities	234,911
Net assets
Shareholders’ equity
Share capital	5,000
Capital surplus	25,770
Retained earnings	45,241
Treasury shares	(603)
Total shareholders’ equity	75,407
Accumulated other comprehensive income
Valuation difference on available-for-sale securities	4,296
Foreign currency translation adjustment	23,157
Re-measurements of defined benefit plans	(1,223)
Total accumulated other comprehensive income	26,230
Non-controlling interests	20,943
Total net assets	122,581
Total liabilities and net assets	357,492

74

Consolidated Financial Statements

Consolidated Statement of Income

(April 1, 2023 to March 31, 2024)

(Unit: Millions of yen)

Net sales	344,154
Cost of sales	291,677
Gross profit	52,477
Selling, general and administrative expenses	31,324
Operating profit	21,152
Non-operating income
Interest income	1,583
Dividend income	534
Foreign exchange gains	1,586
Lease revenue	46
Share of profit of entities accounted for using equity method	446
Other	1,110
Total non-operating income	5,308
Non-operating expenses
Interest expenses	2,361
Cost of lease revenue	143
Foreign withholding tax	721
Other	889
Total non-operating expenses	4,116
Ordinary profit	22,344
Extraordinary income
Gain on sale of non-current assets	23
Gain on sale of investment securities	1,147
Reversal of provision for product warranties	72
Other	22
Total extraordinary income	1,265
Extraordinary losses
Loss on sale of non-current assets	13
Loss on retirement of non-current assets	178
Impairment losses	343
Losses on net monetary position	3,040
Provision for loss on litigation	566
Business restructuring expenses	286
Provision for business restructuring	418
Other	245
Total extraordinary losses	5,092
Profit before income taxes	18,516
Income taxes - current	4,660
Income taxes - deferred	(1,803)
Total income taxes	2,856
Profit	15,659
Profit attributable to non-controlling interests	1,918
Profit attributable to owners of parent	13,741

75

Non-consolidated Financial Statements

Non-consolidated Balance Sheet

(As of March 31, 2024)

(Unit: Millions of yen)

Assets
Current assets
Cash and deposits	36,867
Notes receivable - trade	531
Accounts receivable - trade	30,917
Merchandise and finished goods	1,728
Work in process	1,306
Raw materials and supplies	6,676
Prepaid expenses	635
Accounts receivable - other	5,380
Advances paid	393
Loans receivable	5,404
Other	4
Total current assets	89,845
Non-current assets
Property, plant and equipment
Buildings	6,100
Structures	158
Machinery and equipment	8,158
Vehicles	13
Tools, furniture and fixtures	717
Land	2,200
Leased assets	1,910
Construction in progress	1,619
Total property, plant and equipment	20,879
Intangible assets
Land lease rights	60
Software	409
Other	28
Total intangible assets	498
Investments and other assets
Investment securities	13,744
Affiliated company shares	94,549
Capital contributions	1
Long-term loans receivable	635
Long-term prepaid expenses	23
Prepaid pension expenses	12,413
Other	73
Total investments and other assets	121,441
Total non-current assets	142,819
Total assets	232,664

76

Non-consolidated Financial Statements

Liabilities
Current liabilities
Notes payable - trade	1,883
Accounts payable - trade	20,308
Short-term borrowings	50,454
Current portion of long-term borrowings	40,914
Lease liabilities	928
Accounts payable - other	8,712
Accrued expenses	415
Income taxes payable	1,139
Advances received	6
Deposits received	51
Provision for bonuses	2,215
Provision for bonuses for directors (and other officers)	9
Provision for product warranties	752
Provision for settlement payments	300
Provision for business restructuring	499
Total current liabilities	128,591
Non-current liabilities
Bonds payable	1,000
Long-term borrowings	47,769
Lease liabilities	1,211
Deferred tax liabilities	3,769
Other	24
Total non-current liabilities	53,774
Total liabilities	182,366
Net assets
Shareholders’ equity
Share capital	5,000
Capital surplus
Capital reserve	14
Other capital surplus	27,406
Total capital surplus	27,420
Retained earnings
Retained earning reserves	1,235
Other retained earnings
Reserves for reduced value of depreciable assets	1
Reserves for reduced value of replaced assets	6
Retained earnings carried forward	13,097
Total other retained earnings	13,105
Total retained earnings	14,341
Treasury shares	(603)
Total shareholders’ equity	46,158
Valuation difference and foreign currency translation adjustment
Valuation difference on available-for-sale securities	4,139
Total valuation difference and foreign currency translation adjustment	4,139
Total net assets	50,297
Total liabilities and net assets	232,664

77

Non-consolidated Financial Statements

Non-consolidated Statement of Income

(April 1, 2023 to March 31, 2024)

(Unit: Millions of yen)

Net sales	158,722
Cost of sales	141,844
Gross profit	16,878
Selling, general and administrative expenses	11,647
Operating profit	5,231
Non-operating income
Interest income	377
Dividend income	7,235
Foreign exchange gains	1,001
Lease revenue	215
Other	486
Total non-operating income	9,317
Non-operating expenses
Interest expenses	1,164
Cost of lease revenue	141
Foreign withholding tax	721
Other	154
Total non-operating expenses	2,181
Ordinary profit	12,366
Extraordinary income
Gain on sale of non-current assets	2
Gain on sale of investment securities	1,147
Total extraordinary income	1,149
Extraordinary losses
Loss on sale of non-current assets	11
Loss on retirement of non-current assets	64
Impairment losses	280
Business restructuring expenses	286
Provision for business restructuring	396
Other	1
Total extraordinary losses	1,040
Profit before income taxes	12,475
Income taxes - current	1,538
Income taxes - deferred	(1,869)
Total income taxes	(331)
Profit	12,806

78

Audit Reports

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

May 20, 2024

To: MITSUBA Corporation, Board of Directors

Shinjyuku Audit Corporation
(Shinjuku, Tokyo)

Nobuyuki TanakaDesignated Partner, Engagement Partner,
and Certified Public Accountant

Yoneaki Mibu
Designated Partner, Engagement Partner,
and Certified Public Accountant

Audit Opinion

Pursuant to Article 444, paragraph (4) of the Companies Act, we have audited the consolidated financial statements, which consist of the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and notes to consolidated financial statements, of MITSUBA Corporation for the consolidated fiscal year from April 1, 2023 to March 31, 2024.

In our opinion, based on accounting principles generally accepted as fair and appropriate in Japan, the consolidated financial statements referred to above present fairly, in all material respects, the status of the assets, profits, and losses of the corporate group consisting of MITSUBA Corporation and its consolidated subsidiaries for the period regarding which the consolidated financial statements were prepared.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company and its consolidated subsidiaries, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Matters of Emphasis

As stated in the notes regarding significant subsequent events, the company resolved at its board of directors meeting held on May 10, 2024 to acquire and retire existing class shares, to issue class shares by third-party allotment, and to reduce share capital and capital reserve.

Those matters have no effect on our opinion.

79

Audit Reports

Additional Information

Additional information is comprised of the business report and the supplementary schedules thereto. Management is responsible for the preparation and disclosure of the additional information. The audit & supervisory committee is responsible for overseeing the directors’ performance of their duties in developing and implementing the reporting process for additional information.

Our audit opinion on the consolidated financial statements does not cover additional information, and we do not provide any opinion with respect thereto.

In connection with our audit of the consolidated financial statements, our responsibility is to read through the additional information and, in doing so, to consider whether the additional information is materially inconsistent with the consolidated financial statements or any information we have obtained in the course of auditing and to pay attention to whether there are any indications of material misstatements in the additional information other than such material inconsistencies.

If we conclude that there is a material misstatement with respect to the additional information based on the auditing we performed, we are required to report to that effect.

We have nothing to report in regard to the additional information.

Responsibilities of the Management and the Audit & Supervisory Committee for the Consolidated Financial Statements

The management is responsible for preparing and fairly presenting the consolidated financial statements based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the consolidated financial statements without any material misstatement due to fraud or error.

In preparing the consolidated financial statements, the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

The audit & supervisory committee is responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the consolidated financial statements as a whole and to express an opinion regarding the consolidated financial statements from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the consolidated financial statements.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•	The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.

80

Audit Reports

•	The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.
•	The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.
•	The auditor concludes whether or not it is appropriate for the management to prepare the consolidated financial statements on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the consolidated financial statements, and if the notes to the consolidated financial statements regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the consolidated financial statements. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company will cease to be a going concern due to future events or circumstances.
•	The auditor assesses whether or not the statements in and notes to the consolidated financial statements are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the consolidated financial statements, including the related notes; and assesses whether or not the consolidated financial statements fairly present the transactions and accounting events on which they are based.
•	The auditor obtains sufficient and appropriate audit evidence regarding the financial information of the company and its consolidated affiliates in order to express an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and implementation of the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor reports to the audit & supervisory committee regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the audit & supervisory committee regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any measures or safeguards have been implemented in order to eliminate impediments to the audit or reduce them to an acceptable level, the details thereof.

Interests

Neither Shinjyuku Audit Corporation nor any of the engagement partners have any interests in the company or its consolidated subsidiaries that should be stated pursuant to the Certified Public Accountants Act.

End

81

Audit Reports

Accounting Audit Report on Non-consolidated Financial Statements

Independent Auditor’s Report

May 20, 2024

To: MITSUBA Corporation, Board of Directors

Shinjyuku Audit Corporation
(Shinjuku, Tokyo)

Nobuyuki Tanaka
Designated Partner, Engagement Partner,
and Certified Public Accountant

Yoneaki Mibu
Designated Partner, Engagement Partner,
and Certified Public Accountant

Audit Opinion

Pursuant to Article 436, paragraph (2), item (i) of the Companies Act, we have audited the non-consolidated financial statements, which consist of the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in equity, notes to non-consolidated financial statements, and supplementary schedules (the “Non-consolidated Financial Statements, Etc.”), of MITSUBA Corporation for its 79th business year from April 1, 2023 to March 31, 2024.

In our opinion, based on accounting principles generally accepted as fair and appropriate in Japan, the Non-consolidated Financial Statements, Etc. referred to above present fairly, in all material respects, the status of the assets, profits, and losses of MITSUBA Corporation for the period regarding which the Non-consolidated Financial Statements, Etc. were prepared.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Non-consolidated Financial Statements, Etc.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Matters of Emphasis

As stated in the notes regarding significant subsequent events, the company resolved at its board of directors meeting held on May 10, 2024 to acquire and retire existing class shares, to issue class shares by third-party allotment, and to reduce share capital and capital reserve.

Those matters have no effect on our opinion.

82

Audit Reports

Additional Information

Additional information is comprised of the business report and the supplementary schedules thereto. Management is responsible for the preparation and disclosure of the additional information. The audit & supervisory committee is responsible for overseeing the directors’ performance of their duties in developing and implementing the reporting process for additional information.

Our audit opinion on the Non-consolidated Financial Statements, Etc. does not cover additional information, and we do not provide any opinion with respect thereto.

In connection with our audit of the Non-consolidated Financial Statements, Etc., our responsibility is to read through the additional information and, in doing so, to consider whether the additional information is materially inconsistent with the Non-consolidated Financial Statements, Etc. or any information we have obtained in the course of auditing and to pay attention to whether there are any indications of material misstatements in the additional information other than such material inconsistencies.

If we conclude that there is a material misstatement with respect to the additional information based on the auditing we performed, we are required to report to that effect.

We have nothing to report in regard to the additional information.

Responsibilities of the Management and the Audit & Supervisory Committee for the Non-consolidated Financial Statements, Etc.

The management is responsible for preparing and fairly presenting the Non-consolidated Financial Statements, Etc. based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the Non-consolidated Financial Statements, etc. without any material misstatement due to fraud or error.

In preparing the Non-consolidated Financial Statements, Etc., the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

The audit & supervisory committee is responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

Responsibilities of the Auditor for the Audit of the Non-consolidated Financial Statements, Etc.

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the Non-consolidated Financial Statements, Etc. as a whole and to express an opinion regarding the Non-consolidated Financial Statements, etc. from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the Non-consolidated Financial Statements, Etc.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•	The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.

83

Audit Reports

•	The purpose of the audit of the Non-consolidated Financial Statements, Etc. is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.
•	The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.
•	The auditor concludes whether or not it is appropriate for the management to prepare the Non-consolidated Financial Statements, Etc. on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the Non-consolidated Financial Statements, Etc., and if the notes to the Non-consolidated Financial Statements, Etc. regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the Non-consolidated Financial Statements, Etc. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company will cease to be a going concern due to future events or circumstances.
•	The auditor assesses whether or not the statements in and notes to the Non-consolidated Financial Statements, Etc. are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the Non-consolidated Financial Statements, Etc., including the related notes; and assesses whether or not the Non-consolidated Financial Statements, Etc. fairly present the transactions and accounting events on which they are based.

The auditor reports to the audit & supervisory committee regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the audit & supervisory committee regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any measures or safeguards have been implemented in order to eliminate impediments to the audit or reduce them to an acceptable level, the details thereof.

Interests

Neither Shinjyuku Audit Corporation nor any of the engagement partners have any interests in the company that should be stated pursuant to the Certified Public Accountants Act.

End

84

Audit Reports

Audit Report of the Audit & Supervisory Committee

Audit Report

We, the Audit & Supervisory Committee, have audited the directors’ performance of their duties during the 79th business year from April 1, 2023 to March 31, 2024 and report on the method, details, and results of the audit as follows.

1.	Method and Details of Audit

In regard to the content of resolutions of the Board of Directors on the matters stated in Article 399-13, paragraph (1), items (i)(b) and (i)(c) of the Companies Act and the systems established based on those resolutions (internal control systems), we received periodic reports, including by means such as telephone and the internet, from directors, executive officers, and employees, etc. regarding the status of the establishment and operation of those systems, requested explanations as necessary, expressed opinions, and conducted audits using the following methods.

(i)	In compliance with the Audit & Supervisory Committee audit standards that we established, in accordance with the established audit policies and division of duties, etc., and in cooperation with the Company’s internal audit department, we attended important meetings, received reports from directors, executive officers, and employees, etc. on matters related to the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and investigated the status of operations and assets at the head office and main business locations. Regarding the Company’s subsidiaries, we communicated and shared information online with the directors, executive officers, and audit & supervisory board members, etc. of the subsidiaries, and we received reports from subsidiaries regarding their business.
(ii)	We oversaw and verified whether the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, we received notification from the accounting auditor that, in accordance with standards such as the “Quality Control Standards for Auditing” (established by the Business Accounting Council), it had developed systems in order to ensure that its duties are appropriately performed (as set out in the items of Article 131 of the Regulations for Corporate Accounting), and we requested explanations as necessary.

Using the methods above, we examined the business report, the supplementary schedules thereto, the non-consolidated financial statements (i.e., the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statements of changes in equity, and notes to non-consolidated financial statements), the supplementary schedules to the non-consolidated financial statements, and the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statements of changes in equity, and notes to consolidated financial statements) for the business year.

2.	Audit Results
(1)	Results of audit of business report, etc.
(i)	We find that the business report and the supplementary schedules thereto correctly present the status of the company in accordance with laws, ordinances, and the Articles of Incorporation.

85

Audit Reports

(ii)	We do not find any misconduct in relation to the directors’ performance of their duties nor any material fact in violation of laws or ordinances or in breach of the Articles of Incorporation.
(iii)	We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the business report relating to the internal control systems or the directors’ performance of their duties.
(2)	Results of audit of non-consolidated financial statements, supplementary schedules thereto, and consolidated financial statements

We find the methods and results of the audit by the accounting auditor, Shinjyuku Audit Corporation, to be reasonable.

May 21, 2024

MITSUBA Corporation
Audit & Supervisory Committee

Keiji Kiuchi [seal]
Full-Time Audit & Supervisory Committee Member

Shigeki Dantani [seal]
Audit & Supervisory Committee Member

Hiroaki Tanji [seal]
Audit & Supervisory Committee Member

Yoko Nakai [seal]
Audit & Supervisory Committee Member

Note:	Audit & Supervisory Committee Members Shigeki Dantani, Hiroaki Tanji, and Yoko Nakai are external directors as set out in Article 2, item (xv) and Article 331, paragraph (6) of the Companies Act.

End

86

[Translation]

Date of Commencement of Measures for Electronic Provision: May 29, 2024

79th Annual General Meeting of Shareholders:

Other Matters to Be Provided Electronically

(Matters Not to Be Provided in Document for Delivery)

Consolidated Statement of Changes in Equity

Notes to Consolidated Financial Statements

Non-consolidated Statement of Changes in Equity

Notes to Non-consolidated Financial Statements

(April 1, 2023 to March 31, 2024)

MITSUBA Corporation

87

Consolidated Statement of Changes in Equity

(April 1, 2023 to March 31, 2024)

(Unit: Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	5,000	26,370	28,250	(603)	59,017
Cumulative effect of applying inflation accounting	–	–	3,383	–	3,383
Balance at beginning of period reflecting cumulative effect of applying inflation accounting	5,000	26,370	31,634	(603)	62,401
Changes during period
Dividends of surplus	–	(600)	(134)	–	(734)
Profit attributable to owners of parent	–	–	13,741	–	13,741
Purchase of treasury shares	–	–	–	(0)	(0)
Disposal of treasury shares	–	(0)	–	0	0
Net changes in items other than shareholders’ equity	–	–	–	–	–
Total changes during period	–	(600)	13,607	(0)	13,006
Balance at end of period	5,000	25,770	45,241	(603)	75,407

88

	Accumulated other comprehensive income				Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Re-measurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of period	738	10,301	(3,288)	7,751	20,189	86,958
Cumulative effect of applying inflation accounting	–	–	–	–	–	3,383
Balance at beginning of period reflecting cumulative effect of applying inflation accounting	738	10,301	(3,288)	7,751	20,189	90,342
Changes during period
Dividends of surplus	–	–	–	–	–	(734)
Profit attributable to owners of parent	–	–	–	–	–	13,741
Purchase of treasury shares	–	–	–	–	–	(0)
Disposal of treasury shares	–	–	–	–	–	0
Net changes in items other than shareholders’ equity	3,557	12,855	2,065	18,478	753	19,232
Total changes during period	3,557	12,855	2,065	18,478	753	32,239
Balance at end of period	4,296	23,157	(1,223)	26,230	20,943	122,581

89

Notes to Consolidated Financial Statements (April 1, 2023 to March 31, 2024)

I.	Notes Regarding Significant Matters Based on Which the Consolidated Financial Statements Were Prepared
1.	Matters related to the scope of consolidation
(1)	Number of consolidated subsidiaries: 41 companies

The Company’s consolidated subsidiaries are Ryomo Systems Co., Ltd., Tatsumi Corp., American Mitsuba Corp., and 38 other companies.

(2)	Names, etc. of principal non-consolidated subsidiaries

The Company’s principal non-consolidated subsidiaries include Mitsuba Ability Corp.

The total assets, net sales, profits or losses, retained earnings, and other such figures of the Company’s non-consolidated subsidiaries are small and even as a whole do not have a material effect on the consolidated financial statements.

2.	Matters related to the application of the equity method

Number of affiliated companies accounted for by the equity method: 2 companies

The Company’s affiliated companies accounted for by the equity method are Thai Summit Mitsuba Electric Manufacturing Co., Ltd. and Changzhou Shihlin Mitsuba Electric & Engineering Co., Ltd.

The profits or losses, retained earnings, and other such figures of non-consolidated subsidiaries and affiliated companies that are not accounted for by the equity method are small and even as a whole do not have a material effect on the consolidated financial statements.

3.	Matters related to the business years, etc. of consolidated subsidiaries

Of the Company’s consolidated subsidiaries, the closing day of Corporacion Mitsuba de Mexico, S.A. de C.V. and nine other companies is December 31.

To prepare the consolidated financial statements, the Company used financial statements based on a provisional closing carried out on March 31, which is the consolidated closing date. The last day of the business year of other consolidated subsidiaries is the same as the consolidated closing date.

4.	Matters related to accounting policies
(1)	Valuation basis and methods for significant assets
(i)	Available-for-sale securities

Bonds to be held until maturity: Stated using the amortized cost method (straight-line method).

Other available-for-sale securities

Securities other than shares, etc. without a market price: Stated using the market value method (valuation differences are reflected directly in net assets, and cost of sales is calculated mainly using the moving average method).

90

Shares, etc. without a market price: Stated mainly using the cost method based on the moving average method.

(ii)	Derivatives: Stated using the market value method.
(iii)	Inventories

Merchandise, finished goods, and work in process: For transportation equipment related operations, the Company and its domestic consolidated subsidiaries mainly use the cost method based on the periodic average method (the value stated in the balance sheet has been calculated by writing down the book value based on declining profitability), and overseas subsidiaries mainly use the lower of cost or market method based on the periodic average method. For information service operations, valuations mainly use the cost method based on the specific identification method (the value stated in the balance sheet has been calculated by writing down the book value based on declining profitability).

Raw materials: The Company and its domestic consolidated subsidiaries mainly use the cost method based on the periodic average method (the value stated in the balance sheet has been calculated by writing down the book value based on declining profitability), and overseas subsidiaries mainly use the lower of cost or market method based on the periodic average method.

Supplies: Stated mainly using the cost method based on the last purchase price method.

(2)	Depreciation methods for significant depreciable assets
(i)	Property, plant and equipment (excluding leased assets): The Company and its principal subsidiaries use the straight-line method.

The useful lives of the main assets are as follows.

Buildings and structures: 15 to 35 years

Machinery, equipment and vehicles: 4 to 10 years

(ii)	Intangible assets (excluding leased assets): Stated using the straight-line method.

The valuation of software to be used internally is based on the estimated period that the software will be usable internally (five years).

The valuation of software to be sold on the market is the larger of the depreciated amount based on the ratio of the estimated sales amount over three or five years or the evenly distributed amount based on the remaining period that the software can be sold.

(iii)	Leased assets: For leased assets relating to finance lease transactions not involving a transfer of ownership, the straight-line method has been used, with the useful life set equal to the lease period and the residual value set at zero.

Some overseas consolidated subsidiaries apply International Financial Report Standard 16, “Leases.”

In general, all leases are recorded as assets and liabilities in the consolidated balance sheet, and the straight-line method has been used to depreciate leased assets recorded as assets.

(3)	Standards for recording significant provisions
(i)	Allowance for doubtful accounts: This allowance is provided for possible losses on unrecoverable accounts receivable and other similar receivables. For ordinary receivables, the amount of the allowance is based on the historical rate of loss. For certain receivables such as those from debtors at risk of bankruptcy, the amount of the allowance is based on individually estimated unrecoverable amounts taking into account the likelihood of recovery.

91

(ii)	Provision for bonuses: This provision to be applied to expenses for bonuses paid to employees is recorded based on the estimated amounts to be paid.
(iii)	Provision for bonuses for directors (and other officers): The Company and some domestic consolidated subsidiaries record this provision for expenses for bonuses for directors and other officers based on the estimated amounts to be paid.
(iv)	Provision for product warranties: This provision for replacement costs incurred due to product returns is recorded based on the average return rate over the past three years. Costs that can be individually estimated are recorded based on the estimated amounts.
(v)	Provision for loss on orders received: For future losses that can be reasonably estimated as of the end of the consolidated fiscal year under review, this provision for future losses relating to software orders received is recorded based on the amount of losses expected to arise in or after the following consolidated fiscal year.
(vi)	Provision for settlement payments: For amounts that are likely to be incurred as of the end of the consolidated fiscal year under review and for which the amount of loss can be reasonably estimated at that time, this provision for expenses for settlement payments relating to violations of the Antimonopoly Act is recorded based on the estimated amount of loss.
(vii)	Provision for business restructuring: For amounts that can be reasonably estimated as of the end of the consolidated fiscal year under review, this provision for losses anticipated to arise due to business restructuring is recorded based on the amount of losses expected to arise in or after the following consolidated fiscal year.
(viii)	Provision for loss on litigation: Potential future losses relating to pending litigation are estimated, and this provision for those losses is recorded based on the amount deemed necessary at the end of the consolidated fiscal year under review.
(4)	Method of accounting for retirement benefits

Retirement benefit liabilities are recorded based on the estimated amounts of retirement benefit obligations and pension assets as of the end of the consolidated fiscal year under review to provide for employee retirement benefits. However, as the estimated amounts of pension assets exceed retirement benefit obligations for the Company and some of its consolidated subsidiaries, the Company and those subsidiaries have recorded those amounts as “Retirement benefit assets” under “Investments and other assets.”

Actuarial gains and losses are recognized as costs from the consolidated fiscal year following the year in which the gain or loss arises and are amortized proportionally on a straight-line basis over a certain period (mainly ten years) that is within the average remaining period of service of employees when the gain or loss arises each consolidated fiscal year.

Past service costs are recognized as costs and are amortized on a straight-line basis over a certain period (ten years) that is within the average remaining years of service of employees when the costs arise.

92

(5)	Standards for recording significant income and expenses

In the Group’s transportation equipment related operations, it is engaged in the sale of automotive products such as wiper systems, starter motors, and fan motors. In regard to the sale of these products, the Group ordinarily recognizes revenue when products are inspected and accepted by customers because the Group deems that at that time, customers acquire control of the products and the Group’s performance obligations are fulfilled. However, for domestic sales, revenue is recognized upon shipment in cases where the amount of time from shipment to control of the products transferring to customers is expected to be the ordinary amount of time.

In regard to the provision of services under information service operations, upon the commencement of a contract, the Group determines whether or not the relevant performance obligations are obligations that will be fulfilled over a certain period, and if not, those performance obligations are deemed to be obligations that will be fulfilled at a certain point in time.

(6)	Other significant matters based on which the consolidated financial statements were prepared
(i)	Standards for converting significant assets or liabilities denominated in foreign currencies to yen

Monetary claims and obligations denominated in foreign currencies have been converted to yen using the spot exchange rate on the consolidated closing date, and translation differences have been recorded as losses or gains.

For overseas subsidiaries, assets and liabilities have been converted to yen using the spot exchange rate on the consolidated closing date, and income and expenses have been converted to yen using the average exchange rate during the fiscal year. Translation differences have been recorded by including them in “Foreign currency translation adjustment” and “Non-controlling interests” under net assets.

(ii)	Significant hedge accounting methods

Hedge accounting methods

The Company has used deferred hedge accounting. In cases where forward exchange contracts, etc. meet the forward price conversion criteria, they are accounted for using forward price conversion. For interest rate swaps that meet the special accounting criteria, the special accounting method has been used.

Hedging instruments and hedged items

Hedging instruments: Forward exchange contracts, interest rate swaps

Hedged items: Trade receivables denominated in foreign currency, borrowing interest expenses

Hedging policies: The Company uses forward exchange contracts and interest rate swaps for the purpose of avoiding the risk of changes in exchange rates for import and export transactions, the risk of changes in prices for purchasing materials, and the risk of changes in interest rates for borrowings in the ordinary course of business.

Method of assessing the effectiveness of hedging: The Company assesses the effectiveness of hedging by comparing the ratio of the amount of cumulative changes in hedging instruments to the amount of cumulative changes in hedged items.

II.	Notes Regarding Changes in Presentation Method

Changes regarding consolidated statement of income:

“Loss related to transaction investigations,” which was separately listed under “Extraordinary losses” in the previous consolidated fiscal year, has been included in “Other” from the consolidated fiscal year under review because its monetary significance has declined

93

III.	Notes Regarding Accounting Estimates

The items whose amounts have been recorded in the consolidated financial statements for the consolidated fiscal year under review using accounting estimates and that may have a material effect on the consolidated financial statements for the following consolidated fiscal year are as follows.

1.	Recoverability of deferred tax assets

Amounts recorded for the consolidated fiscal year under review:

Deferred tax assets: 1,467 million yen

Deferred tax liabilities: 7,802 million yen

Deferred tax assets have been recorded after carefully considering the recoverability thereof based mainly on anticipated future taxable income. If the feasibility of recovery is determined to be low, deferred tax assets may be reduced to an amount deemed appropriate.

2.	Provision for business restructuring

Amount recorded for the consolidated fiscal year under review:

Provision for business restructuring: 990 million yen

For amounts that can be reasonably estimated as of the end of the consolidated fiscal year under review, the provision for losses anticipated to arise due to business restructuring is recorded based on the amount of losses expected to arise in or after the following consolidated fiscal year.

The estimate of those losses is based on assumptions regarding matters such as: expenses relating to the transfer of operations such as those for equipment relocation arising due to the consolidation and closing of locations conducted during business restructuring; real estate related expenses such as those relating to moving locations; and anticipated personnel expenses such as those relating to changes in personnel.

The Company and its consolidated subsidiaries believe that they have recorded a necessary and sufficient amount for the business restructuring expenses that are expected to arise, but if it becomes necessary to revise that estimate or those assumptions due to a revision of business strategies, changes in the external environment, or other reasons, there may be a material effect on the amount of the provision for business restructuring recognized in the consolidated financial statements for the following consolidated fiscal year or subsequent years.

3.	Impairment of non-current assets

Amount recorded for the consolidated fiscal year under review:

Impairment losses: 343 million yen

In regard to non-current assets, based on the “Accounting Standards for Impairment of Non-current Assets,” the Company considers whether there are any indications of impairment taking into account the level of operating income or loss and operating cash flow related to the asset group, and if indications of impairment are found, the Company determines whether or not to recognize impairment losses. If as a result of that determination, the initially anticipated investment recovery can no longer be expected, and the Company recognizes the necessity of impairment, the Company may record impairment on non-current assets.

94

4.	Provision for loss on litigation

Amount recorded for the consolidated fiscal year under review:

Provision for loss on litigation: 566 million yen

In regard to litigation filed by OGIS-RI Co., Ltd against Ryomo Systems Co., Ltd., a consolidated subsidiary of the Company, based on the ruling of March 27, 2024 in which the Maebashi District Court ordered Ryomo Systems Co., Ltd. to pay OGIS-RI Co., Ltd. damages in an amount of 410 million yen and late payment fees in regard thereto (the “First Instance Ruling”), the Company has recorded the amount of damages stated in the First Instance Ruling and the late payment fees calculated based on the number of days that have passed as of the date of the consolidated balance sheet as the estimated amount of losses that may arise in the future in relation to that litigation.

That estimate is based on the assumption that the final ruling will be based on the First Instance Ruling. Based on the details of future rulings, the provision for loss on litigation may be increased or decreased.

IV.	Notes Regarding Additional Information

Application of Hyperinflation Accounting for Turkish Subsidiary

In addition to the cumulative inflation rate in Turkey over the past three years exceeding 100%, hyperinflation accounting has been applied to tax and accounting treatment in Turkey. In response, from the consolidated fiscal year under review, the Group has consolidated the financial statements of the Company’s Turkish subsidiary whose functional currency is the Turkish lira after making adjustments in accordance with the requirements set out in IAS No. 29, “Financial Reporting in Hyperinflationary Economies.” Due to that, the retained earnings at the start of the consolidated fiscal year under review increased by 3,383 million yen due to the cumulative effect of applying those accounting standards. The effect of inflation on net monetary position is recorded as “Losses on net monetary position” under “Extraordinary losses.”

Provision for Loss on Litigation of Subsidiary

As stated in its “Notice Regarding Ruling in Lawsuit against the Company” issued on March 29, 2024, Ryomo Systems Co., Ltd., a consolidated subsidiary of the Company, was delivered a ruling in a lawsuit filed against it by OGIS-RI Co., Ltd. in which the Maebashi District Court partially affirmed the claims of OGIS-RI Co., Ltd. and ordered Ryomo Systems Co., Ltd. to pay 410 million yen and late payment fees in regard thereto.

Ryomo Systems Co., Ltd. is appealing that ruling, but in preparation for the situation in which the ruling of the Maebashi District Court is ultimately upheld and finalized, the Company has recorded the damages and late payment fees arising from that litigation in the amount of 566 million yen in extraordinary losses as a provision for loss on litigation.

95

V.	Notes Regarding Consolidated Balance Sheet
1.	Assets provided as collateral and obligations relating to collateral
(1)	Assets provided as collateral

Buildings and structures:	2,228 million yen
Machinery, equipment and vehicles:	0 million yen
Land:	394 million yen
Investment securities:	6,427 million yen
Total:	9,050 million yen

(2)	Obligations relating to collateral

Short-term borrowings:	20,379 million yen
Long-term borrowings:	18,900 million yen
Total:	39,279 million yen

2.	Accumulated depreciation of property, plant and equipment

261,802 million yen

3.	Guarantee obligations

The Company guarantees obligations for borrowings, etc. from financial institutions by a non-consolidated company.

Mitsuba Ability Corp.	1,737 million yen
Total:	1,737 million yen

4.	Balance of electronically recorded monetary claims

2,511 million yen

5.	Commitment line agreements

The Group has entered into current account overdraft agreements and commitment line agreements with 12 banks in order to efficiently procure working capital. The unused loan balance, etc. relating to current account overdraft agreements and commitment line agreements as of the end of the consolidated fiscal year under review is as follows.

Total of current account overdraft limits and commitment lines:	63,980 million yen
Used loan balance:	38,085 million yen
Difference:	25,894 million yen

96

6.	Loan covenants
(1)	Of the Company’s long-term borrowings as of the end of the consolidated fiscal year under review, borrowings of 1,544 million yen (borrowed on October 18, 2019; repayment term ends March 31, 2026) are subject to the following loan covenants. If these covenants are breached, the Company will hold discussions with the relevant financial institutions to review repayment and loan conditions.
(i)	Maintain the interest-bearing liability balance stated in the consolidated balance sheet for the fiscal year ending March 2020 at an amount of 195,000 million yen or less.
(ii)	From the fiscal year ending March 2021, maintain (a) a positive free cash flow and (b) an interest-bearing liability EBITDA ratio of 7 or less or a net interest-bearing liability EBITDA ratio of 5 or less.
(2)	The Company has entered into commitment line agreements with five financial institutions, and those agreements contain the following covenants. If these covenants are breached, the Company will be required to fully repay the loan amounts if requested by the lenders.
(i)	As of the final day of each accounting period, maintain an amount of net assets stated in the consolidated balance sheet that is equal to or greater than 44,357 million yen, which is the amount of net assets as of the end of the fiscal year ending March 2020.
(ii)	As of the final day of each accounting period, from the fiscal year ending March 2022, do not record an ordinary loss on the consolidated statement of income for two consecutive periods.
(3)	Ryomo Systems Co., Ltd., a consolidated subsidiary of the Company, has entered into syndicated term loan commitment agreements with a total of five banks with The Bank of Yokohama, Ltd.acting as arranger in order to procure funds for constructing a new data center. The loan balances, etc. under these agreements are as follows.

Total amount of term loan commitments:	2,000 million yen
Used loan balance:	2,000 million yen
Difference:	0 yen

The above agreements contain the following covenants. If these covenants are breached, Ryomo Systems Co., Ltd. will hold discussions with the relevant financial institutions to review repayment and loan conditions.

(i)	As of the final day of each accounting period, maintain an amount of net assets stated in the consolidated balance sheet of Ryomo Systems Co., Ltd. that is equal to or greater than 75% of the larger of the amount of net assets as of the final day of the preceding accounting period or the amount of net assets as of the end of the fiscal year ending March 2021.
(ii)	Do not record an ordinary loss on the consolidated statement of income of Ryomo Systems Co., Ltd. for two consecutive periods.

97

VI.	Notes Regarding Consolidated Statement of Changes in Equity
1.	Class and total number of issued shares as of the end of the consolidated fiscal year under review
Common shares:	45,581,809 shares
Class A shares (Note):	10,000 shares
Class C shares (Note):	5,000 shares

Note:	At the Board of Directors meeting held on May 10, 2024, the Company resolved to acquire and retire 10,000 Class A shares and 5,000 Class C shares on June 28, 2024.

2.	Matters regarding dividends
(1)	Amounts of dividends paid
Resolution	Share class	Dividend source	Total dividend amount	Dividends per share	Record date	Effective date
Board of Director’s resolution on May 10, 2023	Common shares	Retained earnings	134 million yen	3 yen	March 31, 2023	June 7, 2023
Board of Director’s resolution on May 10, 2023	Class A shares	Capital surplus	600 million yen	60,000 yen	March 31, 2023	June 7, 2023
(2)	Dividends for which the record dates are in the consolidated fiscal year under review but the effective dates are in the following consolidated fiscal year
Resolution	Share class	Dividend source	Total dividend amount	Dividends per share	Record date	Effective date
Board of Director’s resolution on May 10, 2024	Common shares	Retained earnings	268 million yen	6 yen	March 31, 2024	June 5, 2024
Board of Director’s resolution on May 10, 2024	Class A shares	Retained earnings	600 million yen	60,000 yen	March 31, 2024	June 5, 2024

VII.	Notes Regarding Financial Instruments
1.	Matters regarding status of financial instruments
(1)	Policy on use of financial instruments

The Group procures necessary funds based on its capital expenditure plan for the main purpose of conducting its transportation equipment related operations. Temporary surpluses are invested in financial assets with a high degree of safety, and short-term working capital is procured through borrowings from banks. Derivatives are used for the purpose of avoiding the risks stated below, and the Company has set a policy of not engaging in speculative transactions involving derivatives.

98

(2)	Details of financial instruments and risks associated therewith

Notes receivable and accounts receivable, which are trade receivables, are exposed to customer credit risks. Trade receivables denominated in foreign currencies, which arise due to the Company conducting its business globally, are exposed to the risk of changes in exchange rates, but in general, the net position of trade receivables denominated in foreign currencies is hedged using forward exchange contracts. Available-for-sale securities and investment securities are exposed to the risk of changes in market prices.

Most notes payable and accounts payable, which are trade payables, are due for payment within one year. Some of those trade payables include payables denominated in foreign currencies due to importing raw materials, etc. and are exposed to the risk of changes in exchange rates, but those payables are constantly within the value of accounts receivable denominated in the same foreign currency. Borrowings, bonds, and lease liabilities relating to finance lease transactions are used for the purpose of procuring funds necessary mainly for capital expenditures.

(3)	System for managing risks associated with financial instruments
(i)	Management of credit risk (risk of transaction partners not performing contracts)

The Group periodically monitors the status of its major transaction partners in regard to trade receivables and long-term loans and manages payment due dates and balances for each transaction partner independently, and it works to quickly identify and reduce recoverability concerns due to reasons such as worsening financial conditions on the part of transaction partners.

(ii)	Management of market risk (risk of changes in exchanges rates and interest rates, etc.)

In regard to trade receivables and payables denominated in foreign currencies, the Company identifies the risk of changes in exchange rates each month for each currency, and in general, those risks are hedged using forward exchange contracts. Additionally, the Company uses interest rate swaps to control the risk of changes in interest rates for borrowings.

(iii)	Management of liquidity risk in procuring funds (risk of becoming unable to perform payments on due dates)

Trade payables are exposed to liquidity risks, but the Group manages these risks through means such as each company preparing monthly cash flow plans.

(4)	Supplementary explanation of matters regarding market values, etc. of financial instruments

As the calculation of the market value of financial instruments includes factors that cause changes in value, the use of different underlying assumptions may result in changes in those values.

2.	Matters regarding market values, etc. of financial instruments

The amounts recorded in the consolidated balance sheet, the market values of those items, and the differences in those amounts are as follows. Cash and deposits have been omitted as there is no difference in regard to cash and as deposits are settled over the short term and the market value thereof is therefore close to the book value. The Group uses forward exchange contracts for some of its trade receivables, but those subject to forward price conversion for forward exchange contracts, etc. are accounted for as part of the accounts receivable subject to hedging, and the market value thereof is therefore included in the market value of those accounts receivable.

99

As of March 31, 2024

	Amount recorded in consolidated balance sheet (millions of yen)	Market value (millions of yen)	Difference (millions of yen)
(1) Notes receivable	1,597	1,597	–
(2) Accounts receivable	48,988	48,988	–
(3) Available-for-sale securities and investment securities
Other available-for-sale securities	14,104	14,104	–
Total of assets	64,689	64,689	–
(1) Notes payable and accounts payable	21,609	21,609	–
(2) Short-term borrowings	69,410	69,410	–
(3) Bonds (including the current portion thereof)	1,015	1,015	–
(4) Long-term borrowings (including the current portion thereof)	93,640	92,909	(731)
Total of liabilities	185,675	184,944	(731)
Derivative transactions	–	–	–
Note:	Shares, etc. without a market price are not included in “(3) Available-for-sale securities and investment securities.” The value of those financial instruments recorded in the consolidated balance sheet is as stated below.
(Unit: Millions of yen)
Category	March 31, 2024
Unlisted shares	4,194

3.	Matters regarding breakdown, etc. for each appropriate category of market value of financial instruments

The Company classifies the market values of financial instruments into the following three levels based on the observability and significance of the inputs used in calculating market value.

Level 1 market value: Market value calculated using the (unadjusted) trading price for the relevant asset or liability on active markets

Level 2 market value: Market value calculated using directly or indirectly observable inputs other than those in level 1

Level 3 market value: Market value calculated using significant unobservable inputs

If multiple inputs that have a material effect on the calculation of market value are used, of the levels to which those inputs belong, the market value is classified as the level with the lowest priority when calculating market value.

100

(1)	Financial assets and financial liabilities for which the market value is the amount recorded in the consolidated balance sheet

As of March 31, 2024

	Market value (millions of yen)
	Level 1	Level 2	Level 3	Total
Available-for-sale securities and investment securities
Other available-for-sale securities
Shares	14,018	–	–	14,018
Other	86	–	–	86
Total of assets	14,104	–	–	14,104

(2)	Financial assets and financial liabilities for which the market value is not the amount recorded in the consolidated balance sheet

As of March 31, 2024

	Market value (millions of yen)
	Level 1	Level 2	Level 3	Total
Notes receivable	–	1,597	–	1,597
Accounts receivable	–	48,988	–	48,988
Total of assets	–	50,585	–	50,585
Notes payable and accounts payable	–	21,609	–	21,609
Short-term borrowings	–	69,410	–	69,410
Bonds (including the current portion thereof)	–	1,015	–	1,015
Long-term borrowings (including the current portion thereof)	–	92,909	–	92,909
Total of liabilities	–	184,944	–	184,944

Note: Explanation of valuation techniques and inputs used in calculating market value

Notes receivable and accounts receivable:

The market value of these receivables is classified as level 2 and is calculated using the discounted present value method based on an interest rate that takes into account the receivable amount, the period until maturity, and credit risk for each receivable classified into certain periods. Receivables subject to forward price conversion for forward exchange contracts, etc. are accounted for as part of the accounts receivable subject to hedging, and the market value thereof is therefore included in the market value of those accounts receivable.

Available-for-sale securities and investment securities:

Listed shares are valued using their trading price. As listed shares are traded on active markets, their market value is classified as level 1.

101

Notes payable, accounts payable, and short-term borrowings:

The market value of these liabilities is classified as level 2 and is calculated using the discounted present value method based on an interest rate that takes into account future cash flow, the period until the repayment due date, and credit risk for each liability classified into certain periods.

Bonds (including the current portion thereof):

The market value of bonds issued by the Company is classified as level 2 and is calculated using the discounted present value method based on the total amount of principal and interest and an interest rate that takes into account the remaining period of the bonds and credit risk.

Long-term borrowings (including the current portion thereof):

The market value of these borrowings is classified as level 2 and is calculated using the discounted present value method based on the total amount of principal and interest and an interest rate that takes into account the remaining period of the obligations and credit risk. Long-term borrowings subject to special accounting for interest swaps are accounted for as part of the long-term borrowings subject to hedging, and the market value thereof is therefore included in the market value of those long-term borrowings subject to hedging.

VIII.	Notes Regarding Revenue Recognition
1.	Information on disaggregation of revenue from contracts with customers

(Unit: Millions of yen)

	Reportable segment			Total
	Transportation equipment related operations	Information service operations	Other operations
Japan	88,190	16,213	5,221	109,625
The Americas	85,750	–	–	85,750
Europe	26,216	–	–	26,216
Asia	77,721	–	–	77,721
China	44,840	–	–	44,840
Revenue from contracts with customers	322,719	16,213	5,221	344,154
Other revenue	–	–	–	–
Sales to outside customers	322,719	16,213	5,221	344,154

2.	Underlying information for understanding revenue

Underlying information for understanding revenue is as stated in “(5) Standards for recording significant income and expenses” under “4. Matters related to accounting policies” in “I. Notes Regarding Significant Matters Based on Which the Consolidated Financial Statements Were Prepared.

102

3.	Underlying information for understanding amounts of revenue in the consolidated fiscal year under review and subsequent years
(1)	Balance, etc. of contract assets and contract liabilities

(Unit: Millions of yen)

	Consolidated fiscal year under review
	Balance at beginning of period	Balance at end of period
Receivables from contracts with customers	50,695	50,585
Contract assets	380	561
Contract liabilities	296	329

Contract assets are mainly the Group’s rights to consideration for performance obligations fulfilled over a certain period, and the rights to payment are changed to receivables when those rights become unconditional. In regard to receivables from contracts with customers, after performance obligations are fulfilled, consideration is received mainly within one year under separately established payment terms. The Group’s receivables from contracts with customers do not include any significant elements of credit.

Contract liabilities are mainly consideration received by the Group from customers before providing goods or services.

The amount of revenue recognized in the consolidated fiscal year under review that was included in the contract liability balance as of the beginning of the period is 216 million yen.

(2)	Transaction price allocated to remaining performance obligations
(Unit: Millions of yen)
Consolidated fiscal year under review
Within one year	1,047
Exceeding one year	136
Total	1,184

IX.	Notes Regarding Per-Share Information

Net assets per share:	1,922.39 yen
Basic earnings per share:	293.62 yen

X.	Notes Regarding Significant Subsequent Events

Changes in Consolidated Subsidiary (Share Transfer)

At the Board of Directors meeting held on March 14, 2024, the Company resolved to transfer all the shares of MITSUBA LOGISTICS Corporation (“Mitsuba Logi”) held by the Company to NIKKON Holdings Co., Ltd. (“NIKKON HD”) (that transfer is hereinafter referred to as the “Share Transfer”), and they were transferred on April 1, 2024.

Mitsuba Logi will be excluded from the scope of consolidation of the Company due to the Share Transfer.

103

1.	Reason for transfer

Since its establishment in 1967, Mitsuba Logi has responded to domestic logistics demand, particularly from suppliers of automotive parts including the Group. Meanwhile, in the Medium-Term Management Plan announced on May 10, 2023, the Company has set the policies of “shifting management resources based on the selection and concentration of business” and “thorough structural reform.” As part of our structural reforms, we will outsource our domestic logistics operations to NIKKON HD, which operates a comprehensive integrated logistics business including packaging, transportation, and warehousing mainly for automobile manufacturers. By doing this, in addition to increasing capital efficiency for the Group, we will optimize domestic logistics by leveraging NIKKON HD’s extensive logistics experience and network.

2.	Equity interests before and after the transfer
(1)	Equity before transfer: 100.0%
(2)	Equity after transfer: 0.0%
3.	Impact on profit and loss

The impact of the Share Transfer on consolidated financial results for the fiscal year ending March 2025 is insignificant.

Acquisition and Retirement of Existing Class Shares, Issuance of Class Shares through Third-Party Allotment, Reduction of Share Capital and Capital Reserve, and Refinancing of Current Borrowings by Syndicated Loans

At the Board of Directors meeting held on May 10, 2024, the Company resolved: to acquire Class A shares and Class C shares (collectively, the “Existing Class Shares”) held by Japan Industrial Solutions Fund II (the “JIS Fund”) and cancel the Existing Class Shares on the condition that such acquisition is conducted (collectively, the “Acquisition and Retirement of Existing Class Shares”); to enter into a subscription agreement (the “Subscription Agreement”) with the Development Bank of Japan Inc. and The Bank of Yokohama, Ltd. (these banks are collectively referred to as the “Prospective Allottees,” and each of them is individually referred to as a “Prospective Allottee”) and issue Class D shares worth 10 billion yen in total to the Prospective Allottees through a third-party allotment (the “Capital Increase through Third-Party Allotment”); to reduce share capital and capital reserve, effective June 28, 2024, on the condition that payments for Class D shares are made (the “Reduction in Share Capital”); and to refinance its existing loans by entering into a loan agreement and other relevant agreements with financial institutions for which The Bank of Yokohama acts as lead arranger (the “Syndicated Loan Agreements”) and obtaining a syndicated loan worth 50,146,200,000 yen in total in accordance with the Syndicated Loan Agreements.

(1)	Details of acquisition of Existing Class Shares

Class A shares

(i)	Number of shares to be acquired: 10,000 shares
(ii)	Type of consideration for acquisition of shares: Cash
(iii)	Per-share acquisition price: 1,254,630.10 yen

104

Note: The above acquisition price was calculated by multiplying one million yen paid per share at the time of issuance by a redemption factor of 1.24 and by adding to it an accrued dividend (an amount equivalent to a Class A share dividend as calculated in accordance with Article 11-2, paragraph 2 of the Articles of Incorporation, assuming that a class share dividend is paid in the business year containing the acquisition date with the acquisition date as the record date) calculated on a per diem basis.

(iv)	Total amount of share acquisition: 12,546,301,000 yen
(v)	Date of acquisition: June 28, 2024
(vi)	Acquirer: Japan Industrial Solutions Fund II

Class C shares

(i)	Number of shares to be acquired: 5,000 shares
(ii)	Type of consideration for acquisition of shares: Cash
(iii)	Per-share acquisition price: 1.51 million yen

Note: The above acquisition price was calculated by multiplying one million yen paid per share at the time of issuance by a redemption factor of 1.51.

(iv)	Total amount of share acquisition: 7.55 billion yen
(v)	Date of acquisition: June 28, 2024
(vi)	Acquirer: Japan Industrial Solutions Fund II

Class C shares will be acquired on the condition that the Company acquires Class A shares as set out above.

(2)	Details of cancellation of Existing Class Shares

Class A shares

(i)	Number of shares to be cancelled: 10,000 shares
(ii)	Effective date of cancellation: June 28, 2024

Class C shares

(i)	Number of shares to be canceled: 5,000 shares
(ii)	Effective date of cancellation: June 28, 2024

The Existing Class Shares will be cancelled on the condition that the Company acquires the Existing Class Shares as set out in (1) above.

(3)	Capital Increase through Third-Party Allotment
(i)	Payment date: June 28, 2024
(ii)	Number of new shares to be issued: 200 Class D shares
(iii)	Issue amount: 50 million yen per share
(iv)	Amount of proceeds: 10 billion yen
(v)	Amount to be credited to share capital: 5 billion yen (25 million yen per share)
(vi)	Preferred dividend rate: 7.8% per annum
(vii)	Offering or allotment method (Prospective Allottees): To be allotted to the following Prospective Allottees through a third-party allotment.

Development Bank of Japan Inc.: 100 shares

105

The Bank of Yokohama, Ltd.: 100 shares

(4)	Reduction in Share Capital

In accordance with the Subscription Agreement and in order to prepare for a nimble and flexible capital policy in the future, the Company will, at the same time as the issuance of Class D Shares, reduce share capital and capital reserve, which will be transferred to other capital surplus constituting a distributable amount. The planned reduction of share capital and capital reserve will be conducted on the condition that the issuance of Class D shares comes into effect.

(i)	Amount of share capital reduction: 5 billion yen

(Breakdown) An amount equivalent to an “amount of share capital increase” resulting from the issuance of Class D shares: 5 billion yen

Share capital will be increased by 5 billion yen at the same time as the payment for Class D shares is made, so share capital after the effective date will not be reduced from share capital prior to it.

(ii)	Amount of capital reserve reduction: 5 billion yen

(Breakdown) An amount equivalent to an “amount of capital reserve increase” resulting from the issuance of Class D shares: 5 billion yen

Capital reserve will be increased by 5 billion yen at the same time as the payment for Class D shares is made, so capital reserve after the effective date will not be reduced from capital reserve prior to it.

(iii)	Method for reducing share capital and capital reserve

The Company will reduce share capital and capital reserve as described above pursuant to the provisions of Article 447, paragraphs (1) through (3) and Article 448, paragraphs (1) through (3) of the Companies Act, and then will transfer the combined total amount in full to “other capital surplus.”

(iv)	Schedule for Reduction in Share Capital

Date of resolution by the Board of Directors: May 10, 2024

Date of public notice that creditors may object: May 22, 2024

Final date of period for creditors to object (planned): June 24, 2024

Effective date (planned): June 28, 2024

The Reduction in Share Capital will be done through a transfer procedure in which, under balance sheet net assets, share capital and capital reserve will be transferred to other capital surplus, so it will neither cause any change in net assets nor affect the Company’s business performance.

(5)	Syndicated Loan Agreements

While the Company had been working to reduce its existing liabilities, it decided to refinance loans due in the current fiscal year into long-term loans through a syndicate arranged by The Bank of Yokohama with the aim of securing long-term and stable funds.

(i)	Origination amount: 50,146,200,000 yen in total (breakdown is as follows)

First: 31,846,200,000 yen

Second: 8,900,000,000 yen

106

Third: 9,400,000,000 yen

(ii)	Date of contract: June 26, 2024 (planned)
(iii)	Date of execution

First: June 28, 2024 (planned)

Second: February 28, 2025 (planned)

Third: March 31, 2025 (planned)

(iv)	Date of maturity: March 31, 2028 (planned)
(v)	Arranger: The Bank of Yokohama, Ltd.
(vi)	Co-arrangers: MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation
(vii)	Agent: The Bank of Yokohama, Ltd.
(viii)	Syndicate: Nine financial institutions, including The Bank of Yokohama, Ltd. (planned)

107

Non-consolidated Statement of Changes in Equity

(April 1, 2023 to March 31, 2024)

(Unit: Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Retained earning reserves	Other retained earnings
						Reserves for reduced value of depreciable assets	Reserves for reduced value of replaced assets
Balance at beginning of period	5,000	14	28,006	28,020	1,235	1	6
Changes during period
Dividends of surplus	–	–	(600)	(600)	–	–	–
Profit	–	–	–	–	–	–	–
Purchase of treasury shares	–	–	–	–	–	–	–
Disposal of treasury shares	–	–	(0)	(0)	–	–	–
Reduction in reserves for reduced value of depreciable assets	–	–	–	–	–	(0)	–
Net changes in items other than shareholders’ equity	–	–	–	–	–	–	–
Total changes during period	–	–	(600)	(600)	–	(0)	–
Balance at end of period	5,000	14	27,406	27,420	1,235	1	6

108

	Shareholders’ equity				Valuation difference and foreign currency translation adjustment	Total net assets
	Retained earnings		Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities
	Other retained earnings	Total retained earnings
	Retained earnings carried forward
Balance at beginning of period	425	1,668	(603)	34,085	650	34,736
Changes during period
Dividends of surplus	(134)	(134)	–	(734)	–	(734)
Profit	12,806	12,806	–	12,806	–	12,806
Purchase of treasury shares	–	–	(0)	(0)	–	(0)
Disposal of treasury shares	–	–	0	0	–	0
Reduction in reserves for reduced value of depreciable assets	0	–	–	–	–	–
Net changes in items other than shareholders’ equity	–	–	–	–	3,489	3,489
Total changes during period	12,672	12,672	(0)	12,072	3,489	15,561
Balance at end of period	13,097	14,341	(603)	46,158	4,139	50,297

109

Notes to Non-consolidated Financial Statements (April 1, 2023 to March 31, 2024)

I.	Notes Regarding Matters Related to Significant Accounting Policies
1.	Valuation basis and methods for assets
(1)	Available-for-sale securities

Bonds to be held until maturity: Stated using the amortized cost method (straight-line method).

Shares of subsidiaries and affiliated companies: Stated using the cost method based on the moving average method.

Other available-for-sale securities

Securities other than shares, etc. without a market price: Stated using the market value method (valuation differences are reflected directly in net assets, and cost of sales is calculated using the moving average method).

Shares, etc. without a market price: Stated using the cost method based on the moving average method.

(2)	Derivatives: Stated using the market value method.
(3)	Inventories

Merchandise, work in process, and raw materials: Stated using the cost method based on the periodic average method (the value stated in the balance sheet has been calculated by writing down the book value based on declining profitability).

Supplies: Stated using the cost method based on the last purchase price method.

2.	Depreciation methods for non-current assets
(1)	Property, plant and equipment (excluding leased assets): Stated using the straight-line method.

The useful lives of the main assets are as follows.

Buildings and structures: 15 to 35 years

Machinery and equipment: 9 years

Vehicles: 4 to 6 years

(2)	Intangible assets (excluding leased assets): Stated using the straight-line method.

The valuation of software to be used internally is based on the estimated period that the software will be usable internally (five years).

(3)	Leased assets: For leased assets relating to finance lease transactions not involving a transfer of ownership, the straight-line method has been used, with the useful life set equal to the lease period and the residual value set at zero.

3.	Standards for recording provisions
(1)	Allowance for doubtful accounts: This allowance is provided for possible losses on unrecoverable accounts receivable and other similar receivables. For ordinary receivables, the amount of the allowance is based on the historical rate of loss. For certain receivables such as those from debtors at risk of bankruptcy, the amount of the allowance is based on individually estimated unrecoverable amounts taking into account the likelihood of recovery.

110

(2)	Provision for bonuses: This provision to be applied to expenses for bonuses paid to employees is recorded based on the estimated amounts to be paid.
(3)	Provision for bonuses for directors (and other officers): This provision for expenses for bonuses for directors and other officers is recorded based on the estimated amounts to be paid.
(4)	Provision for product warranties: This provision for replacement costs incurred due to product returns is recorded based on the average return rate over the past three years. Costs that can be individually estimated are recorded based on the estimated amounts.
(5)	Provision for settlement payments: For amounts that are likely to be incurred as of the end of the business year under review and for which the amount of loss can be reasonably estimated at that time, this provision for expenses for settlement payments relating to violations of the Antimonopoly Act is recorded based on the estimated amount of loss.
(6)	Provision for retirement benefits: Retirement benefit liabilities are recorded based on the estimated amounts of retirement benefit obligations and pension assets as of the end of the business year under review to provide for employee retirement benefits.

However, as the estimated amounts of pension assets exceed retirement benefit obligations, the Company has recorded those amounts as “Prepaid pension expenses” under “Investments and other assets.”

When calculating retirement benefit obligations, the benefit formula standards are used to determine the estimated retirement benefit amounts attributed to the period up to the current year.

Actuarial gains and losses are recognized as costs from the business year following the year in which the gain or loss arises and are amortized proportionally on a straight-line basis over a certain period (ten years) that is within the average remaining period of service of employees when the gain or loss arises each business year.

Past service costs are recognized as costs and are amortized on a straight-line basis over a certain period (ten years) that is within the average remaining years of service of employees when the costs arise.

(7)	Provision for business restructuring: For amounts that can be reasonably estimated as of the end of the business year under review, this provision for losses anticipated to arise due to business restructuring is recorded based on the amount of losses expected to arise in or after the following business year.

4.	Standards for recording significant income and expenses

In regard to the sale of automotive products such as wiper systems, starter motors, and fan motors, the Company ordinarily recognizes revenue when products are inspected and accepted by customers because the Company deems that at that time, customers acquire control of the products and the Company’s performance obligations are fulfilled. However, for domestic sales, revenue is recognized upon shipment in cases where the amount of time from shipment to control of the products transferring to customers is expected to be the ordinary amount of time.

111

5.	Other significant matters based on which the non-consolidated financial statements were prepared
(1)	Standards for converting assets or liabilities denominated in foreign currencies to yen

Monetary claims and obligations denominated in foreign currencies have been converted to yen using the spot exchange rate on the closing date, and translation differences have been recorded as losses or gains.

(2)	Hedge accounting methods

The Company has used deferred hedge accounting. In cases where forward exchange contracts, etc. meet the forward price conversion criteria, they are accounted for using forward price conversion. For interest rate swaps that meet the special accounting criteria, the special accounting method has been used.

Hedging instruments and hedged items

Hedging instruments: Forward exchange contracts, interest rate swaps

Hedged items: Trade receivables denominated in foreign currency, borrowing interest expenses

Hedging policies: The Company uses forward exchange contracts (mainly those setting exchange rates for predetermined periods) and interest rate swaps for the purpose of avoiding the risk of changes in exchange rates for import and export transactions, the risk of changes in prices for purchasing materials, and the risk of changes in interest rates for borrowings in the ordinary course of business.

Method of assessing the effectiveness of hedging: The Company assesses the effectiveness of hedging by comparing the ratio of the amount of cumulative changes in hedging instruments to the amount of cumulative changes in hedged items.

II.	Notes Regarding Changes in Presentation Method

Changes regarding non-consolidated statement of income:

“Loss on sale of investment securities” and “Loss related to transaction investigations,” which were separately listed under “Extraordinary losses” in the previous business year, have been included in “Other” from the business year under review because their monetary significance has declined.

III.	Notes Regarding Accounting Estimates

The items whose amounts have been recorded in the non-consolidated financial statements for the business year under review using accounting estimates and that may have a material effect on the non-consolidated financial statements for the following business year are as follows.

1.	Recoverability of deferred tax assets

Amounts recorded for the business year under review:

Deferred tax assets:	0 yen
Deferred tax liabilities:	3,769 million yen

Deferred tax assets have been recorded after carefully considering the recoverability thereof based mainly on anticipated future taxable income. If the feasibility of recovery is determined to be low, deferred tax assets may be reduced to an amount deemed appropriate.

112

2.	Provision for business restructuring

Amount recorded for the business year under review:

Provision for business restructuring: 499 million yen

For amounts that can be reasonably estimated as of the end of the business year under review, the provision for losses anticipated to arise due to business restructuring is recorded based on the amount of losses expected to arise in or after the following business year.

The estimate of those losses is based on assumptions regarding matters such as: expenses relating to the transfer of operations such as those for equipment relocation arising due to the consolidation and closing of locations conducted during business restructuring; real estate related expenses such as those relating to moving locations; and anticipated personnel expenses such as those relating to changes in personnel.

The Company believes that it has recorded a necessary and sufficient amount for the business restructuring expenses that are expected to arise, but if it becomes necessary to revise that estimate or those assumptions due to a revision of business strategies, changes in the external environment, or other reasons, there may be a material effect on the amount of the provision for business restructuring recognized in the non-consolidated financial statements for the following business year or subsequent years.

3.	Impairment of non-current assets

Amount recorded for the business year under review:

Impairment losses: 280 million yen

In regard to non-current assets, based on the “Accounting Standards for Impairment of Non-current Assets,” the Company considers whether there are any indications of impairment taking into account the level of operating income or loss and operating cash flow related to the asset group, and if indications of impairment are found, the Company determines whether or not to recognize impairment losses. If as a result of that determination, the initially anticipated investment recovery can no longer be expected, and the Company recognizes the necessity of impairment, the Company may record impairment on non-current assets.

IV.	Notes Regarding Non-consolidated Balance Sheet
1.	Assets provided as collateral and obligations relating to collateral
(1)	Assets provided as collateral
Buildings:	2,161 million yen
Structures:	25 million yen
Machinery and equipment:	0 million yen
Land:	99 million yen
Investment securities:	6,427 million yen
Total:	8,713 million yen

113

(2)	Obligations relating to collateral
Short-term borrowings:	13,979 million yen
Long-term borrowings to be repaid within one year:	6,400 million yen
Long-term borrowings:	18,900 million yen
Total:	39,279 million yen

2.	Accumulated depreciation of property, plant and equipment

96,111 million yen

3.	Guarantee obligations

The Company guarantees obligations for borrowings, etc. from financial institutions by related companies.

American Mitsuba Corp.	2,120 million yen
(14.0 million USD)
Mitsuba Automotive Systems of Europe Kft.	980 million yen
(6.0 million EUR)
Mitsuba Turkey Otomotiv A.S.	352 million yen
(2.1 million EUR)
Mitsuba Philippines Corp.	953 million yen
(6.2 million USD)
Mitsuba Vietnam Co., Ltd.	736 million yen
(1.6 million USD, etc.)
Mitsuba China (Hong Kong) Ltd.	1,408 million yen
(9.3 million USD)
Mitsuba Ability Corp.	1,737 million yen
Total:	8,289 million yen

4.	Balance of electronically recorded monetary claims

2,511 million yen

5.	Commitment line agreements

The Company has entered into current account overdraft agreements and commitment line agreements with nine banks in order to efficiently procure working capital. The unused loan balance, etc. relating to current account overdraft agreements and commitment line agreements as of the end of the business year under review is as follows.

114

Total of current account overdraft limits and commitment lines:	53,930 million yen
Used loan balance:	31,150 million yen
Difference:	22,779 million yen

6.	Loan covenants

Notes regarding loan covenants are omitted here as they are the same as those stated in sections (1) and (2) in “6. Loan covenants” under “V. Notes Regarding Consolidated Balance Sheet” in the Notes to Consolidated Financial Statements.

7.	Monetary claims and monetary obligations pertaining to related companies

Short-term monetary claims:	29,341 million yen
Short-term monetary obligations:	18,391 million yen
Long-term monetary claims:	635 million yen

V.	Notes Regarding Non-consolidated Statement of Income
1.	Transactions with related companies

Net sales:	81,555 million yen
Purchases:	83,065 million yen
Non-operating transactions:	10,757 million yen

VI.	Notes Regarding Non-consolidated Statement of Changes in Equity
1.	Number of issued shares as of the end of the business year under review

Common shares:	45,581,809 shares
Class A shares (Note):	10,000 shares
Class C shares (Note):	5,000 shares

Note:	At the Board of Directors meeting held on May 10, 2024, the Company resolved to acquire and retire 10,000 Class A shares and 5,000 Class C shares on June 28, 2024.

2.	Number of treasury shares as of the end of the business year under review

Common shares:	826,041 shares

115

VII.	Notes Regarding Tax Effect Accounting

Breakdown of deferred tax assets and deferred tax liabilities by main factors for occurrence thereof

Deferred tax assets
Provision for bonuses	677 million yen
Mutual aid association assets	113 million yen
Accrued business taxes	162 million yen
Provision for product warranties	229 million yen
Foreign tax credits carried forward	2,148 million yen
Deficits carried forward	14,113 million yen
Loss on valuation of shares of subsidiaries	1,355 million yen
Provision for business restructuring	152 million yen
Other	1,405 million yen
Subtotal of deferred tax assets	20,358 million yen
Valuation allowance relating to deficits carried forward under tax treatment	(13,715 million yen)
Valuation allowance relating to total of future deductible temporary differences, etc.	(4,807 million yen)
Subtotal of valuation allowances	(18,522 million yen)
Total of deferred tax assets	1,836 million yen

Deferred tax liabilities
Prepaid pension expenses	(3,781 million yen)
Valuation difference on available-for-sale securities	(1,813 million yen)
Other	(11 million yen)
Total of deferred tax liabilities	(5,606 million yen)
Net amount of deferred tax assets (liabilities)	(3,769 million yen)

116

VIII.	Notes Regarding Transactions with Related Parties
1.	Subsidiaries and affiliated companies

(Unit: Millions of yen)

Type	Name of company, etc.	Ratio of voting rights, etc. held in (or by) related party	Relationship with related party	Details of transactions	Transaction amount	Accounting items	End of year balance
Subsidiary	Office Advan Inc.	100.0% directly held in related party	Outsourcing, factoring transactions, interlocking directorates	1. Outsourcing	136	Accounts payable - other	3,847
				2. Factoring transactions	23,387
Subsidiary	American Mitsuba Corp.	100.0% directly held in related party	Manufacture and sale of electronic auto parts	3. Sales of the Company’s products and parts	23,221	Accounts receivable	3,428
				4. Purchases of parts	173	Accounts payable	16

Note:	Transaction terms, policy for determining transaction terms, etc.
1.	Outsourcing fees are determined in the same way as terms for general transactions taking into account the service costs of Office Advan Inc.
2.	The Company has entered into a tri-party basic agreement with its supplier and Office Advan Inc. under which it settles payments using factoring.
3.	Terms for the sale of the Company’s products and parts are determined in the same way as terms for general transactions taking into account the Company’s production costs.

117

2.	Officers and major individual shareholders, etc.

(Unit: Millions of yen)

Type	Name of company, etc.	Ratio of voting rights, etc. held in (or by) related party	Relationship with related party	Details of transactions	Transaction amount	Accounting items	End of year balance
Companies, etc. in which an officer or close relative holds a majority of voting rights	Toei Auto Service Inc.	0.5% directly held by related party	Automobile overhauling	1. Automobile overhauling	Paid: 12	Accounts payable - other	0
					Received: 1
	Sunfield Industry Inc.	3.5% directly held by related party	Real estate leasing and management, interlocking directorates	2. Real estate leasing	Paid: 79	Prepaid expenses	5
					Received: 10
	Park Inn Hotels Co., Ltd.	0.5% directly held by related party	Real estate leasing, hotel business	3. Lodging fees, real estate rent	Paid: 53	Prepaid expenses Accounts payable - other	4

Note:	Transaction terms, policy for determining transaction terms, etc.
1.	Terms for automobile overhauling are determined in the same way as terms for general transactions taking into account market prices.
2.	Leased real estate is used as employee welfare facilities, and the rent is based on the rent of nearby properties.
3.	Hotel lodging fees are the same as in general transactions. The rent for real estate used as employee welfare facilities is based on the rent of nearby properties.

IX.	Notes Regarding Per-Share Information

Net assets per share:	775.27 yen
Basic earnings per share:	272.74 yen

X.	Notes Regarding Significant Subsequent Events

Changes in Consolidated Subsidiary (Share Transfer)

At the Board of Directors meeting held on March 14, 2024, the Company resolved to transfer all the shares of MITSUBA LOGISTICS Corporation held by the Company to NIKKON Holdings Co., Ltd., and it transferred those shares on April 1, 2024.

The Company will record 1,783 million yen in “Loss on sale of shares of subsidiary” in its non-consolidated financial results for the fiscal year ending March 2025.

For details, please refer to “Changes in Consolidated Subsidiary (Share Transfer)” in section “X. Notes Regarding Significant Subsequent Events” in the Notes to Consolidated Financial Statements.

118

Acquisition and Retirement of Existing Class Shares, Issuance of Class Shares through Third-Party Allotment, Reduction of Share Capital and Capital Reserve, and Refinancing of Current Borrowings by Syndicated Loans

At the Board of Directors meeting held on May 10, 2024, the Company resolved: to acquire Class A shares and Class C shares (collectively, the “Existing Class Shares”) held by Japan Industrial Solutions Fund II (the “JIS Fund”) and retire the Existing Class Shares on the condition that such acquisition is conducted (collectively, the “Acquisition and Retirement of Existing Class Shares”); to enter into a subscription agreement (the “Subscription Agreement”) with the Development Bank of Japan Inc. and The Bank of Yokohama, Ltd. (these banks are collectively referred to as the “Prospective Allottees,” and each of them is individually referred to as a “Prospective Allottee”) and issue Class D shares worth 10 billion yen in total to the Prospective Allottees through a third-party allotment (the “Capital Increase through Third-Party Allotment”); to reduce share capital and capital reserve, effective June 28, 2024, on the condition that payments for Class D shares are made (the “Reduction in Share Capital”); and to refinance its existing loans by entering into a loan agreement and other relevant agreements with financial institutions for which The Bank of Yokohama acts as lead arranger (the “Syndicated Loan Agreements”) and obtaining a syndicated loan worth 50,146,200,000 yen in total in accordance with the Syndicated Loan Agreements.

For details, please refer to “Acquisition and Retirement of Existing Class Shares, Issuance of Class Shares through Third-Party Allotment, Reduction of Share Capital and Capital Reserve, and Refinancing of Current Borrowings by Syndicated Loans” in section “X. Notes Regarding Significant Subsequent Events” in the Notes to Consolidated Financial Statements.

119